Form 10KSB, Exhibit 13
period 2004-12-31
CAROLINA NATIONAL CORP
filed 2005-03-30
CIK 1157648

EXHIBIT 13



















                          CAROLINA NATIONAL CORPORATION
                            Portions of Registrant's
                              2004 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2004 Form 10-KSB

                          CAROLINA NATIONAL CORPORATION

                           Forward Looking Statements

This report contains "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." You can identify these forward-looking statements through our use of words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "project," "continue," "plan," or other similar words. Forward-looking statements include, but are not limited to, statements regarding our future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that we are a new company with limited operating history. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

     o    our growth and our ability to maintain growth;

     o governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     o the effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities;

     o the effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone and computer and/or the Internet;

     o failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral securing loans; and

     o loss of consumer confidence and economic disruptions resulting from terrorist activities.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this report might not occur.

                      Management's Discussion and Analysis
                              or Plan of Operation

                              Basis of Presentation

The following discussion should be read in conjunction with the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Annual Report. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the other financial data included elsewhere in this Annual Report.

                                     General

Carolina National Corporation (the Company) is a bank holding company headquartered in Columbia, South Carolina. Its subsidiary, Carolina National Bank and Trust Company (the Bank), opened for business on July 15, 2002. The principal business activity of the Bank is to provide banking services to domestic markets, principally in the Columbia, South Carolina metropolitan area. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                               General - continued

The Company completed an initial public offering of its common stock in which it sold a total of 1,159,021 shares at $10.00 per share, and a second offering of its common stock in which it sold an additional 133,282 shares at $10.00 per share in 2002. Prior to the initial public offering, the Company sold a total of 135,000 shares at $10.00 per share to its directors and an organizer of the Bank. Proceeds of the three offerings were used to pay organizational costs and provide the initial capital for the Bank.

                              Results of Operations

Year ended December 31, 2004, compared with year ended December 31, 2003

Net interest income increased $1,545,125, or 131.57% in 2004 from $1,174,389 in 2003. The increase in net interest income was due primarily to an increase in average earning assets, which increased $40,545,000, or 98.92%, due to continued growth in the loan portfolio during this second full year of operations. The primary component of interest income was interest on loans, including fees, of $3,764,903.

The Company's net interest spread and net interest margin were 2.89% and 3.34%, respectively, in 2004 compared to 2.18% and 2.86%, respectively, in 2003. The increase in net interest spread was primarily the result of a higher interest rate environment. Yields on all earning assets increased in 2004. Yields on average earning assets increased from 4.11% in 2003 to 4.82% in 2004. Yields on average interest-bearing liabilities were 1.93% for 2004 and 2003.

The provision for loan losses was $505,607 in 2004 compared to $675,660 in 2003. The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income decreased $31,651, or 10.39%, to $272,876 in 2004 from $304,527 in 2003. The decrease is primarily attributable to a decrease in residential mortgage origination fees, which decreased $131,997, or 57.02%, to $99,502 for the year ended December 31, 2004 due to decreased mortgage loan demand in a rising interest rate environment. Service charges on deposit accounts increased by $82,855 or 165.14% to $133,028 for the year ended December 31, 2004, when compared to 2003 as a result of increased deposit account volume.

Noninterest expense increased $517,642, or 19.68%, to $3,148,184 in 2004 from $2,630,542 in 2003. Noninterest expenses increased in all categories as a result of our continued growth during the second full year of operations. Salaries and employee benefits increased $265,605 to $1,752,657 for the year ended December 31, 2004. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. The Company's efficiency ratio was 105.2% in 2004 compared to 177.9% in 2003. The efficiency ratio is defined as noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

Net loss was $432,770 in 2004 compared to a net loss of $1,211,112 in 2003. The decline in net loss reflects our continued growth, as average earning assets increased from $40,987,000 for the year ended December 31, 2003 to $81,532,000 for the year ended December 31, 2004. Return on average assets during 2004 was 4.82% compared to 4.11% during 2003. Net loss is after the recognition of an income tax benefit of $228,631 and $616,174 for the years 2004 and 2003, respectively. The income tax benefit was based on an effective tax rate of 34%.

                               Net Interest Income

General. The largest component of the Company's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents the Company's net interest margin.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

Average Balances, Income and Expenses, and Rates and Yields. The following tables set forth, for the period indicated, information related to the Company's average balance sheet and its income and yields on average earning assets and average costs and rates of liabilities. Such yields and rates are derived by dividing income or expense by the average balance of the corresponding assets or liabilities and are then annualized. Average balances have been derived from the daily balances throughout the periods indicated.

                                                               For the year ended                       For the year ended
                                                                December 31, 2004                        December 31, 2003
                                                                -----------------                        -----------------
                                                         Average    Income/      Yield/       Average      Income/        Yield/
(Dollars in thousands)                                   Balance    Expense        Rate       Balance      Expense          Rate
                                                         -------    -------        ----       -------      -------          ----
Assets:
   Earning Assets:
     Loans (1) ....................................    $ 71,713     $ 3,765         5.25%       $ 30,412     $ 1,538       5.06%
     Securities, taxable ..........................       2,782          56         2.01           4,294          78       1.82
     Federal funds sold and other .................       7,037         105         1.49           6,281          69       1.10
                                                       --------     -------                     --------     -------
       Total earning assets .......................      81,532       3,926         4.82          40,987       1,685       4.11
                                                       --------     -------                     --------     -------
   Cash and due from banks ........................       1,669                                      982
   Premises and equipment .........................         625                                      533
   Other assets ...................................       1,746                                    1,131
   Allowance for loan losses ......................      (1,056)                                    (436)
                                                       --------                                 --------
       Total assets ...............................    $ 84,516                                 $ 43,197
                                                       ========                                 ========
Liabilities:
   Interest-Bearing Liabilities:
     Interest-bearing
       transaction accounts .......................    $  5,202     $     9         0.17        $  3,887     $    10       0.26
     Savings deposits .............................      22,906         380         1.66           9,589         133       1.39
     Time deposits ................................      34,512         817         2.37          12,953         367       2.83
     Federal funds purchased ......................           7          -           -                54           1       1.85
                                                       --------     -------                     --------     -------
       Total interest-bearing liabilities .........      62,627       1,206         1.93          26,483         511       1.93
                                                       --------     -------                     --------     -------
   Demand deposits ................................      10,551                                    4,719
   Accrued interest and other liabilities .........         461                                      113
   Shareholders' equity ...........................      10,877                                   11,882
                                                       --------                                 --------
       Total liabilities and
          shareholders' equity ....................    $ 84,516                                 $ 43,197
                                                       ========                                 ========
Net interest spread ...............................                                 2.89%                                  2.18%
                                                                                   =====                                   ====
Net interest income ...............................                $ 2,720                                   $ 1,174
                                                                   =======                                   =======
Net interest margin ...............................                                 3.34%                                  2.86%
                                                                                   =====                                   ====

-----------------

(1) There were no loans in nonaccrual status in 2004 or 2003. The effect of fees amortized on loans in 2004 totaling $133,701 increased the annualized yield on loans by .19% from 5.06%. The effect on the annualized yield on earning assets in 2004 was an increase of .17% from 4.65%. The effect on net interest spread and net interest margin in 2004 was an increase of .17% and .17% from 2.72% and 3.17%, respectively.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table reflects the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate/volume (change in rate multiplied by the change in volume) is provided as follows:

                                                                                          2004 compared to 2003
                                                                                          ---------------------
                                                                                     Due to increase (decrease) in
(Dollars in thousands)                                              Volume (1)         Rate (1)        Volume/Rate           Total
                                                                    ----------         --------        -----------           -----
Interest income:
   Loans ...............................................           $ 2,089            $    59            $    79            $ 2,227
   Securities, taxable .................................               (27)                 8                 (3)               (22)
   Federal funds sold and other ........................                 8                 24                  3                 35
                                                                   -------            -------            -------            -------
     Total interest income .............................             2,070                 91                 79              2,240
                                                                   -------            -------            -------            -------
Interest expense:
   Interest-bearing deposits ...........................               798                (38)               (65)               695
   Short-term borrowings ...............................                 -                  -                  -                  -
                                                                   -------            -------            -------            -------
     Total interest expense ............................               798                (38)               (65)               695
                                                                   -------            -------            -------            -------
       Net interest income .............................           $ 1,272            $   129            $   144            $ 1,545
                                                                   =======            =======            =======            =======

(1)Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap", which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

The following table sets forth the Company's interest rate sensitivity at December 31, 2004.

Interest Sensitivity Analysis

                                                                         After Three                      Greater
                                                            Within         Through           One            Than
                                                             Three         Twelve          Through          Five
  (Dollars in thousands)                                    Months         Months         Five Years        Years            Total
                                                            ------         ------         ----------        -----            -----
Assets
Earning Assets:
   Federal funds sold .............................       $  1,767        $      -        $       -         $     -        $  1,767
   Loans ..........................................         58,077           1,600           29,557           1,281          90,515
   Investment securities ..........................              -               -            2,969             393           3,362
                                                          --------        --------         --------        --------        --------
     Total earning assets .........................         59,844           1,600           32,526           1,674          95,644
                                                          --------        --------         --------        --------        --------
Liabilities
Interest-bearing liabilities:
   Interest-bearing deposits:
     Demand deposits ..............................          6,047               -                -               -           6,047
     Savings deposits .............................         24,763               -                -               -          24,763
     Time deposits ................................         13,181          21,181           10,547               -          44,909
     Note payable .................................              -               -              900               -             900
                                                          --------        --------         --------        --------        --------
       Total interest-bearing liabilities .........         43,991          21,181           11,447               -          76,619
                                                          --------        --------         --------        --------        --------
Period gap ........................................       $ 15,853        $(19,581)        $ 21,079          $1,674        $ 19,025
                                                          ========        ========         ========        ========        ========
Cumulative gap ....................................       $ 15,853        $ (3,728)        $ 17,351         $19,025        $ 19,025
                                                          ========        ========         ========        ========        ========
Ratio of cumulative gap
  to total earning assets .........................           16.6%           (3.9)%           18.1%           19.9%           19.9%

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. The note payable is reflected at its contractual maturity date.


The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is cumulatively asset sensitive over all periods. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                     Provision and Allowance for Loan Losses

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management was to initially fund the allowance for loan losses at approximately 1.50% of total loans outstanding based upon the prior experience of management and other new banks to provide for a risk of loss inherent in the loan portfolio until a history was established.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the estimated losses inherent in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

The Company's allowance for loan losses is based upon judgments and assumptions about risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquencies, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent losses in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

The following table sets forth certain information with respect to the Company's allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2004 and 2003.

                            Allowance for Loan Losses

  (Dollars in thousands)                                                                                2004                  2003
                                                                                                        ----                  ----
Total loans outstanding at end of period ...............................................              $90,515               $55,030
                                                                                                      =======               =======
Average loans outstanding ..............................................................              $71,713               $30,412
                                                                                                      =======               =======
Balance of allowance for loan losses at beginning of year ..............................              $   827               $   152
Net loan losses ........................................................................                    -                     1
Provision for loan losses ..............................................................                  505                   676
                                                                                                      -------               -------
Balance of allowance for loan losses at end of year ....................................              $ 1,332               $   827
                                                                                                      =======               =======
Allowance for loan losses to period end loans ..........................................                 1.47%                 1.50%

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                              Nonperforming Assets

Nonperforming Assets. There were no nonaccrual loans, loans past due 90 days or more and still accruing interest, or restructured loans at December 31, 2004 or 2003.

The Company's policy with respect to nonperforming assets is as follows. Accrual of interest generally will be discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan will generally be placed in nonaccrual status when it becomes 90 days or more past due unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid will be reversed and deducted from current earnings as a reduction of reported interest income. No additional interest will be accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings.

Potential Problem Loans. Potential problem loans are loans that are not included in impaired loans (nonaccrual loans or loans past due 90 days or more and still accruing), but about which management has become aware of information about possible credit problems of the borrowers that causes doubt about their ability to comply with current repayment terms. At December 31, 2004, the Company had not identified any criticized or classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses.

                         Noninterest Income and Expense

Noninterest Income. The largest component of noninterest income was service charges on deposit accounts, which totaled $133,028 for the year ended December 31, 2004 and $50,173 for the year ended December 31, 2003. The increase in service charges on deposit accounts is due to an increase in the volume of deposits in 2003. Residential mortgage origination fees decreased from $231,499 for the year ended December 31, 2003 to $99,502 for the year ended December 31, 2004. The decrease was due to fewer mortgage refinancings in the rising interest rate environment.

The following table sets forth the principal components of noninterest income for the year ended December 31, 2004 and 2003.

  (Dollars in thousands)                                       2004       2003
                                                               ----       ----

Residential mortgage origination fees ................         $100       $232
Service charges on deposit accounts ..................          133         50
Other income .........................................           40         23
                                                               ----       ----
   Total noninterest income ..........................         $273       $305
                                                               ====       ====

Noninterest Expense. Salaries and employee benefits comprised the largest component of noninterest expense which totaled $1,752,657 and $1,487,052 for the years ended December 31, 2004 and 2003, respectively. Salaries and employee benefits increased as a result of new employees hired to assist with the growth of the Company in addition to pay raises for existing employees. Net occupancy and furniture and equipment expenses increased by $32,572 and $25,774, respectively, as a result of the new drive-through facility and overall growth of the Company. Other operating expenses totaled $992,631 and $798,940 for the years ended December 31, 2004 and 2003, respectively. Data processing and related fees comprise one of the largest components of other operating expenses. These fees increased from $161,533 for the year ended December 31, 2003 to $226,311 for the year ended December 31, 2004. This increase was directly related to the increase in the volume of accounts over the two periods.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                   Noninterest Income and Expense - continued

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2004 and 2003.

  (Dollars in thousands)                                    2004          2003
                                                            ----          ----
  Salaries and employee benefits .....................     $1,753       $1,487
  Net occupancy expense ..............................        256          224
  Advertising and marketing expense ..................         70          105
  Office supplies, forms, and stationery .............         34           43
  Data processing ....................................        226          162
  Professional fees ..................................        199          140
  Furniture and equipment expense ....................        147          121
  Telephone ..........................................         34           29
  Loan closing expenses ..............................         55           64
  Postage ............................................         13           14
  Other ..............................................        361          242
                                                           ------       ------
Total noninterest expense ............................     $3,148       $2,631
                                                           ======       ======

                                 Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Loans also entail greater credit and liquidity risks than most of the Company's investment securities and short-term investments, which management attempts to control and counterbalance. Loans averaged $71,713,000 in 2004 and $30,411,722 in 2003. At December 31, 2004
and 2003, total loans were $90,515,050 and $55,030,473, respectively.

The following table sets forth the composition of the loan portfolio by category at December 31, 2004 and 2003 and highlights the Company's general emphasis on mortgage lending.

Composition of Loan Portfolio

  December 31,                                                 2004                          2003
                                                               ----                          ----
                                                                    Percent of                     Percent of
  (Dollars in thousands)                               Amount          Total           Amount         Total
                                                       ------          -----           ------         -----
  Commercial and industrial ......................   $  11,490         12.69%        $   9,680         17.59%
  Real estate:
    Mortgage-residential .........................      32,241         35.62            28,368         51.55
    Mortgage-nonresidential ......................      43,862         48.46            15,252         27.72
  Consumer .......................................       2,922          3.23             1,730          3.14
                                                     ---------        ------         ---------        ------
      Total loans ................................      90,515        100.00%           55,030        100.00%
                                                                      ======                          ======
  Allowance for loan losses ......................       1,332                             827
                                                     ---------                       ---------
      Net loans ..................................   $  89,183                       $  54,203
                                                     =========                       =========

The largest component of loans in the Company's loan portfolio is real estate mortgage loans. At December 31, 2004, real estate mortgage loans totaled $76.1 million and represented 84.1% of the total loan portfolio. At December 31, 2003 real estate mortgage loans totaled $43.6 million and represented 79.27% of the total loan portfolio.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                           Earning Assets - continued

In the context of this discussion, a "real estate mortgage loan" is defined as any loan secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Company's market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio.

Residential mortgage loans totaled $32.2 and $28.4 million at December 31, 2004 and 2003, respectively. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $43.9 and $15.3 million at December 31, 2004 and 2003, respectively. The demand for residential and commercial real estate loans in the Columbia market has increased due to the low interest rate environment.

Commercial and industrial loans totaled $11.5 and $9.7 million at December 31, 2004 and 2003, respectively, and comprised 12.69% and 17.59%, respectively, of the total portfolio.

At December 31, 2004, consumer loans totaled $2.9 million and represented 3.23% of the total loan portfolio. Consumer loans totaled $1.7 million at December 31, 2003 and represented 3.14% of the total loan portfolio.

The Company's loan portfolio reflects the diversity of its market. The Company's offices are located in the Columbia, South Carolina area. The economy of the Columbia metropolitan area is significantly influenced by offices of state and federal government, a major state university, and a United States Army base and training center as well as numerous small and mid-sized businesses. Management expects the area to remain stable with continued growth in the near future. The diversity of the economy creates opportunities for all types of lending. The Company does not engage in foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2004.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                             Over One
                                                                               Year
  December 31, 2004                                       One Year            Through             Over
  (Dollars in thousands)                                  or Less           Five Years         Five Years             Total
                                                       -----------         -----------        -----------        -----------
  Commercial and industrial ........................   $     4,956         $     4,680        $     1,854        $    11,490
  Real estate ......................................         3,181              52,456             20,466             76,103
  Consumer and other ...............................           720               2,015                187              2,922
                                                       -----------         -----------        -----------        -----------
                                                       $     8,857         $    59,151        $    22,507        $    90,515
                                                       ===========         ===========        ===========        ===========

  Loans maturing after one year with: ..............
     Fixed interest rates ..........................                                                             $    32,598
     Floating interest rates .......................                                                                  49,060
                                                                                                                 -----------
                                                                                                                 $    81,658
                                                                                                                 ===========

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                           Earning Assets - continued

Investment Securities. The investment securities portfolio is also a component of the Company's total earning assets. Total securities averaged $3,226,233 in 2004 and $3,988,338 in 2003. At December 31, 2004 and 2003, the total securities portfolio was $3,361,463 and $3,617,631, respectively. All marketable equity securities were designated as available for sale in 2004 and as held to maturity in 2003 and were recorded at their cost. Nonmarketable securities which totaled $392,400 and $315,500 at December 31, 2004 and 2003, respectively, were recorded at cost.

The following table sets forth the fair value of the securities held by the Company at December 31, 2004 and 2003.

Fair Value of Securities
  December 31,                                              2004            2003
                                                            ----            ----
  (Dollars in thousands)
U.S. government agencies .........................         $2,969         $3,306
Nonmarketable equity securities ..................            392            316
                                                           ------         ------
   Total investment securities ...................         $3,361         $3,622
                                                           ======         ======

The following table sets forth the scheduled maturities and average yields of securities available for sale at December 31, 2004.

Investment Securities Maturity Distribution and Yields

  December 31, 2004                                          One to Five Years
                                                             -----------------
  (Dollars in thousands)                                  Amount           Yield
                                                          ------           -----
U.S. government agencies ......................           $2,969           2.00%
                                                          ======           ====

Nonmarketable equity securities totaled $392,400 and $315,500 and had a yield of 4.68% and 5.59% at December 31, 2004 and 2003, respectively.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "---Net Interest Income--- Interest Sensitivity."

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $6,593,134 in 2004 and $6,281,072 in 2003. At December 31, 2004, there were $1,767,000 in short-term investments. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

                 Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities totaled $62,627,000 in 2004 and $26,482,836 in 2003.

Deposits. Average total deposits totaled $73,171,000 during 2004 and $31,148,323 in 2003. At December 31, 2004 and 2003, total deposits were $86,093,924 and $50,645,656, respectively.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                              Deposits - continued

The following table sets forth the deposits of the Company by category as of December 31, 2004 and 2003.

Deposits

  December 31,                                                              2004                              2003
                                                                            ----                              ----
                                                                                Percent of                         Percent of
  (Dollars in thousands)                                           Amount        Deposits             Amount        Deposits
                                                                   ------        --------             ------        --------
Demand deposit accounts ..............................            $10,375           12%               $7,498           15%
NOW accounts .........................................              6,047            7                 4,829           10
Savings accounts .....................................             24,763           29                18,100           36
Time deposits less than $100 .........................             18,008           21                13,428           26
Time deposits of $100 or over ........................             26,901           31                 6,791           13
                                                                  -------         ----               -------         ----
   Total deposits ....................................            $86,094          100%              $50,646          100%
                                                                  =======         ====               =======         ====

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $59,334,614 at December 31, 2004 and $43,855,091 at December 31, 2003.

Deposits, and particularly core deposits, have been a primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 105% at December 31, 2004 and 109% at December 31, 2003. The maturity distribution of the Company's time deposits over $100,000 at December 31, 2004, is set forth in the following table:

Maturities of Certificates of Deposit of $100,000 or More

                                                                                         After Six
                                                                      After Three          Through           After
                                                   Within Three       Through Six           Twelve          Twelve
  (Dollars in thousands)                               Months             Months            Months          Months            Total
                                                   -----------        -----------      ------------       ---------      -----------
  Certificates of deposit of $100 or more ......   $     9,640        $     2,811      $      9,008       $   5,442      $    26,901

Approximately 36% of the Company's time deposits over $100,000 had scheduled maturities within three months, and 80% had maturities within twelve months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Note Payable. The Company executed a line of credit with Bank One in 2004 that allows the Company to borrow up to $7 million if certain covenants are met. (See
Note 7 to the Consolidated Financial Statements) At December 31, 2004, the line had a balance of $900,000 and a weighted average interest rate of 5.16%. The average balance of this note payable for 2004 was $9,863. The maximum amount of this note payable at any month end was $900,000 in 2004 and the weighted average interest rate was 5.16%. Proceeds from the line are being used to provide additional capital to the Bank.

                                     Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Bank's financial position. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                               Capital - continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Bank's Tier 2 capital consists of the allowance for loan losses and subordinated debt subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 capital and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

The Bank exceeded regulatory capital requirements at December 31, 2004 and 2003 as set forth in the following table.

Analysis of Capital and Capital Ratios

  December 31,                                             2004           2003
                                                           ----           ----
(Dollars in thousands)
Tier 1 capital ...................................        $6,558         $7,314
Tier 2 capital ...................................         3,061            705
                                                         -------        -------
   Total qualifying capital ......................        $9,619         $8,019
                                                         =======        =======

Risk-adjusted total assets (including
  off-balance-sheet exposures) ...................       $95,332        $56,310
                                                         =======        =======

Tier 1 risk-based capital ratio ..................          7.07%         12.99%
Total risk-based capital ratio ...................         10.37%         14.24%
Tier 1 leverage ratio ............................          6.88%         14.33%

In order to continue to grow, the Bank will need to increase its capital in the near future. We have arranged a credit facility with another bank which will allow us to borrow up to $7 million, subject to a number of conditions, which we may use to increase the capital of the Bank. (See Note 7 to our Consolidated Financial Statements) At December 31, 2004, we had borrowed $900,000 on this line of credit which was added to the Bank's capital in the form of subordinated debt. We may also use other means, such as the sale of stock, to raise funds with which to increase the Bank's capital.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                             Off-Balance Sheet Risk

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank's customers at predetermined interest rates for a specified period of time. At December 31, 2004, the Bank had issued commitments to extend credit of $23,518,305 through various types of commercial lending arrangements. Approximately $19,886,905 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit at December 31, 2004.

                                                             After One     After Three
                                                              Through        Through
                                            Within One         Three          Twelve        Within     Greater Than
                                               Month          Months          Months       One Year       One Year           Total
                                               -----          ------          ------       --------       --------           -----
Unused commitments
   to extend credit .....................  $   314,762    $   829,931     $ 3,664,058    $ 4,808,751  $  18,099,554  $   22,908,305
Standby letters of credit ...............       20,000         10,000         580,000        610,000             -          610,000
                                           -----------    -----------     -----------    -----------  -------------  --------------
                                           $   334,762    $   839,931     $ 4,244,058    $ 5,418,751  $  18,099,554  $   23,518,305
                                           ===========    ===========     ===========    ===========  =============  ==============

The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

                           Return on Equity and Assets

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average daily equity), and equity to assets ratio (average daily equity divided by average total assets) for the period indicated. Since its inception, the Company has not paid cash dividends.

                                                         2004            2003
                                                         ----            ----
     Return on average assets .......................   (.051%)         (2.81%)
     Return on average equity .......................   (3.98%)        (10.19%)
     Equity to assets ratio .........................   12.87%          27.51%

                          Critical Accounting Policies

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Its significant accounting policies are described in the notes to the consolidated financial statements at December 31, 2004, included in this Annual Report to Shareholders, and filed with the Company's Annual Report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions which have a material impact on the carrying value of certain assets and liabilities. These accounting policies are considered to be critical accounting policies. The judgments and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and results of operations.

Management believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of the consolidated financial statements. Refer to the portion of this discussion that addresses the allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                              Liquidity Management

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a Company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is relatively predictable and subject to control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. The Company also has the ability to obtain funds from various financial institutions should the need arise.

                               Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Bank are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Bank's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Carolina National Corporation
Columbia, South Carolina


We have  audited  the  accompanying  consolidated  balance  sheets  of  Carolina
National Corporation as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carolina National Corporation, as of December 31, 2004 and 2003 and the results of its operations and cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                s/Elliott Davis, LLC
Elliott Davis, LLC
Columbia, South Carolina
February 18, 2005

                          CAROLINA NATIONAL CORPORATION

                           Consolidated Balance Sheets

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                    2004                  2003
                                                                                                    ----                  ----
Assets:
  Cash and cash equivalents:
    Cash and due from banks ........................................................           $  1,614,863            $  2,459,441
    Federal funds sold .............................................................              1,767,000                       -
                                                                                               ------------            ------------
        Total cash and cash equivalents ............................................              3,381,863               2,459,441
                                                                                               ------------            ------------
  Investment securities:
    Securities available for sale ..................................................              2,969,063                       -
    Securities held to maturity (fair value of $3,306,188
      at December 31, 2003) ........................................................                      -               3,302,131
    Nonmarketable equity securities ................................................                392,400                 315,500
                                                                                               ------------            ------------
        Total investment securities ................................................              3,361,463               3,617,631
                                                                                               ------------            ------------
  Loans receivable .................................................................             90,515,050              55,030,473
    Less allowance for loan losses .................................................              1,332,200                 826,593
                                                                                               ------------            ------------
        Loans, net .................................................................             89,182,850              54,203,880
                                                                                               ------------            ------------
  Premises, furniture and equipment, net ...........................................                710,511                 497,442
  Accrued interest receivable ......................................................                372,527                 217,064
  Deferred tax asset ...............................................................              1,581,010               1,341,864
  Other assets .....................................................................                126,113                 571,863
                                                                                               ------------            ------------
        Total assets ...............................................................            $98,716,337             $62,909,185
                                                                                               ============            ============
Liabilities:
  Deposits:
    Noninterest-bearing transaction accounts .......................................            $10,374,841              $7,498,008
    Interest-bearing transaction accounts ..........................................              6,046,689               4,829,484
    Savings and money market .......................................................             24,762,926              18,099,415
    Time deposits $100,000 and over ................................................             26,901,355               6,790,565
    Other time deposits ............................................................             18,008,113              13,428,184
                                                                                               ------------            ------------
        Total deposits .............................................................             86,093,924              50,645,656
  Federal funds purchased ..........................................................                      -                 533,000
  Note payable .....................................................................                900,000                       -
  Accrued interest payable .........................................................                289,089                  97,181
  Other liabilities ................................................................                508,210                 250,583
                                                                                               ------------            ------------
        Total liabilities ..........................................................             87,791,223              51,526,420
                                                                                               ------------            ------------
Commitments and contingencies (Notes 10 and 12)
Shareholders' equity:
  Preferred stock, 10,000,000 shares authorized, none issued .......................                      -                       -
  Common stock, no par value, 20,000,000 shares authorized;
    1,427,303 shares issued ........................................................             13,994,796              13,994,796
  Retained deficit .................................................................             (3,044,801)             (2,612,031)
  Accumulated other comprehensive loss .............................................                (24,881)                      -
                                                                                               ------------            ------------
        Total shareholders' equity .................................................             10,925,114              11,382,765
                                                                                               ------------            ------------
        Total liabilities and shareholders' equity .................................            $98,716,337             $62,909,185
                                                                                               ============            ============

The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

                      Consolidated Statements of Operations
                 For the years ended December 31, 2004 and 2003


                                                                                                  2004                     2003
                                                                                                  ----                     ----
Interest income:
  Loans, including fees ........................................................              $ 3,764,903               $ 1,538,196
  Investment securities:
     Taxable ...................................................................                   55,706                    61,469
     Nonmarketable equity securities ...........................................                   20,777                    17,078
  Federal funds sold ...........................................................                   84,337                    68,845
                                                                                              -----------               -----------
        Total ..................................................................                3,925,723                 1,685,588
                                                                                              -----------               -----------
Interest expense:
  Time deposits $100,000 and over ..............................................                  223,513                   131,289
  Other deposits ...............................................................                  982,055                   379,118
  Federal funds purchased ......................................................                      129                       792
  Note payable .................................................................                      512                         -
                                                                                              -----------               -----------
        Total ..................................................................                1,206,209                   511,199
                                                                                              -----------               -----------
Net interest income ............................................................                2,719,514                 1,174,389
Provision for loan losses ......................................................                  505,607                   675,660
                                                                                              -----------               -----------
Net interest income after provision for loan losses ............................                2,213,907                   498,729
                                                                                              -----------               -----------
Noninterest income:
  Service charges on deposit accounts ..........................................                  133,028                    50,173
  Residential mortgage origination fees ........................................                   99,502                   231,499
  Other ........................................................................                   40,346                    22,855
                                                                                              -----------               -----------
     Total noninterest income ..................................................                  272,876                   304,527
                                                                                              -----------               -----------
Noninterest expenses:
  Salaries and employee benefits ...............................................                1,752,657                 1,487,052
  Net occupancy ................................................................                  256,306                   223,734
  Furniture and equipment ......................................................                  146,590                   120,816
  Other operating ..............................................................                  992,631                   798,940
                                                                                              -----------               -----------
     Total noninterest expense .................................................                3,148,184                 2,630,542
                                                                                              -----------               -----------
Loss before income taxes .......................................................                 (661,401)               (1,827,286)
Income tax benefit .............................................................                 (228,631)                 (616,174)
                                                                                              -----------               -----------
Net loss .......................................................................              $  (432,770)              $(1,211,112)
                                                                                              ===========               ===========
Earnings per share
Basic loss per share ...........................................................              $      (.30)              $     (0.85)
                                                                                              ===========               ===========
Average shares outstanding .....................................................              $ 1,427,303               $ 1,427,303
                                                                                              ===========               ===========

The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

               Consolidated Statements of Changes in Shareholders'
                          Equity and Comprehensive Loss
                 For the years ended December 31, 2004 and 2003


                                                                                                      Accumulated
                                                                                                         Other
                                                        Common Stock                                    Compre-
                                                        ------------               Retained             hensive
                                                  Shares           Amount           Deficit               Loss             Total
                                                  ------           ------           -------               ----             -----
Balance, December 31, 2002 ............         1,427,303       $13,994,796       $(1,400,919)         $       -        $12,593,877

Net loss ..............................                 -                 -        (1,211,112)                 -         (1,211,112)
                                                ---------       -----------       -----------           --------        -----------

Balance, December 31, 2003 ............         1,427,303        13,994,796        (2,612,031)                 -         11,382,765

  Net loss ............................                 -                 -          (432,770)                 -           (432,770)
  Other comprehensive loss,
    net of  tax benefit ...............                 -                 -                 -            (24,881)           (24,881)
                                                ---------       -----------       -----------           --------        -----------

Balance, December 31, 2004 ............         1,427,303       $13,994,796       $(3,044,801)          $(24,881)       $10,925,114
                                                =========       ===========       ===========           ========        ===========


























The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

                      Consolidated Statements of Cash Flows
                 For the years ended December 31, 2004 and 2003



                                                                                                    2004                  2003
                                                                                                    ----                  ----
Cash flows from operating activities:
Net loss .........................................................................            $   (432,770)            $ (1,211,112)
Adjustments to reconcile net loss to net cash used by
  operating activities:
     Provision for loan losses ...................................................                 505,607                  675,660
     Depreciation and amortization expense .......................................                 132,759                  109,751
     Discount accretion and premium amortization .................................                   2,131                   70,790
     Deferred income tax benefit .................................................                (233,090)                (616,174)
     Increase in accrued interest receivable .....................................                (155,463)                (114,041)
     Increase in accrued interest payable ........................................                 191,908                   77,289
     Decrease (increase) in other assets .........................................                 445,750                 (502,971)
     Increase in other liabilities ...............................................                 257,627                  199,664
                                                                                              ------------             ------------
        Net cash provided (used) by operating activities .........................                 714,459               (1,311,144)
                                                                                              ------------             ------------
Cash flows from investing activities:
  Purchases of securities available for sale .....................................              (3,000,000)                       -
  Purchases of nonmarketable equity securities ...................................                 (76,900)                 (45,000)
  Calls or maturities of securities held to maturity .............................               3,300,000                2,000,000
  Net increase in loans ..........................................................             (35,484,577)             (44,886,963)
  Purchase of premises, furniture and equipment ..................................                (345,828)                 (92,807)
                                                                                              ------------             ------------
        Net cash used by investing activities ....................................             (35,607,305)             (43,024,770)
                                                                                              ------------             ------------
Cash flows from financing activities:
  Net increase in demand deposits, interest-bearing
     transaction accounts and savings accounts ...................................              10,757,549               21,408,833
  Net increase in certificates of deposit and
     other time deposits .........................................................              24,690,719                9,085,196
  Increase (decrease) in federal funds purchased .................................                (533,000)                 533,000
  Proceeds from notes payable ....................................................                 900,000                        -
                                                                                              ------------             ------------
        Net cash provided by financing activities ................................              35,815,268               31,027,029
                                                                                              ------------             ------------
Net increase (decrease) in cash and cash equivalents .............................                 922,422              (13,308,885)
Cash and cash equivalents, beginning of year .....................................               2,459,441               15,768,326
                                                                                              ------------             ------------
Cash and cash equivalents, end of year ...........................................            $  3,381,863             $  2,459,441
                                                                                              ============             ============

The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Carolina National Corporation (the Company) was incorporated on February 14, 2000, to be a bank holding company for Carolina National Bank & Trust Company (the Bank). Carolina National Bank & Trust Company commenced business on July 15, 2002. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Richland County, South Carolina. The Bank is chartered under the National Bank Act, and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management's Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and valuation of foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Significant Group Concentrations of Credit Risk - Most of the Company's activities are with customers located within the Columbia, South Carolina metropolitan area. The types of securities in which the Company invests are discussed in Note 3. The types of lending in which the Company engages are discussed in Note 4. The Company does not have any significant concentrations to any one industry or customer.

Securities Available-for-Sale - Securities available-for-sale are carried at amortized cost and adjusted to estimated market value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in stockholders' equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Securities Held-to-Maturity - Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount computed by the straight-line method which approximates the interest method. The Company has the ability and management has the intent to hold investment securities to maturity. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security.

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company's investment in the stock of the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta. The stocks have no quoted market value and no ready market exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2004 and 2003, the Company's investment in Federal Home Loan Bank stock was $122,400 and $45,500, respectively. The investment in Federal Reserve Bank stock totaled $270,000 at December 31, 2004 and 2003. Dividends received on these stocks are included as a separate component of interest income.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Loans receivable - Loans are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned. Fees earned on loans are amortized over the life of the loan.

When serious doubt exists as to the collectibility of a loan or when a loan becomes contractually 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected in accordance with the contractual terms. Loans are not considered impaired if a minimal payment delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected. At December 31, 2004, management has determined that the Company had no impaired loans.

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. Management evaluates current and future economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans in determining the estimate of the allowance for loan losses. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries of loans previously charged off are added to the allowance.

Premises, Furniture and Equipment - Premises, furniture and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 40 years and for furniture and equipment of 5 to 10 years.
Leasehold improvements are amortized over the life of the lease. The cost of assets sold or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Residential Loan Origination Fees - The Company offers residential loan origination services to its customers in its immediate market area. The loans are offered on terms and prices offered by the Company's correspondents and are closed in the name of the correspondents. The Company receives fees for services it provides in conjunction with the origination services it provides. The fees are recognized at the time the loans are closed by the Company's correspondent.

Income Taxes - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses, depreciable premises and equipment, and net operating loss carryforwards.

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent. Advertising and public relations costs of $69,505 and $104,548 were included in the Company's results of operations for 2004 and 2003, respectively.

Retirement Benefits - The Company has a 401(k) Plan in place for the benefit of all eligible employees. The Company contributes to the Plan annually upon approval by the Board of Directors. The amount of the contributions made is at the discretion of the Board. Contributions made to the Plan in 2004 and 2003 amounted to $24,706 and $28,554, respectively.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Stock-Based Compensation - The Company has a stock-based employee compensation plan which is further described in Note 14. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. In addition, the Company has outstanding stock warrants which were issued to directors of the Bank in connection with the organization of the Bank as described in Note 13. The following table illustrates the effect on net income (loss) and earnings (losses) per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for both the stock options and stock warrants.

                                                       Year Ended December 31,
                                                       -----------------------
                                                         2004             2003
                                                         ----             ----

Net loss, as reported ..........................    $  (432,770)    $(1,211,112)
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related tax effects ...       (121,991)       (296,988)
                                                    -----------     -----------
Pro forma net loss .............................    $  (554,761)    $(1,508,100)
                                                    ===========     ===========

Loss per share:
  Basic - as reported ..........................    $     (0.30)    $     (0.85)
                                                    ===========     ===========
  Basic - pro forma ............................    $     (0.39)    $     (1.06)
                                                    ===========     ===========

In calculating the pro forma disclosures, the fair value of options and warrants granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2004; dividend yield of 0 percent; expected volatility of 10.61 percent; risk-free interest rate of 4.05 percent; and expected life of 7 years. The Company did not issue any options or warrants during 2003.

Loss Per Share - Basic loss per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Dilutive loss per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate to both outstanding warrants and stock options, and are determined using the treasury stock method. Due to the net loss, the outstanding warrants and stock options are not considered common stock equivalents and therefore, dilutive loss per share is not presented.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income (loss).

The components of other comprehensive loss and related tax effects for the year ended December 31, 2004 are as follows:
                                                                          2004
                                                                          ----
Unrealized holding losses on securities available-for-sale ........    $(30,937)
Reclassification adjustment for losses realized in net income .....           -
                                                                       --------
Net unrealized losses on securities available-for-sale ............     (30,937)
Tax effect ........................................................       6,056
                                                                       --------
Net-of-tax amount .................................................    $(24,881)
                                                                       ========

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Statement of Cash Flows - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Interest paid on deposits and other borrowings totaled $1,014,301 and $433,910 for the years ended December 31, 2004 and 2003, respectively.

Income taxes paid for the years ended December 31, 2004 and 2003 totaled $5,346 and $5,558, respectively.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financials.

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FASB Interpretation ("FIN") No. 45, and amends certain other existing pronouncements. The pronouncement was generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have any impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer's equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

In  December  2004,  the FASB issued SFAS No.  153,  "Exchanges  of  Nonmonetary
Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Accounting Principles Board ("APB") Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have a material impact on the financial condition or operating results of the Company.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued) - In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees and warranties that it has issued. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee. The initial recognition requirements of FIN No. 45 were effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for financial statements for periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company's financial position or results of operations.

In December 2003, the FASB issued FIN No. 46 (revised), "Consolidation of Variable Interest Entities" ("FIN No. 46(R)"), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company's existing variable interest entities in the first reporting period ending after December 15, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have any impact on the Company's financial position or results of operations.

In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position ("FSP"), FSP EITF 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1". The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company's financial position or results of operations.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued) - In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, "Application of Accounting Principles to Loan Commitments", to inform registrants of the Staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have any impact on the Company's financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Risks and Uncertainties - In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different basis, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

Reclassifications   -  Certain  captions  and  amounts  in  the  2003  financial statements were reclassified to conform with the 2004 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required to maintain cash balances with The Bankers Bank to cover all cash letter transactions. At December 31, 2004 and 2003, the requirement was met by the cash balance in the account.

NOTE 3 - INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

                                                                                         Gross Unrealized
                                                                  Amortized              ----------------                 Estimated
                                                                     Cost             Gains              Losses           Fair Value
                                                                     ----             -----              ------           ----------
December 31, 2004
Securities of U.S. government agencies
   and corporations ....................................         $3,000,000         $        -         $   30,937         $2,969,063
                                                                 ==========         ==========         ==========         ==========

The amortized cost and estimated fair values of securities held-to-maturity were:

December 31, 2003
   U.S. government agencies
      and corporations .................................         $  3,302,131       $    4,057         $        -         $3,306,188
                                                                 ============       ==========         ==========         ==========

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements


NOTE 3 - INVESTMENT SECURITIES - continued

The following is a summary of maturities of securities available-for-sale at December 31, 2004. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from the contractual maturities because borrowers may have the right to prepay obligations with or without penalty.

                                                           December 31, 2004
                                                           -----------------
                                                      Amortized      Estimated
                                                        Cost         Fair Value
                                                        ----         ----------
Due after one year but within five years            $ 3,000,000    $  2,969,063
                                                    -----------    ------------
    Total                                           $ 3,000,000    $  2,969,063
                                                    ===========    ============

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

Securities Available for Sale

                                                     Less than                  Twelve months
                                                   twelve months                   or more                         Total
                                                   -------------                   -------                         -----
                                                           Unrealized                     Unrealized                      Unrealized
                                          Fair value         losses       Fair value        losses        Fair value         losses
                                          ----------         ------       ----------        ------        ----------         ------
Securities of other U.S.
  government agencies and
  corporations .....................      $2,969,063      $   30,937      $        -      $        -      $2,969,063      $   30,937
                                          ==========      ==========      ==========      ==========      ==========      ==========

There were no securities with unrealized losses for more than twelve months at December 31, 2004.

At December 31, 2004 and 2003, no investment securities were pledged as collateral to secure public deposits or for other purposes as required or permitted by law.


NOTE 4 - LOANS RECEIVABLE

Major classifications of loans receivable at December 31 are summarized as follows:
                                                          December 31,
                                                          ------------
                                                      2004             2003
                                                      ----             ----
Real estate - construction ...............        $15,063,632        $ 6,444,887
Real estate - mortgage ...................         61,038,890         37,175,462
Commercial and industrial ................         11,490,226          9,680,099
Consumer and other .......................          2,922,302          1,730,025
                                                  -----------        -----------
   Total gross loans .....................        $90,515,050        $55,030,473
                                                  ===========        ===========

Transactions in the allowance for loan losses during 2004 and 2003 are summarized below:

                                                        2004             2003
                                                        ----             ----
Balance, beginning of year ..................       $  826,593       $  152,000
Provision charged to operations .............          505,607          675,660
Chargeoffs ..................................                -           (1,067)
                                                    ----------       ----------
     Balance, end of year ...................       $1,332,200       $  826,593
                                                    ==========       ==========

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE - continued

At December 31, 2004 and 2003, the Bank had no loans in nonaccrual status, no loans past due ninety days or more and still accruing interest, and no restructured loans.

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in the Columbia, South Carolina metropolitan area.


NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

                                                              December 31,
                                                           2004           2003
                                                           ----           ----
Buildings ........................................       $210,140       $      -
Leasehold improvements ...........................         92,562         82,870
Furniture and equipment ..........................        691,022        565,027
                                                         --------       --------
    Total ........................................        993,724        647,897
Less, accumulated depreciation ...................        283,213        150,455
                                                         --------       --------

  Premises, furniture and equipment, net .........       $710,511       $497,442
                                                         ========       ========

Depreciation and amortization expense was $132,759 and $109,751 for the years ended December 31, 2004 and 2003, respectively.


NOTE 6 - DEPOSITS

At December 31, 2004, the scheduled maturities of certificates of deposit were as follows:

     Maturing In:                                               Amount
     ------------                                               ------
         2005                                                $ 34,534,448
         2006                                                   9,206,095
         2007                                                   1,161,425
         2008                                                       7,500
                                                             ------------
            Total                                            $ 44,909,468
                                                             ============


NOTE 7 - NOTE PAYABLE

On August 12, 2004, the Company executed a line of credit with Bank One to borrow up to $3,000,000. The borrowable amount increases to $5,000,000 and $7,000,000 after the receipt of the March 31, 2005, and June 30, 2005 Call Reports, which are financial reports filed with the Federal Deposit Insurance Corporation, respectively. The entire principal balance of the note is due September 30, 2006, with interest payments due monthly. The interest rate on the note is 2.75% above the 30 day LIBOR rate. At December 31, 2004, the rate was 5.16%. The note is secured by 100% of the Bank stock owned by the Company. Proceeds from the note were used to provide capital to the Bank for regulatory purposes. On December 28, 2004, the Company borrowed $900,000 on this line of credit.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 8 - OTHER OPERATING EXPENSES

Other operating expenses for the years ended December 31, 2004 and 2003 are summarized below:

                                                            2004          2003
                                                            ----          ----
Professional fees ..................................      $199,392      $140,058
Telephone expenses .................................        34,048        28,995
Office supplies, stationery, and printing ..........        57,802        43,307
Data Processing and related expenses ...............       226,311       161,533
Advertising and public relations ...................        69,505       104,548
Postage ............................................        13,142        14,004
Other legal expenses ...............................        55,485        64,431
Other ..............................................       336,946       242,064
                                                          --------      --------

   Total ...........................................      $992,631      $798,940
                                                          ========      ========

NOTE 9 - INCOME TAXES

Income tax expense for 2004 and 2003 is summarized as follows:

                                                    2004                2003
                                                    ----                ----
Current portion
  Federal ............................           $       -            $       -
  State ..............................                 787                  922
                                                 ---------            ---------
     Total current ...................                 787                  922
                                                 ---------            ---------
Deferred .............................            (229,418)            (617,096)
                                                 ---------            ---------
Income tax benefit ...................           $(228,631)           $(616,174)
                                                 =========            =========

The gross amounts of deferred tax assets and deferred tax liabilities are as follows:
                                                              December 31,
                                                              ------------
                                                         2004             2003
                                                         ----             ----
Deferred tax assets:
    Allowance for loan losses ..................      $  444,340      $  275,627
    Net operating loss carryforward ............         924,361         797,824
    Organization and start-up costs ............         206,125         288,575
    Loan origination costs .....................          67,809          33,867
    Other ......................................           1,761               -
                                                      ----------      ----------
       Total deferred tax assets ...............       1,644,396       1,395,893
                                                      ----------      ----------
Deferred tax liabilities:
    Accumulated depreciation ...................          72,325          59,296
    Available for sale securities ..............           6,056               -
                                                      ----------      ----------
       Total deferred tax liabilities ..........          78,381          59,296
                                                      ----------      ----------
       Net deferred tax asset ..................      $1,566,015      $1,336,597
                                                      ==========      ==========

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2004, management believes it will fully realize 100% of the Company's deferred tax asset.

The Company has a net operating loss for income tax purposes of $1,792,952 as of December 31, 2004. This net operating loss expires in the years 2021 through 2024.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 9 - INCOME TAXES - continued

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% for 2004 and 2003 to income before income taxes follows:

                                                            2004         2003
                                                            ----         ----
Tax expense (benefit) at statutory rate ..............   $(224,876)   $(616,177)
State income tax, net of federal income tax effect ...      (7,525)     (35,936)
Other ................................................       3,770       35,939
                                                         ---------    ---------
    Income tax benefit ...............................   $(228,631)   $(616,174)
                                                         =========    =========

NOTE 10 - LEASES

The Company leases part of a building as its main branch location and its center of operations. The operating lease has an initial five-year term, which expires January 31, 2007, and is renewable, at the Company's option, for five five-year terms at a 10% increased monthly rental. The lease required monthly payments of $7,289 for years 1 and 2 of the initial lease period, and requires $8,098 a month for the three years thereafter. The monthly payment upon the first renewal will be $8,098.

Additionally, the Company leases another building as a branch location where. The operating lease has an initial ten-year, two-month term, which expires January 31, 2012. The lease requires monthly payments of $4,000 for the first five years of the initial lease period, and $4,400 a month for the remainder of the lease.

The Company also leases a plot of land one block from its main branch location where the Company has built a drive up teller facility. The operating lease has an initial seven-year term, which expires January 31, 2010, and is renewable, at the Company's option, for three additional five-year terms at a 15% increased monthly rental for each successive lease term. The lease requires monthly payments of $2,500 for the first five years of the initial term, followed by monthly payments of $2,875 for the last two years of the term.

Rental expense under these operating lease agreements was $175,180 and $165,468 for the years ended December 31, 2004 and 2003, respectively.

Minimal future rental payments under non-cancelable operating leases having remaining terms in excess of one year, for each of the next five years in the aggregate are:

     2005                                                     175,180
     2006                                                     175,580
     2007                                                      90,898
     2008                                                      87,300
     2009                                                      87,300
     Thereafter                                               112,875
                                                            ---------
     Total minimum future rental payments                   $ 729,133
                                                            =========

NOTE 11 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Bank. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2004 and 2003, the Bank had related party loans totaling $2,591,200 and $2,386,436, respectively. During 2004, advances on related party loans totaled $391,202, and repayments were $186,438.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company may from time to time be subject to claims and lawsuits which arise primarily in the ordinary course of business. Management is not aware of any legal proceedings which would have a material adverse effect on the financial position or operating results of the Company.


NOTE 13 - STOCK WARRANTS

The directors of the Company received stock warrants giving them the right to purchase two shares for every three shares they purchased in the initial offerings of the Company's common stock at a price of $10 per share. The warrants vest one-third on July 15 of each of 2003, 2004 and 2005 and expire on July 15, 2012. Warrants held by directors of the Company will expire 90 days after the director ceases to be a director or officer of the Company (365 days if due to death or disability). At December 31, 2004 and 2003, 200,555 warrants had been granted. At December 31, 2004, 133,703 of the warrants were exercisable.


NOTE 14 - STOCK COMPENSATION PLAN

Under the terms of an employment agreement with the Company's Chief Executive Officer (CEO), stock options were granted to him as part of his compensation and benefits package. Under the agreement, the CEO was granted 64,701 stock options on July 15, 2002. These options vest at a rate of 20% per year for five years, beginning with the grant date. The options have an exercise price of $10.00 per share and terminate ten years after the date of grant.

The Company has also granted a total of 44,000 stock options to its employees. Of these, 40,200 were granted on July 15, 2002, 100 were granted on July 17, 2002, 200 were granted on September 6, 2002, 2,000 were granted on January 21, 2004, and 1,500 were granted on January 31, 2004. These options will vest 30% at the end of three years, 30% at the end of four years, and 40% at the end of five years. Years will be measured from the grant dates. The options issued in 2004 have an exercise price of $11.00 per share and terminate ten years after the date of grant.

A summary of the status of the Company's stock options as of December 31, 2004 and 2003, and changes during each year is presented below:

                                                                     2004                        2003
                                                                     ----                        ----
                                                                            Weighted                     Weighted
                                                                             Average                      Average
                                                                            Exercise                     Exercise
                                                                Shares        Price         Shares         Price
                                                                ------        -----         ------         -----
     Outstanding at beginning of year ......................    105,201        $10        105,201           $10
     Granted ...............................................      3,500         11              -
     Exercised .............................................          -                         -
     Forfeited .............................................    (18,400)        10              -
                                                                -------                   -------

     Outstanding at end of year ............................     90,301                   105,201
                                                                =======                   =======

The following table summarizes information about stock options outstanding under the Company's plan at December 31, 2004:
                                                 Outstanding    Exercisable
                                                 -----------    -----------
  Number of options                                 90,301           38,821
  Weighted average remaining life               7.79 years       7.54 years
  Weighted average exercise price                  $ 10.01          $ 10.00
  High exercise price                              $ 11.00          $ 10.00
  Low exercise price                               $ 10.00          $ 10.00

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 15 - LOSS PER SHARE

Basic loss per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding. Diluted loss per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock warrants and stock options. However, due to the net loss in 2004 and 2003, the outstanding options and warrants are not considered common stock equivalents in these years; therefore, basic loss per share and diluted loss per share were the same.

                                                        2004             2003
                                                        ----             ----
Net loss per share - basic computation:

Net loss to common shareholders .............        $ (432,770)    $(1,211,112)
                                                     ==========     ===========

Average common shares outstanding - basic ...         1,427,303       1,427,303
                                                     ==========     ===========

Basic loss per share ........................        $     (.30)    $     (0.85)
                                                     ==========     ===========


NOTE 16 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct adverse material effect on the Bank's financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. For the Bank, Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. For the Bank, Tier 2 capital consists of the allowance for loan losses and subordinated debt subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2004, the most recent notification from the Bank's primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 16 - REGULATORY MATTERS - continued

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2004 and 2003.

                                                                                                        To Be Well-
                                                                                                     Capitalized Under
                                                                                 For Capital         Prompt Corrective
                                                           Actual             Adequacy Purposes      Action Provisions
                                                           ------             -----------------      -----------------
                                                     Amount       Ratio        Amount    Ratio       Amount       Ratio
                                                     ------       -----        ------    -----       ------       -----
December 31, 2004
  Total capital (to risk-weighted assets) ......  $9,619,000      10.37%    $7,419,390    8.00%     $9,274,238   10.00%
  Tier 1 capital (to risk-weighted assets) .....   6,558,000       7.07      3,709,695    4.00       5,564,543    6.00
  Tier 1 capital (to average assets) ...........   6,558,000       6.88      3,813,280    4.00       4,766,600    5.00

December 31, 2003
  Total capital (to risk-weighted assets) ......  $8,019,000      14.24%    $4,504,800    8.00%     $5,631,000   10.00%
  Tier 1 capital (to risk-weighted assets) .....   7,314,000      12.99      2,252,400    4.00       3,378,600    6.00
  Tier 1 capital (to average assets) ...........   7,314,000      14.33      2,041,000    4.00       2,551,300    5.00

The Federal Reserve has similar requirements for bank holding companies. The Company is not currently subject to these requirements because the Federal Reserve applies its guidelines on a bank-only basis for bank holding companies with less than $150,000,000 in consolidated assets.


NOTE 17 - UNUSED LINES OF CREDIT

As of December 31, 2004, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $5,550,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. As of December 31, 2004, we had not drawn on these lines of credit. The Company has a line of credit to borrow funds from the Federal Home Loan Bank up to 10% of the Bank's total assets, which meant $9,800,000 was available as of December 31, 2004. As of December 31, 2004, the Bank had not drawn any advances on this line. The Company also had a line of credit to borrow funds from Bank One up to $3,000,000 as of December 31, 2004. As of December 31, 2004, the Company had borrowed $900,000 on this line.


NOTE 18 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, there are restrictions on the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans, or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. As of December 31, 2004 and 2003, the Bank had no retained earnings available for dividends.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 19 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Standby letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral  held for  commitments to extend credit and standby letters of credit
varies  but  may  include  accounts  receivable,   inventory,  property,  plant,
equipment and income-producing commercial properties.

The  following  table  summarizes  the  Company's   off-balance-sheet  financial
instruments whose contract amounts represent credit risk:

                                                       December 31,
                                                       ------------
                                                  2004             2003
                                                  ----             ----

Commitments to extend credit .............    $  22,908,305    $  16,768,802
                                              =============    =============

Standby letters of credit ................    $     610,000    $      10,000
                                              =============    =============


NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold - Federal funds sold are for a term of one day, and the carrying amount approximates the fair value.

Investment Securities - For securities available-for-sale, fair value equals the carrying amount which is the quoted market price. The fair values of securities held to maturity are based on quoted market prices or dealer quotes. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying value of nonmarketable equity securities approximates the fair value since no ready market exists for the stocks.

Loans receivable - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Federal Funds Purchased - Federal funds purchased are for a term of one day, and the carrying amount approximates the fair value.

Note Payable - The fair value of the note payable approximates its carrying value because it reprices periodically.

Accrued  Interest   Receivable  and  Payable  -  The  carrying  value  of  these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments - The carrying amount for loan commitments and standby letters of credit which are off-balance-sheet financial instruments approximates the fair value since the obligations are typically based on current market rates.

The carrying values and estimated fair values of the Company's financial instruments are as follows:



                                                                                             December 31,
                                                                                             ------------
                                                                             2004                                  2003
                                                                             ----                                  ----
                                                                   Carrying         Estimated            Carrying        Estimated
Financial Assets:                                                  Amount           Fair Value            Amount         Fair Value
                                                                   ------           ----------            ------         ----------
  Cash and due from banks ..............................        $ 1,614,863        $ 1,614,863        $ 2,459,441        $ 2,459,441
  Federal funds sold ...................................          1,767,000          1,767,000                  -                  -
  Securities held to maturity ..........................                  -                  -          3,302,131          3,306,188
  Nonmarketable equity securities ......................            392,400            392,400            315,500            315,500
  Securities available for sale ........................          2,969,063          2,969,063                  -                  -
  Loans receivable .....................................         90,515,050         90,234,148         55,030,473         55,098,669
  Accrued interest receivable ..........................            372,527            372,527            217,064            217,064

Financial Liabilities:
  Demand deposit, interest-bearing
    transaction, and savings accounts ..................        $41,184,456        $41,184,456        $30,426,907        $30,426,907
  Certificates of deposit and other
    time deposits ......................................         44,909,468         45,007,388         20,218,749         20,273,043
  Federal funds purchased ..............................                  -                  -            533,000            533,000
  Note payable .........................................            900,000            900,000                  -                  -
  Accrued interest payable .............................            289,089            289,089             97,181             97,181

                                                                    Notional       Estimated             Notional        Estimated
                                                                    Amount         Fair Value            Amount          Fair Value
                                                                    ------         ----------            ------          ----------
Off-Balance Sheet Financial Instruments:
  Commitments to extend credit ...........................       $22,908,305       $        -         $16,768,802       $          -
  Standby letters of credit ..............................       $   610,000       $        -         $    10,000       $          -

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 21 - CAROLINA NATIONAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Carolina National Corporation (Parent Company Only).

                            Condensed Balance Sheets

                                                               December 31,
                                                               ------------
                                                          2004             2003
                                                          ----             ----
Assets
   Cash ............................................   $ 1,143,098   $ 1,003,256
   Investment in banking subsidiary ................     8,140,318     8,657,062
   Loans receivable ................................     2,542,810     1,747,109
      Less allowance for loan losses ...............        11,000        27,718
                                                       -----------   -----------
      Loans, net ...................................     2,531,810     1,719,391
                                                       -----------   -----------
   Other assets ....................................        37,815         4,011
                                                       -----------   -----------
      Total assets .................................   $11,853,041   $11,383,720
                                                       ===========   ===========

Liabilities and shareholders' equity
   Other liabilities ...............................   $    27,927   $       955
   Note payable ....................................       900,000             -
   Shareholders' equity ............................    10,925,114    11,382,765
                                                       -----------   -----------
      Total liabilities and shareholders' equity ...   $11,853,041   $11,383,720
                                                       ===========   ===========






                       Condensed Statements of Operations
                 For the years ended December 31, 2004 and 2003

                                                           2004          2003
                                                           ----          ----
Income ...........................................     $  73,446    $    48,736

Expenses
   Other expenses ................................        14,353         34,869
                                                       ---------    -----------

Income before income taxes and equity in
   undistributed losses of banking subsidiary ....        59,093         13,867

   Income tax ....................................             -              -

   Equity in undistributed losses
      of banking subsidiary ......................      (491,863)    (1,224,979)
                                                       ---------    -----------

Net loss .........................................     $(432,770)   $(1,211,112)
                                                       =========    ===========

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 21 - CAROLINA NATIONAL CORPORATION (PARENT COMPANY ONLY) - continued


                       Condensed Statements of Cash Flows

                 For the years ended December 31, 2004 and 2003


                                                           2004          2003
                                                           ----          ----
Cash flows from operating activities:
  Net loss .......................................   $  (432,770)   $(1,211,112)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
     Provision for loan losses ...................       (16,718)        27,718
     Increase (decrease) in other assets .........       (33,805)        (4,011)
     Equity in undistributed losses
         of banking subsidiary ...................       491,863      1,224,979
     (Decrease) increase in other liabilities ....        26,972        (33,045)
                                                     -----------    -----------
       Net cash provided by operating activities .        35,542          4,529
                                                     -----------    -----------

Cash flows from investing activities:
  Purchase of Bank stock .........................             -     (2,000,000)
  Net increase in loans ..........................      (795,700)    (1,747,109)
                                                     -----------    -----------
       Net cash used by operating activities .....      (795,700)    (3,747,109)
                                                     -----------    -----------

Cash flows from financing activities:
  Proceeds from notes payable ....................       900,000              -
                                                     -----------    -----------
       Net cash provided by financing activities .       900,000              -
                                                     -----------    -----------

Net (decrease) increase in
  cash and cash equivalents ......................       139,842     (3,742,580)

Cash and cash equivalents, beginning of year .....     1,003,256      4,745,836
                                                     -----------    -----------

Cash and cash equivalents, end of year ...........   $ 1,143,098    $ 1,003,256
                                                     ===========    ===========