Form 10KSB, Exhibit 13
period 2005-12-31
CAROLINA NATIONAL CORP
filed 2006-03-30
CIK 1157648

EXHIBIT 13



















                          CAROLINA NATIONAL CORPORATION
                            Portions of Registrant's
                              2005 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2005 Form 10-KSB

                          CAROLINA NATIONAL CORPORATION


                    BUSINESS OF CAROLINA NATIONAL CORPORATION

Carolina National Corporation, (the "Company") is a bank holding company with no operations other than those carried on by its wholly-owned subsidiary, Carolina National Bank and Trust Company (the "Bank"). The Company was organized in 2000 under the laws of South Carolina for the purpose of becoming a holding company for the Bank. The Bank conducts a general banking business under a charter granted by the Office of the Comptroller of the Currency. The Bank opened on July 15, 2002. The Bank conducts its activities from its main office and two full service branch offices and a loan production office in Columbia, South Carolina.

The Bank's business primarily consists of accepting deposits and making loans. The Bank seeks deposit accounts from households and businesses in its primary market areas by offering a full range of savings accounts, retirement accounts (including Individual Retirement Accounts), checking accounts, money market accounts, and time certificates of deposit. It also makes primarily commercial, real estate and installment loans, primarily on a secured basis, to borrowers in and around Richland County, South Carolina and makes other investments authorized by Federal banking laws and regulations. Residential mortgage loans are primarily made for the accounts of investors in the secondary market. As of December 31, 2005, the Bank employed 32 persons on a full time equivalent basis.

                          CAROLINA NATIONAL CORPORATION

                             Selected Financial Data

The following selected financial data for the years ended December 31, 2005 and 2004 is derived from the financial statements and other data of Carolina National Corporation (the Company). The selected financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

                                                               2005       2004
                                                               ----       ----
(Dollars in thousands)
Income Statement Data:
   Interest income ......................................   $  8,025   $  3,926
   Interest expense .....................................      2,953      1,206
                                                            --------   --------

   Net interest income ..................................      5,072      2,720
   Provision for loan losses ............................        550        506
                                                            --------   --------

   Net interest income after provision for loan losses ..      4,522      2,214

   Noninterest income ...................................        374        273
   Noninterest expense ..................................      3,902      3,148
                                                            --------   --------

   Income (loss) before income taxes ....................        994       (661)

   Income tax (benefit) .................................        347       (228)
                                                            --------   --------

     Net Income (loss) ..................................   $    647   $   (433)
                                                            ========   ========

Balance Sheet Data:
   Assets ...............................................   $164,857   $ 98,505
   Earning assets .......................................    160,511     95,433
   Securities (1) .......................................      3,501      3,362
   Loans (2) ............................................    139,152     90,304
   Allowance for loan losses ............................      1,882      1,332
   Deposits .............................................    135,746     86,094
   Shareholders' equity .................................     26,368     10,925

Per-Share Data:
   Earnings (loss) per-share - basic ....................   $   0.44   $   (.30)
   Earnings (loss) per share - diluted ..................       0.42          -
   Book value (period end) ..............................      10.86       7.65


----------------------

(1) Marketable securities are all available for sale and recorded at their fair market value. Nonmarketable securities totaling $511,200 and $392,400 are included for 2005 and 2004, respectively. These securities are recorded at cost.
(2)  Loans are stated at gross amounts before allowance for loan losses.

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

These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that we are a relatively new company with limited operating history. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

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

                          CAROLINA NATIONAL CORPORATION

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

                              Results of Operations

Year ended December 31, 2005, compared with year ended December 31, 2004

Net interest income increased $2,352,428 or 86.5% from $2,719,514 in 2004. The increase in net interest income was due primarily to an increase in average earning assets, which increased $44,692,342, or 54.8%, due to continued growth in the loan portfolio during this second full year of operations. The primary component of interest income was interest on loans, including fees, of $7,654,084, as compared to $3,764,903 in 2004.

The Company's net interest spread and net interest margin were 3.57% and 4.02%, respectively, in 2005 compared to 2.89% and 3.34%, respectively, in 2004. The increase in net interest spread was primarily the result of a higher interest rate environment. Yields on all earning assets increased in 2005. Yields on average earning assets increased from 4.82% in 2004 to 6.36% in 2005. Rates on average interest-bearing liabilities were 2.79% and 1.93% for 2005 and 2004, respectively.

The provision for loan losses was $550,362 in 2005 compared to $505,607 in 2004. The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $100,806, or 36.9%, to $373,682 in 2005 from $272,876 in 2004. The increase is primarily attributable to an increase in service charges on deposit accounts, which increased $58,365, or 43.9%, to $191,393 for the year ended December 31, 2005 due to the increased volume in deposit accounts. ATM network fees increased by $13,498 or 68.1% to $33,306 for the year ended December 31, 2005, when compared to 2004 as a result of increased usage.

Noninterest expense increased $753,568, or 23.9%, to $3,901,752 in 2005 from $3,148,184 in 2004. Noninterest expenses increased in all categories as a result of our continued growth. Salaries and employee benefits increased $570,445 to $2,323,102 for the year ended December 31, 2005. This increase is attributable to normal pay increases, hiring of additional staff to meet needs associated with our growth, including the opening of a new branch at the end of 2005, and incentive compensation for lenders and deposit management employees. The
Company's efficiency ratio was 71.7% in 2005 compared to 105.2% in 2004. The efficiency ratio is defined as noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

Net income was $647,233 in 2005 compared to a net loss of $432,770 in 2004. The net income for the year reflects our continued growth, as average earning assets increased from $81,532,362 for the year ended December 31, 2004 to $126,224,704 for the year ended December 31, 2005. Return on average assets during 2005 was 0.50% compared to a negative return of 0.51% during 2004. Net income was after income tax expense of $346,277 for 2005 and an income tax benefit of $228,631 in 2004, respectively. The income tax expense, or benefit, was based on an effective tax rate of 34%.

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

                                                                   For the year ended                      For the year ended
                                                                    December 31, 2005                       December 31, 2004
                                                          ---------------------------------   --------------------------------------
                                                            Average    Income/      Yield/       Average      Income/        Yield/
(Dollars in thousands)                                      Balance    Expense        Rate       Balance      Expense          Rate
                                                          ----------  ---------  ----------   -----------  -----------    ----------
Assets:
   Earning Assets:
     Loans (1) .......................................    $  114,183  $   7,654       6.70%   $    71,713  $     3,765       5.25%
     Securities, taxable .............................         2,970         60       2.02          2,782           56       2.01
     Federal funds sold and other ....................         9,072        310       3.42          7,037          105       1.49
                                                          ----------  ---------               -----------  -----------
       Total earning assets ..........................       126,225      8,024       6.36         81,532        3,926       4.82
                                                          ----------  ---------               -----------  -----------
   Cash and due from banks ...........................         3,078                                1,669
   Premises and equipment ............................           723                                  625
   Other assets ......................................         2,099                                1,746
   Allowance for loan losses .........................        (1,600)                              (1,056)
                                                          ----------                          -----------
       Total assets ..................................    $  130,525                          $    84,516
                                                          ==========                          ===========
Liabilities:
   Interest-Bearing Liabilities:
     Interest-bearing
       transaction accounts ..........................    $    9,437  $       9      0.09%    $     5,202  $         9       0.17%
     Savings deposits ................................        25,817        581      2.25          22,906          380       1.66
     Time deposits ...................................        68,569      2,232      3.25          34,512          817       2.37
     Federal funds purchased .........................            -          -                          7           -
     Federal Home Loan Bank Advance ..................           258         12      4.65              -            -
     Other borrowings ................................         1,633        118      7.23              -            -
                                                          ----------  ---------               -----------  -----------
       Total interest-bearing liabilities ............       105,714      2,952      2.79          62,627        1,206       1.93
                                                          ----------  ---------               -----------  -----------
   Demand deposits ...................................        13,054                               10,551
   Accrued interest and other liabilities ............           792                                  461
   Shareholders' equity ..............................        10,965                               10,877
                                                          ----------                          -----------
       Total liabilities and
          shareholders' equity .......................    $  130,525                          $    84,516
                                                          ==========                          ===========
Net interest spread ..................................                                3.57%                                  2.89%
Net interest income ..................................                $   5,072                            $     2,720
                                                                      =========                            ===========
Net interest margin ..................................                                4.02%                                  3.34%

-----------------
(1) There were no loans in nonaccrual status in 2005 or 2004. The effect of fees recognized on loans in 2005 totaling $324,891 increased the annualized yield on loans by .28% from 6.42%. The effect on the annualized yield on earning assets in 2004 was an increase of .19% from 5.06%. The effect on net interest spread and net interest margin in 2005 was an increase of .28% and .28% from 3.26% and 3.73%, respectively.

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

                                                      2005 compared to 2004
                                                      ---------------------
                                                   Due to increase (decrease) in
(Dollars in thousands)                            Rate(1)   Volume(1)     Total
                                                  -------   ---------     -----
 Interest income:
   Loans ...................................      $1,238      $2,651      $3,889
Securities, taxable ........................           -           4           4
   Federal funds sold and other ............         168          37         205
                                                  ------      ------      ------
     Total interest income .................       1,406       2,692       4,098
                                                  ------      ------      ------
Interest expense:
   Interest-bearing deposits ...............         532       1,084       1,616
   FHLB Advances ...........................           -          12          12
   Other short-term borrowings .............         118           -         118
                                                  ------      ------      ------
     Total interest expense ................         650       1,096       1,746
                                                  ------      ------      ------
       Net interest income .................      $  756      $1,596      $2,352
                                                  ======      ======      ======

(1)Volume/rate changes have been allocated to each category based on a consistent basis between rate and volume.

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

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

The following table sets forth the Company's interest rate sensitivity at December 31, 2005.

Interest Sensitivity Analysis

                                                                      After Three                         Greater
                                                         Within         Through             One             Than
                                                          Three          Twelve           Through           Five
  (Dollars in thousands)                                 Months          Months          Five Years         Years           Total
                                                         ------          ------          ----------         -----           -----
Assets
Earning Assets:
  Federal funds sold ..........................        $ 17,858       $        -        $        -       $        -         $ 17,858
  Loans .......................................          70,116            3,551            63,720            1,765          139,152
  Investment securities .......................           2,990                -                 -              571            3,501
                                                       --------         --------          --------         --------         --------
    Total earning assets ......................          90,964            3,551            63,720            2,276          160,511
                                                       --------         --------          --------         --------         --------
Liabilities
Interest-bearing liabilities:
  Interest-bearing deposits:
    Demand deposits ...........................          13,635                -                 -                -           13,635
    Savings deposits ..........................          27,583                -                 -                -           27,583
    Time deposits .............................          28,593           34,961            17,946                -           81,500
    FHLB Advance ..............................               -            1,000                 -                -            1,000
                                                       --------         --------          --------         --------         --------
      Total interest-bearing
         liabilities ..........................          69,811           35,961            17,946                -          123,718
                                                       --------         --------          --------         --------         --------
Period gap ....................................        $ 21,153         $(32,410)         $ 45,774         $  2,276         $ 36,793
                                                       ========         ========          ========         ========         ========
Cumulative gap ................................        $ 21,153         $(11,257)         $ 34,517         $ 36,793
                                                       ========          ========         ========         ========
Ratio of cumulative gap
  to total earning assets .....................            13.2%           (7.0%)             21.5%            22.9%

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. The Federal Home Loan Bank advance is reflected at its contractual maturity date.

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is cumulatively asset sensitive over all periods except three through twelve months. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                     Provision and Allowance for Loan Losses

General. The provision for loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve (the allowance for loan losses) to meet the present and foreseeable risk characteristics of the current loan portfolio. Loans that are determined to be uncollectible are charged against the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. Management's judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, and prevailing and anticipated economic conditions.

Criticized loans are loans that have potential weaknesses that deserve close attention and which could, if uncorrected, result in deterioration of the prospects for repayment or our credit position at a future date. Classified loans are loans that are inadequately protected by the sound worth and paying capacity of the borrower or any collateral and as to which there is a distinct possibility or probability that we will sustain a loss if the deficiencies are not corrected.

The Company accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan". This statement requires that all lenders value a loan at the loan's fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," to allow a lender to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income on an impaired loan.

Under SFAS No. 114, as amended by SFAS No. 118, when the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to interest income then to principal. A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting.

Based on its analysis of such factors management assigns specific reserve amounts for any significant classified loans and uses various percentages of the aggregate amounts of groups of other classified loans, criticized loans and the different categories of non-classified loans. The percentages are set based on management's assessment of the degree of credit risk in each category after reviewing changes in lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices; changes in national and local economic and business conditions; changes in the nature and volume of the portfolio; changes in the experience and depth of lending management; changes in the volume and severity of problem loans; the effect of external factors such as competition, legal and regulatory requirements; and, peer comparison.

Management's judgment about the adequacy of the allowance is based upon a number of estimates and assumptions about present conditions and future events, which management believes to be reasonable, but which may not prove to be accurate. Since the Company has a limited operating history, it relies heavily on the prior banking experience of its management and peer group data in formulating our estimates and assumptions. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of the Company's net income and, possibly, its capital.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

               Provision and Allowance for Loan Losses - continued

The following table sets forth certain information with respect to the Company's allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2005 and 2004.

                            Allowance for Loan Losses

  (Dollars in thousands)                                    2005        2004
                                                            ----        ----
Total loans outstanding at end of period ................ $139,152    $ 90,304
                                                          ========    ========
Average loans outstanding ............................... $114,183    $ 71,713
                                                          ========    ========
Balance of allowance for loan losses
    at beginning of year ................................ $  1,332    $    827
Net loan losses .........................................        -           -
Provision for loan losses ...............................      550         505
                                                          --------    --------
Balance of allowance for loan losses at end of year ..... $  1,882    $  1,332
                                                          ========    ========
Allowance for loan losses to period end loans ...........     1.35%       1.47%

                              Nonperforming Assets

Nonperforming Assets. There were no nonaccrual loans, loans past due 90 days or more and still accruing interest, or restructured loans at December 31, 2005 or 2004.

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

Potential Problem Loans. Potential problem loans are loans that are not included in impaired loans (nonaccrual loans or loans past due 90 days or more and still accruing), but about which management has become aware of information about possible credit problems of the borrowers that causes doubt about their ability to comply with current repayment terms. At December 31, 2005, the Company had one criticized loan in the amount of $1,214,446 which is secured by real estate. This loan, and the results of its internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                         Noninterest Income and Expense

Noninterest Income. The largest component of noninterest income was service charges on deposit accounts, which totaled $191,393 for the year ended December 31, 2005 and $133,028 for the year ended December 31, 2004. The increase in service charges on deposit accounts is due to an increase in the volume of deposits in 2005. Residential mortgage origination fees increased from $99,502 for the year ended December 31, 2004 to $107,580 for the year ended December 31, 2005. The increase was due to mortgage refinancing in anticipation of higher rates.

The following table sets forth the principal components of noninterest income for the year ended December 31, 2005 and 2004.

  (Dollars in thousands)                                       2005         2004
                                                               ----         ----
Residential mortgage origination fees ................         $108         $100
Service charges on deposit accounts ..................          191          133
Other income .........................................           75           40
                                                               ----         ----
   Total noninterest income ..........................         $374         $273
                                                               ====         ====

Noninterest Expense. Salaries and employee benefits comprised the largest component of noninterest expense which totaled $2,323,102 and $1,752,657 for the years ended December 31, 2005 and 2004, respectively. Salaries and employee benefits increased as a result of new employees hired to assist with the growth of the Company, including the opening of a branch at the end of 2005, pay raises, and incentive compensation for business development employees. Occupancy and furniture and equipment expenses increased by $48,022 and $24,154, respectively, as a result of the new branch and overall growth of the Company. Other operating expenses totaled $1,103,578 and $992,631 for the years ended December 31, 2005 and 2004, respectively. Data processing and related fees comprise one of the largest components of other operating expenses. These fees increased from $226,311 for the year ended December 31, 2004 to $312,997 for the year ended December 31, 2005. This increase was directly related to the increase in the volume of accounts over the two periods.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2005 and 2004.

  (Dollars in thousands)                                      2005         2004
                                                              ----         ----
  Salaries and employee benefits .....................       $2,323       $1,753
  Occupancy expense ..................................          304          256
  Advertising and marketing expense ..................           73           70
  Office supplies, forms, and stationery .............           83           58
  Data processing ....................................          313          226
  Professional fees ..................................          108          199
  Furniture and equipment expense ....................          171          147
  Telephone ..........................................           39           34
  Loan closing expenses ..............................           44           62
  Postage ............................................           33           13
  Other ..............................................          411          330
                                                             ------       ------
Total noninterest expense ............................       $3,902       $3,148
                                                             ======       ======

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                                 Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Loans also entail greater credit and liquidity risks than most of the Company's investment securities and short-term investments, which management attempts to control and counterbalance. Loans averaged $114,182,692 in 2005 and $71,712,986 in 2004. At December 31,
2005 and 2004, total loans were $139,152,300 and $90,303,749, respectively.

The following table sets forth the composition of the loan portfolio by category at December 31, 2005 and 2004 and highlights the Company's general emphasis on mortgage lending.

Composition of Loan Portfolio

  December 31,                                                   2005                          2004
                                                                 ----                          ----
                                                                     Percent of                       Percent of
  (Dollars in thousands)                               Amount          Total             Amount         Total
                                                       ------          -----             ------         -----
  Commercial and industrial ......................   $  17,810          12.78%         $  11,490         12.69%
  Real estate:
    Mortgage-residential .........................      44,066          31.61             32,222         35.60
    Mortgage-nonresidential ......................      50,632          36.32             28,817         31.84
    Construction and land ........................      24,559          17.62             15,064         16.64
  Consumer .......................................       2,327           1.67              2,922          3.23
                                                     ---------         ------          ---------        ------
      Total loans ................................     139,394         100.00%           90,515         100.00%
                                                                       ======                           ======
  Allowance for loan losses ......................       1,882                            1,332
  Deferred loan fees .............................         242                              211
                                                     ---------                        ---------
      Net loans ..................................   $ 137,270                        $  88,972
                                                     =========                        =========

The largest component of loans in the Company's loan portfolio is real estate mortgage loans. At December 31, 2005, real estate mortgage loans totaled $119.0 million and represented 85.4% of the total loan portfolio. At December 31, 2004, real estate mortgage loans totaled $76.1 million and represented 84.1% of the total loan portfolio.

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

Residential mortgage loans totaled $44.1 million and $32.2 million at December 31, 2005 and 2004, respectively. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $50.6 million and $28.6 million at December 31, 2005 and 2004, respectively. Construction and land loans, which are secured by either commercial or residential real estate, totaled $24.5 million and $15.0 million at December 31, 2005 and 2004, respectively. The demand for residential and commercial real estate loans in the Columbia market continues to be strong due to the relatively low interest rate environment.

Commercial and industrial loans totaled $17.8 million and $11.5 million at December 31, 2005 and 2004, respectively, and comprised 12.78% and 12.69%, respectively, of the total portfolio.

At December 31, 2005, consumer loans totaled $2.3 million and represented 1.67% of the total loan portfolio. Consumer loans totaled $2.9 million at December 31, 2004 and represented 3.23% of the total loan portfolio.

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

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2005.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                                 Over One
                                                                                   Year
  December 31, 2005                                            One Year           Through               Over
                                                               or Less           Five Years           Five Years             Total
                                                               -------           ----------           ----------             -----
Commercial and industrial ..........................        $ 13,829,271        $  3,929,757        $     50,594        $ 17,809,622
Real estate ........................................          44,857,699          48,000,467           1,598,095          94,456,261
Construction and Land ..............................          12,981,500          11,461,727             116,000          24,559,227
Consumer and other .................................           1,998,804             328,386                   -           2,327,190
                                                            ------------        ------------        ------------        ------------
                                                            $ 73,667,274        $ 63,720,337        $  1,764,689        $139,152,300
                                                            ============        ============        ============        ============
Loans maturing after one year with:
   Fixed interest rates ............................                                                                    $ 65,453,264
   Floating interest rates .........................                                                                          31,762
                                                                                                                        ------------
                                                                                                                        $ 65,485,026
                                                                                                                        ============

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

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                           Earning Assets - continued

Investment Securities. The investment securities portfolio is also a component of the Company's total earning assets. Total securities averaged $3,429,587 in 2005 and $3,226,243 in 2004. At December 31, 2005 and 2004, the total securities portfolio was $3,500,888 and $3,361,463, respectively. All marketable equity securities were designated as available for sale in 2005 and 2004 and were recorded at their cost. Nonmarketable securities which totaled $511,200 and $392,400 at December 31, 2005 and 2004, respectively, were recorded at cost.

The following table sets forth the fair value of the securities held by the Company at December 31, 2005 and 2004.

Fair Value of Securities
  December 31,                                              2005           2004
  ------------                                              ----           ----
 (Dollars in thousands)
U.S. government agencies .........................         $2,990         $2,969
Nonmarketable equity securities ..................            511            392
                                                           ------         ------
   Total investment securities ...................         $3,501         $3,361
                                                           ======         ======

The following table sets forth the scheduled maturities and average yields of securities available for sale at December 31, 2005.

Investment Securities Maturity Distribution and Yields

  December 31, 2005                                     Less than One Year
                                                        ------------------
  (Dollars in thousands)                              Amount           Yield
                                                      ------           -----
U.S. government agencies ......................       $2,990           2.00%
                                                      ======           ====

Nonmarketable equity securities (stock in the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta) totaled $511,200 and $392,400 and had yields of 6.76% and 4.68% at December 31, 2005 and 2004, respectively.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "Analysis of Changes in Net Interest Income" and "Interest Sensitivity."

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $8,612,424 in 2005 and $6,593,134 in 2004. At December 31, 2005, there were $17,858,000 in short-term investments. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

                 Deposits and Other Interest-Bearing Liabilities

Average   interest-bearing   liabilities   totaled   $105,713,783  in  2005  and
$62,627,000 in 2004.

Deposits.   Average  total  deposits  totaled   $116,876,879   during  2005  and
$73,171,000 in 2004. At December 31, 2005 and 2004, total deposits were $135,745,710 and $86,093,924, respectively.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

           Deposits and Other Interest-Bearing Liabilities - continued

The following table sets forth the deposits of the Company by category as of December 31, 2005 and 2004.

Deposits

  December 31,                                                2005                             2004
                                                              ----                             ----
                                                                    Percent of                      Percent of
  (Dollars in thousands)                                 Amount     Deposits           Amount        Deposits
                                                         ------     --------           ------        --------
  Noninterest-bearing demand deposits ............   $    13,028         10%      $     10,375            12%
  Interest-bearing demand deposits ...............        13,635         10              6,047             7
  Savings and money market accounts ..............        27,583         20             24,763            29
  Time deposits $100,000 and over ................        43,705         32             26,901            31
  Other time deposits ............................        37,795         28             18,008            21
                                                     -----------        ---       ------------           ---
     Total deposits ..............................   $   135,746        100%      $     86,094           100%
                                                     ===========        ===       ============           ===

At December 31, 2005, total deposits had increased by $49,651,786, or 57.7%, from December 31, 2004. The largest increase was in time deposits, which increased $36,590,470, or 81.5%, from December 31, 2004 to December 31, 2005. This increase was attributable to the opening of new accounts during 2005 and an expanded participation in the brokered certificate of deposit market. Expressed in percentages, noninterest-bearing deposits increased 25.6% and interest-bearing demand deposits increased 125.5%. At December 31, 2005, brokered deposits totaled $24,999,000 which represents a 30.3% increase over the December 31, 2004 brokered deposits total of $19,183,000.

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $92.0 million at December 31, 2005 and $59.2 million at December 31, 2004.

Deposits, and particularly core deposits, have been a primary source of funding and have enabled us to meet successfully both our short-term and long-term liquidity needs. We anticipate that such deposits will continue to be our primary source of funding in the future. Our loan-to-deposit ratio was 98.9% at December 31, 2005 and 96.8% at December 31, 2004. The maturity distribution of our time deposits over $100,000 at December 31, 2005, is set forth in the following table:


            Maturities of Certificates of Deposit of $100,000 or More

                                                                             After Six
                                                              After Three      Through       After
                                               Within Three   Through Six       Twelve      Twelve
  (Dollars in thousands)                           Months         Months        Months      Months        Total
                                               -----------    -----------  ------------   ---------  -----------
  Certificates of deposit of $100 or more ..   $    13,680    $     4,237  $     11,507   $  14,281  $    43,705

         Approximately 31% of our time deposits over $100,000 had scheduled maturities within three months, and 67% had maturities within twelve months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

           Deposits and Other Interest-Bearing Liabilities - continued

Notes Payable and Advances from Federal Home Loan Bank. The Company executed a line of credit with Bank One (now Chase Bank) in 2004 that allows the Company to borrow up to $7 million if certain covenants are met. At December 31, 2005, the line did not have a balance due. The average balance of this note payable for 2005 was $1,633,151. The maximum amount of this note payable at any month end was $2,850,000 in 2005 and the weighted average interest rate was 7.23%. Proceeds from the line were used to provide additional capital to the Bank until permanent equity capital was raised in December, 2005 at which time the line was repaid. We also have credit available at the Federal Home Loan Bank of Atlanta up to 10% of the Bank's total assets reported at the end of each previous quarter. At December 31, 2005, we had drawn $1,000,000 on this line at a fixed rate of 4.51% with a maturity date of March 27, 2007.

                                     Capital

In 2005, the Company completed a public offering of 1,000,000 shares of common stock at $16.00 per share. As part of the offering, the Company gave the underwriter an option to purchase an additional 150,000 shares at the offering price for a period of 45 days which was exercised in January, 2006. This option was exercised in 2006. Proceeds of $9,700,000 from the public offering were contributed to the capital of the Bank, and the Bank repaid a loan of $2,850,000 to the Company, which in turn paid off a loan to Chase bank of $ 3,450,000. The balance of the public offerings proceeds are retained by the Company for general corporate purposes.

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

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                               Capital - continued

The Federal Deposit Insurance Corporation has established risk-based capital requirements for banks and the Federal Reserve has established similar requirements for bank holding companies. As of December 31, 2005, the Company exceeded the adequately capitalized requirement of the Federal Reserve, and the subsidiary bank exceeded the well capitalized and adequately capitalized requirement as shown in the following table.

                                                                                          Capital Ratios
                                                                                          --------------
                                                                                       Adequately Capitalized       Well Capitalized
(Dollars in thousands)                                                 Actual               Requirement                Requirement
                                                                       ------               -----------                -----------
                                                                 Amount      Ratio        Amount     Ratio       Amount       Ratio
                                                                 ------      -----        ------     -----       ------       -----
The Bank
  Total capital (to risk-weighted assets) ................      $18,994      13.18%      $11,525     8.00%      $14,406      10.00%
  Tier 1 capital (to risk-weighted assets) ...............       17,192      11.93%        5,762     4.00%        8,644       6.00%
  Tier 1 capital (to average assets) .....................       17,192      11.21%        6,133     4.00%        7,667       5.00%
The Company
  Total capital (to risk-weighted assets) ................      $26,890      18.63%      $11,545     8.00%      $   N/A        N/A
  Tier 1 capital (to risk-weighted assets) ...............       25,086      17.38%        5,773     4.00%          N/A        N/A
  Tier 1 capital (to average assets) .....................       25,086      17.87%        5,615     4.00%          N/A        N/A

We have a credit facility with Chase Bank which will allow us to borrow up to $7 million, subject to a number of conditions, which we could use to increase the total regulatory capital of the Bank up to 50% of tier 1 capital. At December 31, 2005, we did not have any monies borrowed on this line of credit.

                             Off-Balance Sheet Risk

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank's customers at predetermined interest rates for a specified period of time. At December 31, 2005, the Bank had issued commitments to extend credit of $31,613,385 through various types of commercial lending arrangements. Approximately $27,366,973 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit at December 31, 2005.

                                                           After One      After Three
                                                            Through         Through
                                             Within One      Three           Twelve        Within    Greater Than
                                               Month         Months          Months       One Year       One Year           Total
Unused commitments to extend credit .....   $    57,579    $ 1,247,737     $ 5,355,995    $ 6,661,311  $  23,833,722  $   30,495,033
Standby letters of credit ...............        10,000         45,852       1,062,500      1,118,352             -        1,118,352
                                            -----------    -----------     -----------    -----------  -------------  --------------
                                            $    67,579    $ 1,293,589     $ 6,418,495    $ 7,779,663  $  23,833,722  $   31,613,385
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

                          CAROLINA NATIONAL CORPORATION

                      Management's Discussion and Analysis
                              or Plan of Operation

                           Return on Equity and Assets

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average daily equity), and equity to assets ratio (average daily equity divided by average total assets) for the period indicated. Since its inception, the Company has not paid cash dividends.

                                                      2005            2004
                                                      ----            ----
     Return on average assets ...................    0.50%          (0.51%)
     Return on average equity ...................    5.90%          (3.98%)
     Equity to assets ratio .....................    8.40%          12.87%

                          Critical Accounting Policies

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Its significant accounting policies are described in the notes to the consolidated financial statements at December 31, 2005, included in its Annual Report to Shareholders, and filed with the Company's Annual Report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions which have a material impact on the carrying value of certain assets and liabilities. These accounting policies are considered to be critical accounting policies. The judgments and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and results of operations.

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

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Carolina National Corporation
Columbia, South Carolina


We have  audited  the  accompanying  consolidated  balance  sheets  of  Carolina
National Corporation as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carolina National Corporation, as of December 31, 2005 and 2004 and the results of its operations and cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.



Elliott Davis, LLC
Columbia, South Carolina
February 15, 2006

                          CAROLINA NATIONAL CORPORATION

                           Consolidated Balance Sheets

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                   2005                    2004
                                                                                                   ----                    ----
Assets:
  Cash and cash equivalents:
    Cash and due from banks ......................................................           $   3,109,712            $   1,614,863
    Federal funds sold ...........................................................              17,858,000                1,767,000
                                                                                             -------------            -------------
        Total cash and cash equivalents ..........................................              20,967,712                3,381,863
                                                                                             -------------            -------------
  Investment securities:
    Securities available for sale ................................................               2,989,688                2,969,063
    Nonmarketable equity securities ..............................................                 511,200                  392,400
                                                                                             -------------            -------------
        Total investment securities ..............................................               3,500,888                3,361,463
                                                                                             -------------            -------------
  Loans receivable ...............................................................             139,152,300               90,303,749
    Less allowance for loan losses ...............................................               1,882,099                1,332,200
                                                                                             -------------            -------------
        Loans, net ...............................................................             137,270,201               88,971,549
                                                                                             -------------            -------------
  Premises, furniture and equipment, net .........................................                 923,858                  710,511
  Accrued interest receivable ....................................................                 649,818                  372,527
  Other assets ...................................................................               1,544,126                1,707,123
                                                                                             -------------            -------------
        Total assets .............................................................           $ 164,856,603            $  98,505,036
                                                                                             =============            =============
Liabilities:
  Deposits:
    Noninterest-bearing transaction accounts .....................................           $  13,027,867            $  10,374,841
    Interest-bearing transaction accounts ........................................              13,635,279                6,046,689
    Savings and money market .....................................................              27,582,626               24,762,926
    Time deposits $100,000 and over ..............................................              43,705,039               26,901,355
    Other time deposits ..........................................................              37,794,899               18,008,113
                                                                                             -------------            -------------
        Total deposits ...........................................................             135,745,710               86,093,924
  Advances from Federal Home Loan Bank ...........................................               1,000,000                        -
  Note payable ...................................................................                       -                  900,000
  Accrued interest payable .......................................................                 905,271                  289,089
  Other liabilities ..............................................................                 837,708                  296,909
                                                                                             -------------            -------------
        Total liabilities ........................................................             138,488,689               87,579,922
                                                                                             -------------            -------------
Commitments and contingencies (Notes 11 and 14)
Shareholders' equity:
  Preferred stock, 10,000,000 shares authorized, none issued .....................                       -                        -
  Common stock, no par value, 20,000,000 shares authorized;
    2,427,303 and 1,427,303 shares issued at December 31, 2005
    and 2004, respectively .......................................................              28,772,288               13,994,796
  Retained deficit ...............................................................              (2,397,568)              (3,044,801)
  Accumulated other comprehensive loss ...........................................                  (6,806)                 (24,881)
                                                                                             -------------            -------------
        Total shareholders' equity ...............................................              26,367,914               10,925,114
                                                                                             -------------            -------------
        Total liabilities and shareholders' equity ...............................           $ 164,856,603            $  98,505,036
                                                                                             =============            =============

     The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

                      Consolidated Statements of Operations
                 For the years ended December 31, 2005 and 2004

                                                                                                    2005                    2004
                                                                                                    ----                    ----
Interest income:
  Loans, including fees .........................................................              $ 7,654,084              $ 3,764,903
  Investment securities:
     Taxable ....................................................................                   60,000                   55,706
     Nonmarketable equity securities ............................................                   31,068                   20,777
  Federal funds sold ............................................................                  279,319                   84,337
                                                                                               -----------              -----------
        Total ...................................................................                8,024,471                3,925,723
                                                                                               -----------              -----------
Interest expense:
  Time deposits $100,000 and over ...............................................                1,256,654                  427,931
  Other deposits ................................................................                1,566,036                  777,637
  Note payable ..................................................................                  117,809                      512
  Other .........................................................................                   12,030                      129
                                                                                               -----------              -----------
        Total ...................................................................                2,952,529                1,206,209
                                                                                               -----------              -----------
Net interest income .............................................................                5,071,942                2,719,514
Provision for loan losses .......................................................                  550,362                  505,607
                                                                                               -----------              -----------
Net interest income after provision for loan losses .............................                4,521,580                2,213,907
                                                                                               -----------              -----------
Noninterest income:
  Service charges on deposit accounts ...........................................                  191,393                  133,028
  Residential mortgage origination fees .........................................                  107,580                   99,502
  Other .........................................................................                   74,709                   40,346
                                                                                               -----------              -----------
     Total noninterest income ...................................................                  373,682                  272,876
                                                                                               -----------              -----------
Noninterest expenses:
  Salaries and employee benefits ................................................                2,323,102                1,752,657
  Net occupancy .................................................................                  304,328                  256,306
  Furniture and equipment .......................................................                  170,744                  146,590
  Other operating ...............................................................                1,103,578                  992,631
                                                                                               -----------              -----------
     Total noninterest expense ..................................................                3,901,752                3,148,184
                                                                                               -----------              -----------
Income (loss) before income taxes ...............................................                  993,510                 (661,401)
Income tax expense (benefit) ....................................................                  346,277                 (228,631)
                                                                                               -----------              -----------
Net income (loss) ...............................................................              $   647,233              $  (432,770)
                                                                                               ===========              ===========
Earnings per share
Basic earnings (loss) per share .................................................              $       .44              $      (.30)
                                                                                               ===========              ===========
Diluted earnings (loss) per share ...............................................              $       .42              $      (.30)
                                                                                               ===========              ===========
Average shares outstanding - basic ..............................................                1,473,878                1,427,303
                                                                                               ===========              ===========
Average shares outstanding - diluted ............................................                1,552,982                1,454,788
                                                                                               ===========              ===========

     The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

      Condensed Consolidated Statements of Changes in Shareholders' Equity
                            and Comprehensive Income
                 For the years ended December 31, 2005 and 2004


                                                                                                      Accumulated
                                                        Common Stock                                     Other
                                                        ------------                 Retained        Comprehensive
                                                  Shares           Amount            Deficit              Loss             Total
                                                  ------           ------            -------              ----             -----
Balance, December 31, 2003 ...........         1,427,303       $ 13,994,796       $ (2,612,031)     $           -      $ 11,382,765

Net loss .............................                 -                  -           (432,770)                            (432,770)

Other comprehensive loss,
  net of tax benefit .................                                                                    (24,881)          (24,881)
                                                                                                                       ------------
Comprehensive loss ...................                 -                  -                                                (457,651)
                                            ------------       ------------       ------------       ------------      ------------

Balance, December 31, 2004 ...........         1,427,303         13,994,796         (3,044,801)           (24,881)       10,925,114

Issuance of common stock, net ........         1,000,000         14,777,492                                              14,777,492

Net income ...........................                                                  647,233                             647,233

Other comprehensive income,
  net of tax .........................                                                                     18,075            18,075
                                                                                                                       ------------

Comprehensive income .................                                                                                      665,308
                                            ------------       ------------       ------------       ------------      ------------

Balance, December 31, 2005 ...........         2,427,303       $ 28,772,288       $ (2,397,568)      $     (6,806)     $ 26,367,914
                                            ============       ============       ============       ============      ============

     The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

                      Consolidated Statements of Cash Flows
                 For the years ended December 31, 2005 and 2004

                                                                                                    2005                   2004
                                                                                                    ----                   ----
Cash flows from operating activities:
  Net income (loss) ............................................................             $    647,233              $   (432,770)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
        Provision for loan losses ..............................................                  549,899                   505,607
        Depreciation and amortization expense ..................................                  165,184                   132,759
        Discount accretion and premium amortization ............................                        -                     2,131
        Deferred income tax expense (benefit) ..................................                  275,694                  (233,090)
        Increase in accrued interest receivable ................................                 (277,291)                 (155,463)
        Increase in accrued interest payable ...................................                  616,182                   191,908
        Decrease (increase) in other assets ....................................                 (115,247)                  445,750
        Increase in other liabilities ..........................................                  540,799                   145,934
                                                                                             ------------              ------------
           Net cash provided by operating activities ...........................                2,402,453                   602,766
                                                                                             ------------              ------------
Cash flows from investing activities:
  Purchases of securities available for sale ...................................                        -                (3,000,000)
  Purchases of nonmarketable equity securities .................................                 (118,800)                  (76,900)
  Calls or maturities of securities held to maturity ...........................                        -                 3,300,000
  Net increase in loans ........................................................              (48,848,551)              (35,372,884)
  Purchase of premises, furniture and equipment ................................                 (378,531)                 (345,828)
                                                                                             ------------              ------------
           Net cash used by investing activities ...............................              (49,345,882)              (35,495,612)
                                                                                             ------------              ------------
Cash flows from financing activities:
  Net increase in demand deposits, interest-bearing
     transaction accounts and savings accounts .................................               13,061,316                10,757,549
  Net increase in certificates of deposit and
     other time deposits .......................................................               36,590,470                24,690,719
  Increase (decrease) in federal funds purchased ...............................                        -                  (533,000)
  Increase in notes payable ....................................................                        -                   900,000
  Repayment of notes payable ...................................................                 (900,000)                        -
  Advances from Federal Home Loan Bank .........................................                1,000,000                         -
  Issuance of common stock, net ................................................               14,777,492                         -
                                                                                             ------------              ------------
        Net cash provided by financing activities ..............................               64,529,278                35,815,268
                                                                                             ------------              ------------
Net increase in cash and cash equivalents ......................................               17,585,849                   922,422
Cash and cash equivalents, beginning of year ...................................                3,381,863                 2,459,441
                                                                                             ------------              ------------
Cash and cash equivalents, end of year .........................................             $ 20,967,712              $  3,381,863
                                                                                             ============              ============

     The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Carolina National Corporation (the Company) was incorporated on February 14, 2000, to be a bank holding company for Carolina National Bank and Trust Company (the Bank). Carolina National Bank & Trust Company commenced business on July 15, 2002. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Richland County, South Carolina. The Bank is chartered under the National Bank Act, and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

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

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily within the Columbia, South Carolina metropolitan area. The Company's loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, Management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan's life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

The Company's investment portfolio consists principally of obligations of the United States, its agencies or its corporations. In the opinion of Management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

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

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company's investment in the stock of the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta. The stocks have no quoted market value and no ready market exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2005 and 2004, the Company's investment in Federal Home Loan Bank stock was $241,200 and $122,400, respectively. The investment in Federal Reserve Bank stock totaled $270,000 at December 31, 2005 and 2004. Dividends received on these stocks are included as a separate component of interest income.

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

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected in accordance with the contractual terms. Loans are not considered impaired if a minimal payment delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected. At December 31, 2005, management has determined that the Company had no impaired loans.

Allowance for Loan Losses - The provision for loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the present and foreseeable risk characteristics of the current loan portfolio. Management's judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, and prevailing and anticipated economic conditions. Loans that are determined to be uncollectible are charged against the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Impaired  Loans - The Bank accounts for impaired  loans in accordance  with SFAS
No. 114, "Accounting by Creditors for Impairment of a Loan." This statement requires that all lenders value loans at the loan's fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a lender to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income on an impaired loan.

Under SFAS No. 114, as amended by SFAS No. 118, when the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to interest income then to principal.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Impaired Loans (continued) - A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting.

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent. Advertising and public relations costs of $73,297 and $69,505 were included in the Company's results of operations for 2005 and 2004, respectively.

Retirement Benefits - The Company has a 401(k) Plan in place for the benefit of all eligible employees. The Company contributes to the Plan annually upon approval by the Board of Directors. The amount of the contributions made is at the discretion of the Board. Contributions made to the Plan in 2005 and 2004 amounted to 35,765 and $24,706, respectively.

Stock-Based Compensation - The Company has a stock-based employee compensation plan which is further described in Note 15. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. In addition, the Company has outstanding stock warrants which were issued to directors of the Bank in connection with the organization of the Bank as described in Note 15. The following table illustrates the effect on net income (loss) and earnings (losses) per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for both the stock options and stock warrants.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Stock-Based Compensation (continued)
                                                     Year Ended December 31,
                                                     -----------------------
                                                      2005             2004
                                                      ----             ----
Net income (loss), as reported ...............   $     647,233 $    (432,770)
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related tax effects .         (56,735)     (121,991)
                                                 -------------   -----------
Pro forma net income (loss) ..................   $     590,498 $    (554,761)
                                                 =============   ===========
Income (loss) per share:
  Basic - as reported ........................   $         .44   $     (0.30)
                                                 =============   ===========
  Basic - pro forma ..........................   $         .41   $     (0.39)
                                                 =============   ===========
  Diluted - as reported ......................   $         .42   $     (0.30)
                                                 =============   ===========
  Diluted - pro forma ........................   $         .38   $     (0.38)
                                                 =============   ===========

In calculating the pro forma disclosures, the fair value of options and warrants granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2005; dividend yield of 0 percent; expected volatility of 24.98 percent; risk-free interest rate of 4.05 percent; and expected life of 7 years.

Income (loss) Per Share - Basic income (loss) per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Dilutive loss per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate to both outstanding warrants and stock options, and are determined using the treasury stock method.

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

The components of other comprehensive loss and related tax effects for the years ended December 31, 2005 and 2004 are as follows:

                                                                                                        2005                 2004
                                                                                                        ----                 ----
Unrealized holding gains (losses) on securities available-for-sale .......................            $ 20,625             $(30,937)
Reclassification adjustment for losses realized in net income ............................                   -                    -
                                                                                                      --------             --------
Net unrealized losses on securities available-for-sale ...................................              20,625              (30,937)
Tax effect ...............................................................................              (2,550)               6,056
                                                                                                      --------             --------
Net-of-tax amount ........................................................................            $ 18,075             $(24,881)
                                                                                                      ========             ========

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

Interest paid on deposits and other borrowings totaled $2,336,347 and $1,014,301 for the years ended December 31, 2005 and 2004, respectively.

Income taxes paid for the years ended December 31, 2005 and 2004 totaled $17,980 and $5,346, respectively.

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

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods. The Company anticipates using the modified prospective method when this statement is adopted in the first quarter of 2006. The Company has evaluated the impact upon adoption of SFAS No. 123(R) and has concluded that the adoption will not have a material impact on financial position or results of operations upon adoption.

In April 2005, the Securities and Exchange Commission's Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin ("SAB") No. 107 to provide guidance regarding the application of SFAS No. 123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as the staff's views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No. 123(R). In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29." The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company's financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued) - In March 2004, the FASB issued Emerging Issues Task Force ("EITF") Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of this Issue were effective for annual financial statements for fiscal years ending after December 15, 2003 and were adopted by the Company effective December 31, 2003.

The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position ("FSP") on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1--"The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." This final guidance eliminated paragraphs 10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of the Company) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. The Company has evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, "Terms of Loan Products that May Give Rise to a Concentration of Credit Risk." The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity's exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including "information about the (shared) activity, region, or economic characteristic that identifies the concentration." The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to: borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

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

Reclassifications   -  Certain  captions  and  amounts  in  the  2004  financial statements were reclassified to conform with the 2005 presentation.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required to maintain cash balances with The Bankers Bank to cover all cash letter transactions. At December 31, 2005 and 2004, the requirement was met by the cash balance in the account.

NOTE 3 - INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

                                                                            Gross Unrealized
                                                         Amortized          ----------------          Estimated
                                                           Cost           Gains         Losses       Fair Value
                                                           ----           -----         ------       ----------
December 31, 2005
   Securities of U.S. government agencies
     and corporations ............................    $  3,000,000     $        -     $    10,312    $  2,989,688
                                                      ============     ===========    ===========    ============
December 31, 2004
   Securities of U.S. government agencies
     and corporations ............................    $  3,000,000     $        -     $    30,937    $  2,969,063
                                                      ============     ===========    ===========    ============

Securities of U.S. government agencies and corporations at December 31, 2005 consists of one security which matured on February 9, 2006.

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005.

Securities Available for Sale

                                           Less than             Twelve months
                                         twelve months               or more                     Total
                                         -------------               -------                     -----
                                                  Unrealized                Unrealized                Unrealized
                                     Fair value      losses    Fair value      losses    Fair value      losses
                                     ----------      ------    ----------      ------    ----------      ------
Securities of other U.S.
  government agencies and
  corporations ................   $   2,989,688  $    10,312  $        -   $        -  $  2,989,688  $    10,312
                                  =============  ===========  ===========  =========== ============  ===========

There were no securities with unrealized losses for more than twelve months at December 31, 2005. At December 31, 2005 and 2004, no investment securities were pledged as collateral to secure public deposits or for other purposes as required or permitted by law.

NOTE 4 - LOANS RECEIVABLE

Major classifications of loans receivable at December 31 are summarized as follows:
                                                           December 31,
                                                           ------------
                                                       2005             2004
                                                       ----             ----
Mortgage loans on real estate:
   Residential 1-4 Family ................       $ 17,501,409       $ 12,419,144
   Multifamily ...........................                  -            222,617
   Commercial ............................         50,513,416         28,587,423
   Construction and land .................         24,559,227         15,063,632
   Second Mortgage Loans .................          1,384,798          1,368,602
   Equity Lines of Credit ................         25,056,638         18,229,803
                                                 ------------       ------------
                                                  119,015,488         75,891,221
Commercial and industrial ................         17,809,622         11,490,226
Consumer .................................          2,305,145          2,917,672
Other ....................................             22,045              4,630
                                                 ------------       ------------
      Total loans ........................       $139,152,300       $ 90,303,749
                                                 ============       ============

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE - continued

Transactions in the allowance for loan losses during 2005 and 2004 are summarized below:

                                                      2005               2004
                                                      ----               ----
Balance, beginning of year ................       $ 1,332,200        $   826,593
Provision charged to operations ...........           550,362            505,607
Chargeoffs ................................              (463)                 -
                                                  -----------        -----------
     Balance, end of year .................       $ 1,882,099        $ 1,332,200
                                                  ===========        ===========

At December 31, 2005 and 2004, the Bank had no loans in nonaccrual status, no loans past due ninety days or more and still accruing interest, and no restructured loans. At December 31, 2005, the Bank had one criticized loan in the amount of $1,214,446, which is secured by real estate.


NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

                                                              December 31,
                                                              ------------
                                                          2005             2004
                                                          ----             ----
Buildings ........................................     $  220,683     $  210,140
Leasehold improvements ...........................        276,282         92,562
Furniture and equipment ..........................        884,452        691,022
                                                       ----------     ----------
    Total ........................................      1,381,417        993,724
Less, accumulated depreciation ...................        457,559        283,213
                                                       ----------     ----------

  Premises, furniture and equipment, net .........     $  923,858     $  710,511
                                                       ==========     ==========

Depreciation and amortization expense was $165,184 and $132,759 for the years ended December 31, 2005 and 2004, respectively.


NOTE 6 - DEPOSITS

At December 31, 2005, the scheduled maturities of certificates of deposit were as follows:

     Maturing In:                                              Amount
                                                           ---------------
        2006 ..........................................    $    63,553,673
        2007 ..........................................         14,381,725
        2008 ..........................................          3,564,540
                                                           ---------------
          Total .......................................    $    81,499,938
                                                           ===============

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

As of December 31, 2005, the Bank had one advance from the Federal Home Loan Bank in the amount of $1,000,000. The advance has a fixed interest rate of 4.51% and matures on March 27, 2007. Interest is paid monthly and principal is due at maturity. As collateral, the Company has pledged liens on a portion of one to four family revolving loans. The aggregate balance of these loans was $24,019,419 at December 31, 2005. The advance is subject to prepayment penalties.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 8 - NOTE PAYABLE

On August 12, 2004, the Company executed a line of credit with Bank One (now Chase Bank) to borrow up to $7,000,000. The entire principal balance of any note under the line of credit was scheduled to be due September 30, 2006, with interest payments due monthly. The interest rate on the note was 2.75% above the 30 day LIBOR rate. The note was secured by 100% of the Bank stock owned by the Company. Proceeds from the note were used to provide capital to the Bank for regulatory purposes. After a public offering of equity securities in December, 2005, the outstanding balance of the note along with accrued interest was repaid. There was no outstanding balance on this line of credit as of December 31, 2005.


NOTE 9 - OTHER OPERATING EXPENSES

Other operating expenses for the years ended December 31, 2005 and 2004 are summarized below:

                                                           2005           2004
                                                           ----           ----
Professional fees ................................     $  107,682     $  199,392
Telephone expenses ...............................         39,346         34,048
Office supplies, stationery, and printing ........         83,215         57,802
Data Processing and related expenses .............        312,997        226,311
Advertising and public relations .................         73,297         69,505
Postage ..........................................         33,379         13,142
Other legal expenses .............................         43,942         55,485
Other ............................................        409,720        336,946
                                                       ----------     ----------
   Total .........................................     $1,103,578     $  992,631
                                                       ==========     ==========

NOTE 10 - INCOME TAXES

Income tax expense for 2005 and 2004 is summarized as follows:

                                                          2005             2004
                                                          ----             ----
  Current portion
    Federal ......................................     $  12,371   $          -
    State ........................................         2,735          6,843
                                                       ---------      ---------
       Total current .............................        15,106          6,843
                                                       ---------      ---------
  Deferred .......................................       328,622       (229,418)
                                                       ---------      ---------
  Income tax expense (benefit) ...................     $ 343,728      $(222,575)
                                                       =========      =========

Income tax expense is allocated as follows:
    To continuing operations .....................     $ 346,277      $(228,631)
    To shareholders' equity ......................        (2,549)         6,056
                                                       ---------      ---------
                                                       $ 343,728      $(222,575)
                                                       =========      =========

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements


NOTE 10 - INCOME TAXES - continued

The gross amounts of deferred tax assets and deferred tax liabilities are as follows:

                                                               December 31,
                                                               ------------
                                                          2005             2004
                                                          ----             ----
Deferred tax assets:
    Allowance for loan losses ..................      $  630,604      $  444,340
    Net operating loss carryforward ............         450,657         924,361
    Organization and start-up costs ............         123,675         206,125
    Loan origination costs .....................          82,376          67,809
    Other ......................................           3,172           1,761
                                                      ----------      ----------
       Total deferred tax assets ...............       1,290,484       1,644,396
                                                      ----------      ----------
Deferred tax liabilities:
    Accumulated depreciation ...................          49,584          72,325
    Available for sale securities ..............           3,507           6,056
                                                      ----------      ----------
       Total deferred tax liabilities ..........          53,091          78,381
                                                      ----------      ----------
       Net deferred tax asset ..................      $1,237,393      $1,566,015
                                                      ==========      ==========

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2005 management believes it will fully realize 100% of the Company's deferred tax asset.

The Company has a net operating loss for income tax purposes of $1,325,461 as of December 31, 2005. This net operating loss expires in the years 2021 through 2024.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% for 2005 and 2004 to income before income taxes follows:

                                                            2005         2004
                                                            ----         ----
Tax expense (benefit) at statutory rate ..............   $ 337,793    $(224,876)
State income tax, net of federal income tax effect ...      18,432       (7,525)
Other ................................................      (9,948)       3,770
                                                         ---------    ---------
    Income tax expense (benefit) .....................   $ 346,277    $(228,631)
                                                         =========    =========

NOTE 11 - LEASES

The Company has entered into five separate lease agreements for properties in Richland County, South Carolina for branch banking and mortgage operations. The leases have various initial terms and expire on various dates through 2015. The lease agreements generally provide that the Bank is responsible for ongoing repairs and maintenance, insurance and real estate taxes. The leases also provide for renewal options and certain scheduled increases in monthly lease payments. Rent expense is recognized on a straight line basis over the life of the minimum lease term.

Rental expense under these operating lease agreements was $198,740 and $175,180 for the years ended December 31, 2005 and 2004, respectively.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 11 - LEASES - continued

Minimal future rental payments under non-cancelable operating leases having remaining terms in excess of one year, for each of the next five years in the aggregate are:

     2006 ..................................................      $     211,576
     2007 ..................................................            126,898
     2008 ..................................................            123,300
     2009 ..................................................            123,300
     2010 ..................................................             91,675
     Thereafter ............................................            204,200
                                                                  -------------
     Total minimum future rental payments ..................      $     880,949
                                                                  =============


NOTE 12 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company, their immediate families and business interests were loan customers of and had other transactions in the normal course of business with the Bank. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2005 and 2004, the Bank had related party loans totaling $3,476,375 and $2,591,200, respectively. During 2005, advances on related party loans totaled $1,249,821, and repayments were $364,646.

As of December 31, 2005 and 2004, deposits of directors and executive officers of the Company and their immediate families and business interests totaled $2,741,681 and $2,707,199, respectively.


NOTE 13 - COMMITMENTS AND CONTINGENCIES

The Company may from time to time be subject to claims and lawsuits which arise primarily in the ordinary course of business. Management is not aware of any legal proceedings which would have a material adverse effect on the financial position or operating results of the Company.


NOTE 14 - STOCK WARRANTS

The directors of the Company received stock warrants giving them the right to purchase two shares for every three shares they purchased in the initial offerings of the Company's common stock at a price of $10 per share. The warrants vested one-third on July 15 of each of 2003, 2004 and 2005 and expire on July 15, 2012. Warrants held by directors of the Company will expire 90 days after the director ceases to be a director or officer of the Company (365 days if due to death or disability). At December 31, 2005 and 2004, 200,555 warrants had been granted and all were exercisable.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 15 - STOCK COMPENSATION PLAN

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

The Company has also granted a total of 56,200 stock options to its employees. Of these, 40,200 were granted on July 15, 2002; 100 were granted on July 17, 2002; 200 were granted on September 6, 2002; 2,000 were granted on January 21, 2004; 1,500 were granted on January 31, 2004; 2,000 were granted on April 27, 2005; 200 were granted on May 9, 2005; and 10,000 were granted on June 6, 2005. These options vest 30% at the end of three years, 30% at the end of four years, and 40% at the end of five years. Years will be measured from the grant dates. The options issued in 2005 and 2004 have exercise prices of $13.50 and $11.00, respectively per share and terminate ten years after the date of grant. The weighted average grant date fair value was $3.30 in 2005 and $2.91 in 2004.

A summary of the status of the Company's stock options as of December 31, 2005 and 2004, and changes during each year is presented below:

                                                                      2005                        2004
                                                                      ----                        ----
                                                                             Weighted                     Weighted
                                                                             Average                      Average
                                                                            Exercise                     Exercise
                                                                Shares        Price         Shares         Price
                                                                ------        -----         ------         -----
     Outstanding at beginning of year .......................    90,301    $   10.01        105,201     $   10.00
     Granted ................................................    12,200        13.50          3,500         11.00
     Exercised ..............................................                                    -
     Forfeited ..............................................        -                      (18,400)        10.00
                                                                -------                     -------
     Outstanding at end of year .............................   102,501        10.43         90,301         10.01
                                                                =======                     =======

Options exercisable at December 31, 2005 and 2004 were 58,391 and 38,821, respectively. The weighted-average exercise price of these options was $10.00 and $10.00 in 2005 and 2004, respectively.

The following table summarizes information about stock options outstanding under the Company's plan at December 31, 2005:
                                                    Outstanding      Exercisable
                                                    -----------      -----------
     Number of options ......................           102,501           58,391
     Weighted average remaining life ........        6.94 years       6.54 years
     Weighted average exercise price ........    $        10.43    $       10.00
     High exercise price ....................    $        13.50    $       10.00
     Low exercise price .....................    $        10.00    $       10.00

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 16 - INCOME (LOSS) PER SHARE

Basic income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding. Diluted loss per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock warrants and stock options.

                                                           2005          2004
                                                           ----          ----
Net income (loss) per share - basic computation:

Net income (loss) to common shareholders ..........   $   647,233   $  (432,770)
                                                      ===========   ===========

Average common shares outstanding - basic .........     1,473,878     1,427,303
                                                      ===========   ===========

Basic income (loss) per share .....................   $       .44   $     (0.30)
                                                      ===========   ===========

Net income (loss) per share - dilutive computation:

Net income (loss) to common shareholders ..........   $   647,233   $  (432,770)
                                                      ===========   ===========

Average common shares outstanding - basic .........     1,473,878     1,427,303

Incremental shares from assumed conversion of
   stock options ..................................        79,104        27,485
                                                      -----------   -----------

Average common shares outstanding - diluted .......     1,552,982     1,454,788
                                                      ===========   ===========

Diluted income (loss) per share ...................   $       .42   $     (0.30)
                                                      ===========   ===========


NOTE 17 - REGULATORY MATTERS

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

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 17 - REGULATORY MATTERS - continued

As of December 31, 2005, the most recent notification from the Bank's primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2005 and 2004.

                                                                                                                     To Be Well-
                                                                                                                 Capitalized Under
                                                                                          For Capital            Prompt Corrective
                                                                   Actual              Adequacy Purposes         Action Provisions
                                                                   ------              -----------------         -----------------
                                                            Amount         Ratio      Amount        Ratio      Amount        Ratio
                                                            ------         -----      ------        -----      ------        -----
December 31, 2005
  Total capital (to risk-weighted assets) ..........     $18,994,314       13.18%  $11,524,913       8.00%  $14,406,141       10.00%
  Tier 1 capital (to risk-weighted assets) .........      17,192,054       11.93     5,762,456       4.00     8,643,685        6.00
  Tier 1 capital (to average assets) ...............      17,192,054       11.21     6,133,447       4.00     7,666,809        5.00

December 31, 2004
  Total capital (to risk-weighted assets) ..........     $ 9,619,000       10.37%  $ 7,419,390       8.00%  $ 9,274,238       10.00%
  Tier 1 capital (to risk-weighted assets) .........       6,558,000        7.07     3,709,695       4.00     5,564,543        6.00
  Tier 1 capital (to average assets) ...............       6,558,000        6.88     3,813,280       4.00     4,766,600        5.00

The Federal Reserve has similar requirements for bank holding companies. The Company was not subject to these requirements in 2004 because the Federal Reserve applies its guidelines on a bank-only basis for bank holding companies with less than $150,000,000 in consolidated assets. At December 31, 2005 the Company was required to have a total capital to risk-weighted assets ratio of at least 8.00%, a Tier 1 capital to risk-weighted assets ratio of at least 4.00% and a Tier 1 capital to average assets ratio of at least 4.00%. As of December 31, 2005, the Company exceeded those limits by a substantial margin. The Federal Reserve expects bank holding companies with higher levels of risks, or that are experiencing or anticipating significant growth, to maintain capital well above the minimums.

NOTE 18 - UNUSED LINES OF CREDIT

As of December 31, 2005, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $2,700,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. As of December 31, 2005, we had not drawn on these lines of credit. The Company has a line of credit to borrow funds from the Federal Home Loan Bank up to 10% of the Bank's total assets, which meant $16,468,565 was available as of December 31, 2005. As of December 31, 2005, the Bank had obtained advances totaling $1,000,000. The Company also had a line of credit to borrow funds from Chase Bank up to $7,000,000 as of December 31, 2005. As of December 31, 2005, the Company did not owe any balance on this line.

NOTE 19 - SHAREHOLDERS' EQUITY

Stock Offering - On December 15, 2005, the Company closed on a secondary stock offering whereby 1,000,000 shares of the Company's stock were issued at $16.00 per share. Net proceeds after deducting underwriter discounts and expenses were $14.8 million. Proceeds from the offering will be used to support the growth of the Company. As part of the offering, the Company gave the underwriter an option to purchase an additional 150,000 shares at the offering price for a period of 45 days. This option was exercised in 2006.

Restriction on Dividends - The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, there are restrictions on the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans, or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. As of December 31, 2005 and 2004, the Bank had no retained earnings available for dividends.

NOTE 20 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

The  following  table  summarizes  the  Company's   off-balance-sheet  financial
instruments whose contract amounts represent credit risk:

                                                           December 31,
                                                           ------------
                                                      2005              2004
                                                      ----              ----

Commitments to extend credit .............        $30,495,033        $22,908,305
                                                  ===========        ===========

Standby letters of credit ................        $ 1,118,352        $   610,000
                                                  ===========        ===========


NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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


NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Advances from Federal Home Loan Bank - The fair value of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company's current borrowing rate from the Federal Home Loan Bank.

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

The carrying values and estimated fair values of the Company's financial instruments are as follows:

                                                                                           December 31,
                                                                                           ------------
                                                                            2005                                 2004
                                                                            ----                                 ----
                                                                Carrying         Estimated            Carrying            Estimated
Financial Assets:                                               Amount          Fair Value             Amount            Fair Value
                                                                ------          ----------             ------            ----------
  Cash and due from banks ..........................        $  3,109,712        $  3,109,712        $  1,614,863        $  1,614,863
  Federal funds sold ...............................          17,858,000          17,858,000           1,767,000           1,767,000
  Nonmarketable equity securities ..................             511,200             511,200             392,400             392,400
  Securities available for sale ....................           2,989,688           2,989,688           2,969,063           2,969,063
  Loans receivable .................................         139,152,300         137,089,994          90,303,749          90,234,148
  Accrued interest receivable ......................             649,818             649,818             372,527             372,527

Financial Liabilities:
  Demand deposit, interest-bearing
    transaction, and savings accounts ..............        $ 54,245,772        $ 54,245,772        $ 41,184,456        $ 41,184,456
  Certificates of deposit and other
    time deposits ..................................          81,499,938          81,051,780          44,909,468          45,007,388
  Advances from Federal Home
    Loan Bank ......................................           1,000,000             993,698                   -                   -
  Note payable .....................................                   -                   -             900,000             900,000
  Accrued interest payable .........................             905,271             905,271             289,089             289,089

                                                                   Notional         Estimated          Notional          Estimated
                                                                    Amount          Fair Value           Amount         Fair Value
                                                                    ------          ----------           ------         ----------
Off-Balance Sheet Financial Instruments:
  Commitments to extend credit ...........................       $30,495,033       $          -       $22,908,305       $          -
  Standby letters of credit ..............................         1,118,352                  -           610,000                  -

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 22 - CAROLINA NATIONAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Carolina National Corporation (Parent Company Only).

                            Condensed Balance Sheets

                                                               December 31,
                                                               ------------
                                                           2005           2004
                                                           ----           ----
Assets
   Cash ............................................   $ 7,844,259   $ 1,143,098
   Investment in banking subsidiary ................    18,478,989     8,140,318
   Loans receivable ................................       173,772     2,542,810
      Less allowance for loan losses ...............         2,600        11,000
                                                       -----------   -----------
      Loans, net ...................................       171,172     2,531,810
                                                       -----------   -----------
   Other assets ....................................             -        37,815
                                                       -----------   -----------
      Total assets .................................   $26,494,420   $11,853,041
                                                       ===========   ===========

Liabilities and shareholders' equity
   Other liabilities ...............................   $   126,506   $    27,927
   Note payable ....................................             -       900,000
   Shareholders' equity ............................    26,367,914    10,925,114
                                                       -----------   -----------
      Total liabilities and shareholders' equity ...   $26,494,420   $11,853,041
                                                       ===========   ===========

                       Condensed Statements of Operations
                 For the years ended December 31, 2005 and 2004

                                                                                                       2005                  2004
                                                                                                       ----                  ----
Income ..................................................................................            $ 174,500            $  73,446

Expenses
   Other expenses .......................................................................              119,696               14,353
                                                                                                     ---------            ---------
Income before income taxes and equity in
   undistributed income (losses) of banking subsidiary ..................................               54,804               59,093

   Income tax ...........................................................................               28,168                    -

   Equity in undistributed income (losses) of banking subsidiary ........................              620,597             (491,863)
                                                                                                     ---------            ---------
Net income (loss) .......................................................................            $ 647,233            $(432,770)
                                                                                                     =========            =========

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements


NOTE 22 - CAROLINA NATIONAL CORPORATION (PARENT COMPANY ONLY) - continued

                       Condensed Statements of Cash Flows
                 For the years ended December 31, 2005 and 2004


                                                                                                     2005                  2004
                                                                                                     ----                  ----
Cash flows from operating activities:
  Net income (loss) ..................................................................          $    647,233           $   (432,770)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
     Provision for loan losses .......................................................                (8,400)               (16,718)
     Increase (decrease) in other assets .............................................                37,815                (33,805)
     Equity in undistributed (income) losses of banking subsidiary ...................              (620,597)               491,863
     (Decrease) increase in other liabilities ........................................                98,579                 26,972
                                                                                                ------------           ------------
       Net cash provided by operating activities .....................................               154,630                 35,542
                                                                                                ------------           ------------

Cash flows from investing activities:
  Purchase of Bank stock .............................................................            (9,700,000)                     -
  Net decrease (increase) in loans ...................................................             2,369,039               (795,700)
                                                                                                ------------           ------------
       Net cash used by investing activities .........................................            (7,330,961)              (795,700)
                                                                                                ------------           ------------

Cash flows from financing activities:
  Proceeds from notes payable ........................................................                     -                900,000
  Repayments of notes payable ........................................................              (900,000)                     -
  Issuance of common stock, net ......................................................            14,177,492                      -
                                                                                                ------------           ------------
       Net cash provided by financing activities .....................................            13,277,492                900,000
                                                                                                ------------           ------------

Net (decrease) increase in cash and cash equivalents .................................             6,701,161                139,842

Cash and cash equivalents, beginning of year .........................................             1,143,098              1,003,256
                                                                                                ------------           ------------

Cash and cash equivalents, end of year ...............................................          $  7,844,259           $  1,143,098
                                                                                                ============           ============

STOCK INFORMATION:

Our common stock currently trades on the Nasdaq Capital Market under the symbol "CNCP." Prior to December 15, 2005, our common stock was not traded over the counter or on any exchange and there was no established trading market, although management was aware of a few transactions between individuals. The following table shows the reported high and low sale prices of our common stock for the periods indicated. For periods prior to the fourth quarter of 2005, the prices shown are from the limited transactions of which management was aware. Management has not ascertained that any of these transactions were the result of arm's length transactions between the parties, and because of the limited number of shares involved, the prices may not be indicative of the market value of the common stock. For the fourth quarter of 2005, the information below reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                           Year Ended
                                                         December 31, 2004
                                                         -----------------
                                                  Low                      High
                                                  ---                      ----

      First Quarter.........................     $11.00                   $12.00
      Second Quarter........................      12.00                    12.00
      Third Quarter ........................      12.00                    12.50
      Fourth Quarter........................      12.50                    13.50
                                                           Year Ended
                                                         December 31, 2005
                                                         -----------------
                                                  Low                      High
                                                  ---                      ----

      First Quarter.........................     $13.50                   $13.50
      Second Quarter........................      13.50                    13.50
      Third Quarter ........................      13.50                    13.50
      Fourth Quarter........................      16.25                    18.46

As of December 31, 2005, there were approximately 1,970 holders of our common stock.

The ability of Carolina National Corporation to pay cash dividends is dependent upon receiving cash in the form of dividends from Carolina National Bank & Trust Company. However, there are restrictions on the ability of the Bank to transfer funds to the Company in the form of cash dividends. All of the Bank's dividends to the Company are payable only from the undivided profits of the Bank. The Company has not declared or paid dividends since its inception and, to support the Company's continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay dividends in the near future.