Form 10KSB, Exhibit 13
period 2006-12-31
CAROLINA NATIONAL CORP
filed 2007-03-29
CIK 1157648

EXHIBIT 13



















                          CAROLINA NATIONAL CORPORATION
                            Portions of Registrant's
                              2006 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2006 Form 10-KSB

                          CAROLINA NATIONAL CORPORATION

                             Selected Financial Data

The following selected financial data for the five years ending December 31, 2006 is derived from the financial statements and other data of Carolina National Corporation (the Company). The selected financial data should be read in conjunction with the consolidated financial statements of the Company, including the accompanying notes, included elsewhere herein.

                                                                      2006          2005         2003          2004          2002(3)
                                                                      ----          ----         ----          ----          -------
(Dollars in thousands except per share)
Income Statement Data:
   Interest income .............................................     $ 13,548     $  8,025     $  3,926      $  1,686      $    316
   Interest expense ............................................        5,543        2,953        1,206           511           164
                                                                     --------     --------     --------      --------      --------
                                                                                                  2,720         1,175           152
   Net interest income .........................................        8,005        5,072
   Provision for loan losses ...................................          603          550          506           676           152
                                                                     --------     --------     --------      --------      --------
                                                                                                  2,214           499             -
   Net interest income after provision for loan losses .........        7,402        4,522

   Noninterest income ..........................................          413          374          273           305           151
   Noninterest expense .........................................        4,779        3,902        3,148         2,631         1,503
                                                                     --------     --------     --------      --------      --------


   Income before income taxes ..................................        3,036          994         (661)       (1,827)       (1,352)

   Income tax expense (benefit) ................................        1,107          347         (228)         (616)         (719)
                                                                     --------     --------     --------      --------      --------
     Net income (loss) .........................................     $  1,929     $    647     $   (433)     $ (1,211)     $   (633)
                                                                     ========     ========     ========      ========      ========

Balance Sheet Data:
   Assets ......................................................     $208,912     $164,857     $ 98,716      $ 62,909      $ 32,810
   Earning assets ..............................................      204,232      160,511       95,644        58,648        30,586
   Securities (1) ..............................................          644        3,501        3,362         3,618         5,644
   Loans (2) ...................................................      194,785      139,152       90,515        55,030        10,145
   Allowance for loan losses ...................................        2,435        1,882        1,332           827           152
   Deposits ....................................................      175,582      135,746       86,094        50,646        20,152
   Shareholders' equity ........................................       30,593       26,368       10,925        11,383        12,594

Per-Share Data:
   Basic earnings (loss) .......................................     $   0.75     $   0.44     $  (0.30)     $  (0.85)     $  (0.91)
   Diluted earnings (loss) .....................................         0.73         0.42        (0.30)        (0.85)        (0.91)
   Book value (period end) .....................................        11.86        10.86         7.65          7.98          8.82

----------------------
(1) Marketable securities are all available for sale and recorded at their fair market value. Nonmarketable securities totaling $644,400, $511,200, $392,400, $315,500 and $270,500 are included for 2006, 2005, 2004, 2003 and
     2002, respectively. These securities are recorded at cost.
(2)  Loans are stated at gross amounts before allowance for loan losses.
(3)  From inception (July 15, 2002) through December 31, 2002.

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

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

                              Basis of Presentation

The following discussion should be read in conjunction with the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Annual Report. Some of the financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the other financial data included elsewhere in this Annual Report.


                              Results of Operations

Year ended December 31, 2006, compared with year ended December 31, 2005 Net interest income increased $2,933,714 or 57.8% from $5,071,942 in 2005. Earning assets increased by $43,720,935 , or 27.2% in 2006 over 2005 and that increase was the primary factor for the increase in net interest income. The Company continued to experience strong loan growth in 2006 which was the main contributor to the increase in earning assets. The primary component of interest income was interest on loans, including fees, of $12,782,955, as compared to $7,654,084 in 2005.

The Company's net interest spread and net interest margin were 3.47% and 3.97%, respectively, in 2006 compared to 3.57% and 4.02%, respectively, in 2005. The decrease in net interest spread was primarily due to the maturity in 2006 of long -term low rate certificates of deposits purchased in prior years. These maturing certificates of deposits were renewed during 2006 at the then current market rate which was much higher. The decrease in the net interest margin during 2006 was also primarily due to the maturity of the certificates of deposit previously mentioned. Yields on earning assets increased from 6.36% in 2005 to 7.73% in 2006. Rates on interest-bearing liabilities were 4.01% and 2.79% for 2006 and 2005, respectively.

The provision for loan losses was $603,355 in 2006, resulting in an allowance for losses of 1.25% of total loans, compared to $550,362 in 2005, or an allowance for losses of 1.35%. The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $39,551, or 10.6%, to $413,232 in 2006 from $373,682 in 2005. The increase is primarily the result of an increase in service charges on deposit accounts of $17,490, or 9.1%, to $208,883 for the year ended December 31, 2006, and an increase in ATM network fees of $19,562 or 46.5% to $61,647 for 2006, when compared to 2005 as a result of increased usage. Income produced from mortgage loan sales was essentially the same for years ended 2006 and 2005, as refinancing activity as well as home purchases declined during 2006 as a result of mortgage lending rate increases during the period.

Noninterest expense increased $877,242, or 22.5%, to $4,778,994 in 2006 from $3,901,752 in 2005. Noninterest expenses increased in all categories as a result of our continued growth. Salaries and employee benefits increased $97,658, or 4.2%, to $2,420,760 for the year ended December 31, 2006 as a result of normal merit salary increases during the year. Occupancy expense increased by $105,776, or 34.8%, due the opening of our third full service branch location in November 2005 and a fourth branch location in August 2006. Furniture, fixtures and equipment expenses increased $68,358, or 40.0%, as purchases were required to support the opening of the two new branches previously mentioned. Other operating expenses increased by $605,450, or 54.9%, in 2006 over 2005. The major components of the increase in other operating expenses during 2006 over 2005 were; data processing expenses, advertising expenses, security expenses, loan fee expenses, and accounting and auditing. Data processing expenses increased by $74,063 as additional costs were required to support the two new branch locations as well as support the increase in transaction volume to support the loan and deposit growth during 2006. Advertising expenses increased by $79,490 as several promotional campaigns as well as a grand opening ceremony were done to announce the opening of our new branch location in 2006. Security expenses increased by $31,962 over the prior year, which was almost entirely for support of our two new branch sites. The Company realized a 40.0% increase in loan growth during 2006, resulting in an increase of $73,045 in loan fee expenses and a $37,646 increase in accounting and audit expenses. The Company uses outside services to provide support to supplement its internal loan grading and review

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

Results of Operations - continued

system. Other categories realizing expense increases during 2006 as a result of the opening of the two previously mentioned branches were: postage and courier, printing and supplies, telephone and insurance. The Company's efficiency ratio was 56.8% in 2006 compared to 71.6% in 2005. The efficiency ratio is defined as noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

Net income was $1,929,182 in 2006 compared to net income of $647,233 in 2005, an increase of 198.1%. The net income for the year reflects our continued growth, as average earning assets increased from $126,225 for the year ended December 31, 2005 to $181,086 for the year ended December 31, 2006. Return on average assets during 2006 was 1.04% compared to a return of 0.50% during 2005. Net income was after income tax expense of $1,107,357 for 2006 and income tax expense of $346,277 in 2005, respectively. The income tax expense was based on an effective tax rate of 34%.

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

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

                         Net Interest Income - continued

Average Balances, Income and Expenses, and Rates and Yields. The following tables set forth, for the period indicated, information related to the Company's average balance sheet and its income and yields on average earning assets and average costs and rates of liabilities. Such yields and rates are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

Average Balances, Income and Expenses, and Rates
Year ended December 31,                               2006                            2005                          2004
                                                      ----                            ----                          ----


                                        Average     Income/   Yield/     Average    Income/   Yield/    Average    Income/    Yield/
(Dollars in thousands)                  Balance     Expense    Rate      Balance    Expense    Rate     Balance    Expense     Rate
                                        -------     -------    ----      -------    -------    ----     -------    -------     ----
Assets:
  Earning Assets:
    Loans (1) ......................   $ 165,430   $  12,783    7.71%   $ 114,183   $ 7,654    6.70%   $ 71,713    $ 3,765     5.25%
    Securities, taxable ............         935           9    0.95        2,970        60    2.02       2,782         56     2.01
    Federal funds sold and other ...      14,721         756    5.24        9,072       310    3.42       7,037        105     1.49
                                       ---------   ---------            ---------   -------            --------    -------

       Total earning assets ........     181,086      13,548    7.48      126,225     8,024    6.36      81,532      3,926     4.82
                                       ---------   ---------            ---------   -------            --------    -------
  Cash and due from banks ..........       3,421                            3,078                         1,669
  Premises and equipment ...........       1,056                              723                           625
  Other assets .....................       2,266                            2,099                         1,746
  Allowance for loan losses ........      (2,114)                          (1,600)                       (1,056)
                                       ---------                        ----------                     --------
    Total assets ...................   $ 185,715                        $ 130,525                      $ 84,516
                                       =========                        =========                      ========
Liabilities:
  Interest-bearing liabilities:
    Interest-bearing transaction
       accounts ....................   $  10,200   $      10    0.10%   $   9,437   $     9    0.09%   $  5,202    $   203     0.17%
    Savings deposits ...............      29,326       1,007    3.43       25,817       581    2.25      22,906        196     1.66
    Time deposits ..................      97,728       4,481    4.61       68,569     2,232    3.25      34,512      1,799     2.37
    Federal Funds purchased ........           -           -                    -         -                   7          -
    Federal Home Loan Bank
        Advance ....................       1,000          45    4.51          258        12    4.65           -          -
    Other borrowings ...............           1          -     5.84        1,633       118    7.23           -          -
                                       ---------   ---------            ---------   -------            --------    -------
         Total interest-bearing
           liabilities .............     138,255       5,543    4.01      105,714     2,952    2.79     62,627      1,206      1.93
                                       ---------   ---------            ---------   -------            --------    -------
  Demand deposits ..................      16,427                           13,054                        10,551
  Accrued interest and other
    liabilities ....................       1,308                              792                           461
  Shareholders' equity .............      29,725                           10,965                        10,877
                                       ---------                        ---------                      --------
       Total liabilities and
        shareholders' equity .......   $ 185,715                        $ 130,525                      $ 84,516
                                       =========                        =========                      ========
Net interest spread ................                            3.47%                          3.57%                           2.89%
Net interest income ................                $  8,005                        $ 5,072                        $ 2,720
                                                    ========                        =======                        =======
Net interest margin ................                            3.97%                          4.02%                           3.34%

-----------------
 (1) There were $653,000 loans in nonaccrual status in 2006, $0 in 2005 and $0 in 2004. The effect of fees recognized on loans in 2006 totaling $411,287 increased the annualized yield on loans by .25% from 7.46%. The effect on the annualized yield on loans in 2005 was an increase of .28% from 6.42%, and the effect on the annualized yield on loans in 2004 was an increase of .19% from 5.06%. The effect on net interest spread in 2006 was a decrease of .10% from 2005, but an increase of .58% from 2004. The net interest margin declined by ..05% in 2006 from 2005, but increased by .63% from 2004.

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

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

                                                    2006 compared to 2005
                                                    ---------------------
                                               Due to increase (decrease) in
(Dollars in thousands)                      Rate (1)     Volume(1)       Total
                                            --------     ---------       -----
Interest income:
   Loans .............................      $    29       $ 5,100       $ 5,129
   Securities, taxable ...............          (14)          (37)          (51)
   Federal funds sold and other ......          382            64           446
                                            -------       -------       -------
     Total interest income ...........          397         5,127         5,524
                                            -------       -------       -------
Interest expense:
   Interest-bearing deposits .........        1,092         1,583         2,675
   FHLB Advances .....................           (3)           36            33
   Other short-term borrowings .......            -          (118)         (118)
                                            -------       -------       -------
     Total interest expense ..........        1,089         1,501         2,590
                                            -------       -------       -------
       Net interest income ...........      $  (692)      $ 3,626       $ 2,934
                                            =======       =======       =======

                                                    2005 compared to 2004
                                                    ---------------------
                                               Due to increase (decrease) in
(Dollars in thousands)                      Rate (1)     Volume(1)       Total
                                            --------     ---------       -----
Interest income:
   Loans .............................      $1,238         $2,651         $3,889
   Securities, taxable ...............           -              4              4
   Federal funds sold and other ......         168             37            205
                                            ------         ------         ------
     Total interest income ...........       1,406          2,692          4,098
                                            ------         ------         ------
Interest expense:
   Interest-bearing deposits .........         532          1,084          1,616
   FHLB Advances .....................           -             12             12
   Other short-term borrowings .......         118              -            118
                                            ------         ------         ------
     Total interest expense ..........         650          1,096          1,746
                                            ------         ------         ------
       Net interest income ...........      $  756        $ 1,596        $ 2,352
                                            ======        =======        =======


(1) The effect of changes in rate/volume has been determined by applying the amount of the change in average rates to the amount of the change in average volumes, and allocated to volume and rate based on their proportion to the absolute value of each.

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

                         Net Interest Income - continued

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

The following table sets forth the Company's interest rate sensitivity at December 31, 2006.

Interest Sensitivity Analysis

                                                                     After Three                           Greater
                                                        Within          Through             One              Than
                                                         Three           Twelve           Through            Five
  (Dollars in thousands)                                Months           Months          Five Years          Years          Total
                                                        ------           ------          ----------          -----          -----
Assets
Earning Assets:
  Federal funds sold ..........................        $  8,803       $        -        $        -       $        -         $  8,803
  Loans .......................................          88,077            6,338            97,992            2,378          194,785
  Investment securities .......................               -                -                 -              644              644
                                                       --------         --------          --------         --------         --------
    Total earning assets ......................          96,880            6,338            97,992            3,022          204,232
                                                       --------         --------          --------         --------         --------
Liabilities
Interest-bearing liabilities:
  Interest-bearing deposits:
    Demand deposits ...........................          10,307                -                 -                -           10,307
    Savings deposits ..........................          34,972                -                 -           34,972
    Time deposits .............................          29,902           65,060            17,674                -          112,636
    FHLB Advance ..............................               -            1,000                 -                -            1,000
                                                       --------         --------          --------         --------         --------
      Total interest-bearing
         liabilities ..........................          75,181           66,060            17,674                -          158,915
                                                       --------         --------          --------         --------         --------
Period gap ....................................        $ 21,699         $(59,722)         $ 80,318         $  3,022         $ 45,317
                                                       ========         ========          ========         ========         ========
Cumulative gap ................................        $ 21,699         $(38,023)         $ 42,295         $ 45,317
                                                       ========         ========          ========         ========
Ratio of cumulative gap
  to total earning assets .....................            10.6%          (18.6%)             20.7%           22.2%

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

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

                         Net Interest Income - continued

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


                     Provision and Allowance for Loan Losses

General. The provision for loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve (the allowance for loan losses) for the probable loan losses incurred in the current loan portfolio. Loans that are determined to be uncollectible are charged against the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. Management's judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, and prevailing and anticipated economic conditions.

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


Under SFAS No. 114, as amended by SFAS No. 118, when the ultimate collection of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to interest income then to principal. A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting.


Criticized loans are loans that have potential weaknesses that deserve close attention and which could, if uncorrected, result in deterioration of the prospects for repayment or our credit position at a future date. Classified loans are loans that are inadequately protected by the sound worth and paying capacity of the borrower or any collateral and as to which there is a distinct possibility or probability that we will sustain a loss if the deficiencies are not corrected

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

               Provision and Allowance for Loan Losses - continued


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

The following table sets forth certain information with respect to the Company's allowance for loan losses and the composition of charge-offs and recoveries for the five years ended December 31, 2006.

Allowance for Loan Losses
  (Dollars in thousands)                                       2006            2005          2004            2003            2002
                                                               ----            ----          ----            ----            ----
Total loans outstanding at end of year ................     $ 194,785       $ 139,152      $  90,304      $  54,931       $  10,145
                                                            =========       =========      =========      =========       =========
Average loans outstanding .............................     $ 165,430       $ 114,183      $  71,713      $  30,412       $   4,653
                                                            =========       =========      =========      =========       =========
Balance of allowance for loan losses at
   beginning of year ..................................     $   1,882       $   1,332      $     827      $     152       $       -
Loans charged off:
   Commercial and industrial ..........................           (50)              -              -             (1)              -
Provision for loan losses .............................           603             550            505            676             152
                                                            ---------       ---------      ---------      ---------       ---------
Balance of allowance for loan losses at
   end of year ........................................     $   2,435       $   1,882      $   1,332      $     827       $     152
                                                            =========       =========      =========      =========       =========

Allowance for loan losses to period end loans .........          1.25%           1.35%          1.47%          1.50%           1.50%

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

                              Nonperforming Assets

Nonperforming Assets: At December 31, 2006, the Bank had eight loans in nonaccrual status totaling $653,313. Gross income that would have been recorded for 2006 would have been $55,699 if these loans had remained current. $18,403 of interest income on these loans was included in net income for the period. Five of these loans on nonaccrual totaling $586,115 are secured by real estate and no loss is anticipated, the remaining three loans are secured by automobiles and minimal to no loss is anticipated on them. There were no loans in nonaccrual status as of December 31, 2005. Additionally, as of December 31, 2006, the Bank had one loan 90 days, or more past due in the amount of $425,000 accruing interest. This loan is secured by real estate and in process of being brought current with no loss anticipated. There were no loans 90 days or more past due at December 31, 2005, however, the company did have one criticized loan in the amount of $1,214,446 that was secured by real estate as of that date. There were no loans in nonaccrual status, or 90 days or more past due for the years ended December 31, 2004, 2003 and 2002.

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

Potential Problem Loans: Management has identified and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status, or loans that are past due 90 days or more and still accruing. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. At December 31, 2006, loans in the amount of $1,592,879 were determined by management to be potential problem loans.


                         Noninterest Income and Expense

Noninterest Income The largest component of noninterest income was service charges on deposit accounts, which totaled $208,883 for the year ended December 31, 2006 versus $191,393 for the same period in 2005. The increase in service charges on deposit accounts is primarily due to an increase in noninterest bearing deposit accounts during the reporting period. Residential mortgage origination fees, another major component of noninterest income, contributed $107,068 in income for 2006, which was essentially the same as the $107,580 realized for the year ended December 31, 2005. Mortgage loan activity in both new loans and refinancing slowed during 2006 as a result of increases in mortgage lending rates during the period.

The following table sets forth the principal components of noninterest income for the year ended December 31, 2006, 2005 and 2004.

  (Dollars in thousands)                                2006      2005      2004
                                                        ----      ----      ----
Residential mortgage origination fees ............      $107      $108      $100
Service charges on deposit accounts ..............       209       191       133
Other income .....................................        97        75        40
                                                        ----      ----      ----
   Total noninterest income ......................      $413      $374      $273
                                                        ====      ====      ====

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

                   Noninterest Income and Expense - continued

Noninterest Expense. Salaries and employee benefits comprised the largest component of noninterest expense which totaled $2,421,000, $2,323,000 and $2,323,000 for the years ended December 31, 2006, 2005 and 2004, respectively. This increase of $98,000 or 4.2% from 2005 to 2006 was primarily the result of merit increases to employees during the year. The increase of $570,000, or 32.5% in 2005 over 2004 was largely due to new employees hired to assist with the growth of the Company, including the opening of a new branch office during 2005 and incentive compensation for business development employees. Occupancy and furniture and equipment expenses increased by $174,000, or 36.7% in 2006 over 2005, largely as a result of the addition of a new branch in the fourth quarter of 2005 and an additional new branch location added in August 2006. The increase in occupancy expense of $48,000, or 18.8% in 2005 over 2004 was due to the overall growth of the Company during the period and the opening of the new branch in 2005. Other operating expenses totaled $1,709,000, $1,103,000, and $1,275,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Data processing and related fees comprise one of the largest components of other operating expenses. These fees increased from $313,000 for the year ended December 31, 2005 to $387,000 for the year ended December 31, 2006. This increase was mostly due to the addition of the two new branches previously mentioned and an increase in the volume of loan and deposit accounts over the period. Data processing fees increased by $87,000 in 2005 over the same period of 2004, mostly due to increased loan and deposit volume over the two periods, coupled with the opening of a new branch in late 2005.

As can be seen in the table below we had sizable increases in such categories as advertising, professional fees, loan closing expenses and other expenses. The increases in advertising and other expenses were directly related to the addition of the two new branches mentioned above. We engaged security services for each new branch location during 2005 and 2006, which resulted in an increase in expenses in the other expense category. Additionally, the company had multiple promotional activities as well as a grand opening ceremony in 2006 to announce the opening of our newest branch location in August 2006 resulting in additional expenses in the other expense category of advertising over 2005. Advertising expenses for 2005 increased by $110,000 over 2004 as several deposit acquisitions campaigns were made to attempt to attract local core deposit growth. Additionally, advertising to promote the opening of a new branch in 2005 contributed to this increase in expenses. The increase in the loan closing expense and professional fees categories was the result of a 40.0% increase in loans outstanding in 2006 over 2005 and a 54.1% increase in loans outstanding in 2005 over the same period of 2004. The company engages outside resources to review our loans and supplement our loan grading and review system.


The following table sets forth the primary components of noninterest expense for the years ended December 31, 2006 and 2005.
    (Dollars in thousands)                           2006       2005       2004
                                                     ----       ----       ----
Salaries and employee benefits ................     $2,421     $2,323     $1,753
Net occupancy .................................        408        304        256
Furniture and equipment .......................        241        171        147
Advertising and marketing expense .............        153         73         70
Office supplies, stationery, and printing .....        109         83         34
Data processing ...............................        387        313        226
Professional fees and services ................        244        108        199
Telephone .....................................         51         39         34
Loan closing costs ............................        110         44         55
 Postage ......................................         45         33         13
Other .........................................        610        411        361
                                                    ------     ------     ------
 Total noninterest expense ....................     $4,779     $3,902     $3,148
                                                    ======     ======     ======

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

                                 Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Loans also entail greater credit and liquidity risks than most of the Company's investment securities and short-term investments, which management attempts to control and counterbalance. Loans averaged $165,430,854 in 2006 and $114,182,692 in 2005. At December 31,
2006 and 2005, total loans were $194,784,723 and $139,152,300, respectively.

The following table sets forth the composition of the loan portfolio by category for the five years ended December 31, 2006 and highlights the Company's general emphasis on mortgage lending.

Composition of Loan Portfolio
December 31,                                                 2006                      2005                      2004
                                                             ----                      ----                      ----
(Dollars in thousands)                                            Percent                  Percent                  Percent
                                                       Amount    of Total       Amount    of Total       Amount     f Total
                                                       ------    --------       ------    --------       ------     -------
Commercial and industrial .......................    $ 20,363      10.44%     $ 17,810      12.78%     $ 11,490      12.69%
Real estate
  Mortgage-residential ..........................      54,438      27.90        44,066      31.61        32,241      35.60
  Mortgage-nonresidential .......................      73,320      37.58        50,632      36.32        43,862      31.84
    Construction and land .......................      44,709      22.92        24,559      17.62             -      16.64
Consumer ........................................       2,258       1.16         2,327       1.67         2,922       3.23
                                                     --------      -----      --------      -----      --------      -----
     Total loans ................................     195,088     100.00%      139,394     100.00%       90,515     100.00%
                                                     --------      -----      --------      -----      --------      -----
Allowance for loan losses .......................       2,435                    1,882                    1,332
                   Deferred loan fees ...........         303                      242                      211
                                                     --------                 --------                 --------
       Net loans ................................    $192,350                 $137,270                 $ 88,972
                                                     ========                 ========                 ========


December 31,                                                 2003                      2002
                                                             ----                      ----
(Dollars in thousands)                                            Percent                  Percent
                                                       Amount    of Total       Amount    of Total
                                                       ------    --------       ------    --------

Commercial and industrial ........................   $ 9,680        17.59%    $ 2,418       23.83%
Real estate
  Mortgage-residential ...........................    28,368        51.55       4,792       47.24
  Mortgage-nonresidential ........................    15,252        27.72       2,734       26.95
   Construction and land .........................         -         -              -           -
 Consumer ........................................     1,730         3.14         201        1.98
                                                     -------        -----     -------       -----
     Total loans .................................    55,030       100.00%     10,145      100.00%
                                                                   ======                  ======
Allowance for loan losses ........................       827                      152
Deferred loan fees ...............................         -                        -
                                                     -------                  -------
     Net loans ...................................   $54,203                  $ 9.993
                                                     =======                  =======

The largest component of loans in the Company's loan portfolio is real estate mortgage loans. At December 31, 2006, real estate mortgage loans totaled $172.4 million and represented 88.4% of the total loan portfolio. At December 31, 2005, 2004, 2003 and 2002, real estate mortgage loans totaled $119.0 million, $76.1 million, $43.6 million, and $7.5 million, respectively. Real estate mortgage loans represented 85.4%, 84.1%, 79.3% and 74.2% for the years ended December 31, 2005, 2004, 2003 and 2002, respectively.

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

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

Residential mortgage loans totaled $54.4 million and $44.1 million at December 31, 2006 and 2005, respectively. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $73.3 million and $50.6 million at December 31, 2006 and 2005, respectively. Construction and land loans, which are secured by either commercial or residential real estate, totaled $44.7 million and $24.6 million at December 31, 2006 and 2005, respectively. The demand for residential and commercial real estate loans in the Columbia market continues to be strong due to the relatively low interest rate environment.

Commercial and industrial loans totaled $20.4 million and $17.8 million at December 31, 2006 and 2005, respectively, and comprised 10.44% and 12.78%, respectively, of the total portfolio.

At December 31, 2006, consumer loans totaled $2.3 million and represented 1.16% of the total loan portfolio. Consumer loans totaled $2.3 million at December 31, 2005 and represented 1.67% of the total loan portfolio.

The Company's loan portfolio reflects the diversity of its market. The Company's offices are located in the Columbia, and Myrtle Beach, South Carolina areas. The economy of the Columbia metropolitan area is significantly influenced by offices of state and federal government, a major state university, and a United States Army base and training center as well as numerous small and mid-sized businesses, the Myrtle Beach market is mainly influenced by tourism. Management expects both areas to remain stable with continued growth in the near future. The diversity of the economy creates opportunities for all types of lending. The Company does not engage in foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2006.

       Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                                 Over One
                                                                                   Year
  December 31, 2006                                            One Year           Through             Over
                                                               or Less           Five Years         Five Years            Total
                                                               -------           ----------         ----------            -----
Commercial and industrial ..........................        $ 13,402,482        $  7,009,209       $                    $ 20,411,691
Real estate ........................................          56,609,843          68,420,090           2,377,361         127,407,694
Construction and Land ..............................          22,641,564          22,067,099                              44,708,663
Consumer and other .................................           1,761,429             495,246                   -           2,256,675
                                                            ------------        ------------        ------------        ------------
                                                            $ 94,415,318        $ 97,991,644        $  2,377,761        $194,784,723
                                                            ============        ============        ============        ============

Loans maturing after one year with:
   Fixed interest rates ............................                                                                    $100,147,525
   Floating interest rates .........................                                                                         222,000
                                                                                                                        ------------
                                                                                                                        $100,369,405
                                                                                                                        ============

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

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

                           Earning Assets - continued

Investment Securities. The investment securities portfolio is also a component of the Company's total earning assets. Total securities averaged $935,000 in 2006 and $3,429,587 in 2005. At December 31, 2006 and 2005, the total securities portfolio was $644,400 and $3,500,888, respectively. All marketable available for sale securities in 2006 and 2005 and were carried at fair market value. Nonmarketable securities which totaled $644,400 and $511,200 at December 31, 2006 and 2005, respectively, were recorded at cost.

The following table sets forth the fair value of the securities held by the Company at December 31, 2006, 2005, and 2004.

Fair Value of Securities available-for-sale
  December 31,                                       2006       2005       2004
                                                     ----       ----       ----
(Dollars in thousands)
U.S. government agencies and government
   sponsored enterprises ......................     $    -     $2,990     $2,969
Nonmarketable equity securities ...............        644        511        392
                                                    ------     ------     ------

   Total securities available-for-sale ........     $  644     $3,501     $3,361
                                                    ======     ======     ======


Nonmarketable equity securities (stock in the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta) totaled $644,400, $511,200, and$392,400 and had yields of 11.5%, 6.76%, and 4.68% at December 31, 2006,
2005, and 2004, respectively.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "Analysis of Changes in Net Interest Income" and "Interest Sensitivity."

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $9,072,000 in 2005 and $14,721,000 in 2006. At December 31, 2006, there was $8,803,000 in short-term investments. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations


                 Deposits and Other Interest-Bearing Liabilities

Average   interest-bearing   liabilities   totaled   $138,255,000  in  2006  and
$105,714,000 in 2005.

Deposits.   Average  total  deposits  totaled   $137,254,000   during  2006  and
$116,877,000 in 2005. At December 31, 2006 and 2005, total deposits were $175,582,000 and $135,746,000, respectively.

The following table sets forth the deposits of the Company by category as of December 31, 2006, 2005, and 2004.

Deposits
  December 31,                                               2006                      2005                          2004
                                                             ----                      ----                          ----
                                                                Percent of                   Percent of                   Percent of
  (Dollars in thousands)                             Amount       Deposits       Amount       Deposits        Amount        Deposits
                                                     ------       --------       ------       --------        ------        --------
Demand deposit accounts .....................      $ 17,667            10%      $ 13,028            10%      $ 10,375            12%
NOW accounts ................................        10,307             6         13,635            10          6,047             7
Savings and money market
accounts ....................................        34,971            20         27,583            20         24,763            29
Time deposits $100,000 and over .............        65,234            37         43,705            32         26,901            31
Other time deposits .........................        47,403            27         37,795            28         18,008            21
                                                   --------           ---       --------           ---       --------           ---
   Total deposits ...........................      $175,582           100%      $135,746           100%      $ 86,094           100%
                                                   ========           ===       ========           ===       ========           ===

At December 31, 2006, total deposits had increased by $39,836,000, or 29.3%, from December 31, 2005. Total deposit increased by $49,652,000, or 57.7% in 2005 over the same period in 2004. The largest increase for all years was in time deposits, which increased $31,136,000 or 38.2%, from December 31, 2005 to December 31, 2006 and $36,591,000, or 81.5% from December 31, 2004 to December 31, 2005. This increase in 2006 over 2005 was attributable to the opening of new accounts during 2006 with the addition of our two new branches which opened in November of 2005 and August of 2006, coupled with an expanded participation in the brokered certificate of deposit market to support the 40.0% growth in loans outstanding during 2006. The increase in 2005 over 2004 was the result of increased focus on the attraction of deposit accounts during the period, and expanded participation in the brokered certificate of deposit market to support the 54% loan growth realized by the during the period. Expressed in percentages, noninterest-bearing deposits increased 35.6% in 2006 over 2005 and 25.6% in 2005 over 2004; interest-bearing demand deposits decreased by 24.4% in 2006 from 2005, but increased 125.5% in 2005 over 2004. At December 31, 2006, brokered deposits totaled $45,446,000 which represents a 81.8% increase over the December 31, 2005. Brokered deposits total of $24,999,000 at December 31, 2005, and increase of 29.3% from December 31, 2004.

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $110.3 million at December 31, 2006 and $92.0 million at December 31, 2005, and $68.1 million at December 31, 2004.

Deposits, and particularly core deposits, have been a primary source of funding and have enabled us to meet successfully both our short-term and long-term liquidity needs. We anticipate that such deposits will continue to be our primary source of funding in the future. Our loan-to-deposit ratio was 102.5% at December 31, 2006, 98.9% at December 31, 2005 and 96.8% at December 31, 2004.
The maturity distribution of our time deposits over $100,000 at December 31, 2006, is set forth in the following table:

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations


           Deposits and Other Interest-Bearing Liabilities - continued

            Maturities of Certificates of Deposit of $100,000 or More

                                                                             After Six
                                                              After Three      Through       After
                                               Within Three   Through Six       Twelve      Twelve
  (Dollars in thousands)                           Months         Months        Months      Months        Total
                                                   ------         ------        ------      ------        -----
  Certificates of deposit of $100 or more ...    $  16,967      $  6,737     $  24,673     $ 16,857     $  65,234

         Approximately 26% of our time deposits over $100,000 had scheduled maturities within three months, and 74% had maturities within twelve months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Notes Payable and Advances from Federal Home Loan Bank. The Company executed a line of credit agreement with Chase Bank in May 2006 that allows the Company to borrow up to $10 million if certain covenants are met, with a variable interest rate of 30 day LIBOR plus 150 basis points. This line of credit with Chase Bank matures in May 2008. At December 31, 2006, no funds had been drawn from this line of credit. We also have credit available at the Federal Home Loan Bank of Atlanta up to 10% of the Bank's total assets reported at the end of each previous quarter. At December 31, 2006, we had drawn $1,000,000 on this line at a fixed rate of 4.51% with a maturity date of March 27, 2007.


                                     Capital

In 2005, the Company completed a public offering of 1,000,000 shares of common stock at $16.00 per share. As part of the offering, the Company gave the underwriter an option to purchase an additional 150,000 shares at the offering price for a period of 45 days which was exercised in January, 2006. $11.2 million of the proceeds from the sale of the stock was invested in the Bank and the remaining net proceeds were retained by the Company for general corporate purposes.

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

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

                               Capital - continued

The Federal Deposit Insurance Corporation has established risk-based capital requirements for banks and the Federal Reserve has established similar requirements for bank holding companies. As of December 31, 2006, the Company exceeded the adequately capitalized requirement of the Federal Reserve, and the subsidiary bank exceeded the well capitalized and adequately capitalized requirement of the FDIC as shown in the following table.

                                                                                      Capital Ratios
                                                                                      --------------
                                                                                   Adequately Capitalized        Well Capitalized
(Dollars in thousands)                                             Actual               Requirement                Requirement
                                                                   ------               -----------                -----------
                                                             Amount      Ratio       Amount      Ratio       Amount        Ratio
                                                             ------      -----       ------      -----       ------        -----
The Bank
  Total capital (to risk-weighted assets) ..............     $23,537    11.57%      $16,280      8.00%      $20,350        10.00%
  Tier 1 capital (to risk-weighted assets) .............      21,105    10.37%        7,273      4.00%       11,343         6.00%
  Tier 1 capital (to average assets) ...................      21,105    10.27%        7,357      4.00%        9,413         5.00%
The Company
  Total capital (to risk-weighted assets) ..............     $32,161    15.79%      $16,298      8.00%      $   N/A          N/A
  Tier 1 capital (to risk-weighted assets) .............      29,726    14.59%        7,282      4.00%          N/A          N/A
  Tier 1 capital (to average assets) ...................      29,726    14.64%        7,295      4.00%          N/A          N/A

We have a credit facility with Chase Bank which will allow us to borrow up to $10 million, subject to a number of conditions, which we could use to increase the total regulatory capital of the Bank up to 50% of tier 1 capital. At December 31, 2006, we did not have any monies borrowed on this line of credit.

                             Off-Balance Sheet Risk

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank's customers at predetermined interest rates for a specified period of time. At December 31, 2006, the Bank had issued commitments to extend credit of $38,942,723 through various types of commercial lending arrangements. Approximately $36,469,434 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit at December 31, 2006.

                                                          After One     After Three
                                                           Through        Through
                                          Within One        Three          Twelve          Within       Greater Than
                                             Month          Months          Months        One Year        One Year         Total
                                             -----          ------          ------        --------        --------         -----
Unused commitments
   to extend credit ................     $   844,967     $ 1,948,946     $ 8,301,334     $11,095,247     $26,278,522     $37,373,769
Standby letters of credit ..........       1,500,000          33,000          35,954       1,568,954               -       1,568,954
                                         -----------     -----------     -----------     -----------     -----------     -----------
                                         $ 2,344,967     $ 1,981,946     $ 8,337,288     $12,664,201     $26,278,522     $38,942,723
                                         ===========     ===========     ===========     ===========     ===========     ===========

The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations

                           Return on Equity and Assets

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average daily equity), and equity to assets ratio (average daily equity divided by average total assets) for the period indicated. Since its inception, the Company has not paid cash dividends.

                                                    2006    2005     2004
                                                    ----    ----     ----
Return on average assets ........................   1.04%   0.50%   (0.51%)
Return on average equity ........................   6.49%   5.90%   (3.98%)
Equity to assets ratio ..........................  14.64%   8.40%   12.87%

                     Critical Accounting Policies

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Its significant accounting policies are described in the notes to the consolidated financial statements at December 31, 2006, included in its Annual Report to Shareholders, and filed with the Company's Annual Report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions which have a material impact on the carrying value of certain assets and liabilities. These accounting policies are considered to be critical accounting policies. The judgments and assumptions used are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and results of operations.

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

                          CAROLINA NATIONAL CORPORATION
           Management's Discussion and Analysis or Plan of Operations




REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Carolina National Corporation
Columbia, South Carolina


We have  audited  the  accompanying  consolidated  balance  sheets  of  Carolina
National Corporation as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina National Corporation, as of December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.



s/Elliott Davis, LLC
----------------------------
Elliott Davis, LLC
Columbia, South Carolina
March 16, 2007

                          CAROLINA NATIONAL CORPORATION

                           Consolidated Balance Sheets

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                     2006                 2005
                                                                                                     ----                 ----
Assets:
  Cash and cash equivalents:
    Cash and due from banks ............................................................        $   3,232,394         $   3,109,712
    Federal funds sold .................................................................            8,803,000            17,858,000
                                                                                                -------------         -------------
        Total cash and cash equivalents ................................................           12,035,394            20,967,712
                                                                                                -------------         -------------
  Investment securities:
    Securities available for sale ......................................................                    -             2,989,688
    Nonmarketable equity securities ....................................................              644,400               511,200
                                                                                                -------------         -------------
        Total investment securities ....................................................              644,400             3,500,888
                                                                                                -------------         -------------
  Loans receivable .....................................................................          194,784,723           139,152,300
    Less allowance for loan losses .....................................................            2,434,900             1,882,099
                                                                                                -------------         -------------
        Loans, net .....................................................................          192,349,823           137,270,201
                                                                                                -------------         -------------
  Premises, furniture and equipment, net ...............................................            1,486,250               923,858
  Accrued interest receivable ..........................................................            1,119,030               649,818
  Other assets .........................................................................            1,276,905             1,544,126
                                                                                                -------------         -------------
        Total assets ...................................................................        $ 208,911,802         $ 164,856,603
                                                                                                =============         =============
Liabilities:
  Deposits:
    Noninterest-bearing transaction accounts ...........................................        $  17,666,870         $  13,027,867
    Interest-bearing transaction accounts ..............................................           10,307,063            13,635,279
    Savings and money market ...........................................................           34,971,834            27,582,626
    Time deposits $100,000 and over ....................................................           65,233,757            43,705,039
    Other time deposits ................................................................           47,402,659            37,794,899
                                                                                                -------------         -------------
        Total deposits .................................................................          175,582,183           135,745,710
  Advances from Federal Home Loan Bank .................................................            1,000,000             1,000,000
  Accrued interest payable .............................................................            1,531,840               905,271
  Other liabilities ....................................................................              204,804               837,708
                                                                                                -------------         -------------
        Total liabilities ..............................................................          178,318,827           138,488,689
                                                                                                -------------         -------------
Commitments and contingencies (Notes 10 and 12)
Shareholders' equity:
  Preferred stock, 10,000,000 shares authorized, none issued ...........................                    -                     -
  Common  stock, no par value, 20,000,000 shares authorized; 2,578,503 and
    2,427,303 shares issued at December 31, 2006
    and 2005, respectively .............................................................           31,061,361            28,772,288
  Retained deficit .....................................................................             (468,386)           (2,397,568)
  Accumulated other comprehensive loss .................................................                    -                (6,806)
                                                                                                -------------         -------------
        Total shareholders' equity .....................................................           30,592,975            26,367,914
                                                                                                -------------         -------------
        Total liabilities and shareholders' equity .....................................        $ 208,911,802         $ 164,856,603
                                                                                                =============         =============

The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

                      Consolidated Statements of Operations
                 For the years ended December 31, 2006 and 2005

                                                                                                    2006                    2005
                                                                                                    ----                    ----
Interest income:
  Loans, including fees ..........................................................              $12,782,955              $ 7,654,084
  Investment securities:
     Taxable .....................................................................                    8,848                   60,000
     Nonmarketable equity securities .............................................                   74,390                   31,068
  Federal funds sold .............................................................                  681,979                  279,319
                                                                                                -----------              -----------
        Total ....................................................................               13,548,172                8,024,471
                                                                                                -----------              -----------
Interest expense:
  Time deposits $100,000 and over ................................................                2,614,004                1,256,654
  Other deposits .................................................................                2,883,333                1,566,036
  Note payable ...................................................................                        -                  117,809
  Other ..........................................................................                   45,179                   12,030
                                                                                                -----------              -----------
        Total ....................................................................                5,542,516                2,952,529
                                                                                                -----------              -----------
Net interest income ..............................................................                8,005,656                5,071,942
Provision for loan losses ........................................................                  603,355                  550,362
                                                                                                -----------              -----------
Net interest income after provision for loan losses ..............................                7,402,301                4,521,580
                                                                                                -----------              -----------
Noninterest income:
  Service charges on deposit accounts ............................................                  208,883                  191,393
  Residential mortgage origination fees ..........................................                  107,068                  107,580
  Advances from Federal Home Loan Bank ...........................................                   97,281                   74,709
                                                                                                -----------              -----------
     Total noninterest income ....................................................                  413,232                  373,682
                                                                                                -----------              -----------
Noninterest expenses:
  Salaries and employee benefits .................................................                2,420,760                2,323,102
  Net occupancy ..................................................................                  410,104                  304,328
  Furniture and equipment ........................................................                  239,102                  170,744
  Other operating ................................................................                1,709,028                1,103,578
                                                                                                -----------              -----------
     Total noninterest expense ...................................................                4,778,994                3,901,752
                                                                                                -----------              -----------
Income before income taxes .......................................................                3,036,539                  993,510
Income tax expense ...............................................................                1,107,357                  346,277
                                                                                                -----------              -----------
Net income .......................................................................              $ 1,929,182              $   647,233
                                                                                                ===========              ===========
Earnings per share
Basic earnings per share .........................................................              $       .75              $       .44
                                                                                                ===========              ===========
Diluted earnings per share .......................................................              $       .73              $       .42
                                                                                                ===========              ===========
Average shares outstanding - basic ...............................................                2,575,002                1,473,878
                                                                                                ===========              ===========
Average shares outstanding - diluted .............................................                2,659,265                1,552,982
                                                                                                ===========              ===========

The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

           Consolidated Statements of Changes in Shareholders' Equity
                            and Comprehensive Income
                 For the years ended December 31, 2006 and 2005

                                                                                                     Accumulated
                                                         Common Stock                                   Other
                                                         ------------              Retained         Comprehensive
                                                   Shares           Amount           Deficit         Income (Loss)          Total
                                                   ------           ------           -------         -------------          -----
Balance, December 31, 2004 .............         1,427,303      $ 13,994,796      $ (3,044,801)      $    (24,881)      $ 10,925,114

Issuance of common stock, net ..........         1,000,000        14,777,492                                             14,777,492

Net income .............................                                               647,233                              647,233

Other comprehensive income,
  net of tax ...........................                                                                    18,075            18,075
                                                                                                                        ------------

Comprehensive income ...................                                                                                     665,308
                                              ------------      ------------      ------------       ------------       ------------

Balance, December 31, 2005 .............         2,427,303      $ 28,772,288      $ (2,397,568)      $     (6,806)      $ 26,367,914
                                              ============      ============      ============       ============       ------------

Issuance of common stock, net ..........           150,000         2,245,344                                              2,245,344

Stock-based compensation ...............                              31,729                                                 31,729

Exercise of Options ....................             1,200            12,000                                                 12,000

Net income .............................                                              1,929,182                           1,929,182

Other comprehensive income,
  net of tax ...........................                                                                    6,806             6,806
                                                                                                                        ------------

Comprehensive income ...................                                                                                  1,935,988
                                              ------------      ------------      ------------       ------------       ------------

Balance, December 31, 2006 .............         2,578,503      $ 31,061,361      $   (468,386)     $           -       $ 30,592,975
                                              ============      ============      ============       ============       ============

The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

                      Consolidated Statements of Cash Flows
                 For the years ended December 31, 2006 and 2005

                                                                                                 2006                      2005
                                                                                                 ----                      ----
Cash flows from operating activities:
  Net income ...................................................................             $  1,929,182              $    647,233
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
        Provision for loan losses ..............................................                  603,355                   549,899
        Depreciation and amortization expense ..................................                  239,933                   165,184
        Deferred income tax expense ............................................                  630,179                   275,694
            Stock based Compensation Expense ...................................                   31,729                         -
        Increase in accrued interest receivable ................................                 (469,212)                 (277,291)
        Increase in accrued interest payable ...................................                  626,569                   616,182
            Loss on disposal of asset ..........................................                    7,200                         -
        Increase in other assets ...............................................                 (125,396)                 (115,247)
        (Decrease) increase in other liabilities ...............................                 (873,972)                  540,799
                                                                                             ------------              ------------
           Net cash provided by operating activities ...........................                2,599,567                 2,402,453
                                                                                             ------------              ------------
Cash flows from investing activities:
  Purchases of nonmarketable equity securities .................................                 (133,200)                 (118,800)
  Calls or maturities of securities held to maturity ...........................                3,000,000                         -
  Net increase in loans ........................................................              (55,682,977)              (48,848,551)
  Purchase of premises, furniture and equipment ................................                 (809,525)                 (378,531)
                                                                                             ------------              ------------
           Net cash used by investing activities ...............................              (53,625,702)              (49,345,882)
                                                                                             ------------              ------------
Cash flows from financing activities:
  Net increase in demand deposits, interest-bearing
     transaction accounts and savings accounts .................................                8,699,995                13,061,316
  Net increase in certificates of deposit and
     other time deposits .......................................................               31,136,478                36,590,470
  Repayment of notes payable ...................................................                        -                  (900,000)
  Advances from Federal Home Loan Bank .........................................                        -                 1,000,000
   Proceeds from exercise of stock options .....................................                   12,000                         -
  Issuance of common stock, net ................................................                2,245,344                14,777,492
                                                                                             ------------              ------------
        Net cash provided by financing activities ..............................               42,093,817                64,529,278
                                                                                             ------------              ------------
Net increase (decrease) in cash and cash equivalents ...........................               (8,932,318)               17,585,849
Cash and cash equivalents, beginning of year ...................................               20,967,712                 3,381,863
                                                                                             ------------              ------------
Cash and cash equivalents, end of year .........................................             $ 12,035,394              $ 20,967,712
                                                                                             ============              ============

The accompanying notes are an integral part of the consolidated financial statements.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Carolina National Corporation (the Company) was incorporated on February 14, 2000, to be a bank holding company for Carolina National Bank & Trust Company (the Bank). Carolina National Bank & Trust Company commenced business on July 15, 2002. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Richland County, South Carolina and loan production office in Horry County, South Carolina. The Bank is chartered under the National Bank Act, and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

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

The Company makes loans to individuals, small and medium sized businesses for various personal and commercial purposes primarily within the Columbia, South Carolina metropolitan area. The Company's loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan's life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e., balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

As of December 31, 2006, the company had no available for sale investment securities. At December 31, 2005 the Company's investment portfolio consisted principally of obligations of the United States, its agencies or its corporations. In the opinion of management, this did not represent a concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Securities Available-for-Sale - Securities available-for-sale are carried at amortized cost and adjusted to estimated market value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders' equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company's investment in the stock of the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta. The stocks have no quoted market value and no ready market exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2006 and 2005, the Company's investment in Federal Home Loan Bank stock was $374,400 and $241,200, respectively. The investment in Federal Reserve Bank stock totaled $270,000 at December 31, 2006 and 2005. Dividends received on these stocks are included as a separate component of interest income.

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

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected in accordance with the contractual terms. Loans are not considered impaired if a minimal payment delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected. At December 31, 2006, management has determined that the Company had no impaired loans.

Allowance for Loan Losses - The provision for loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the probable loan losses incurred the current loan portfolio. Management's judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, and prevailing economic conditions. Loans that are determined to be uncollectible are charged against the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Impaired Loans - The Bank accounts for impaired loans in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." This statement requires that all lenders value loans at the loan's fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a lender to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income on an impaired loan.

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent. Advertising and public relations costs of $152,788 and $73,297 were included in the Company's results of operations for 2006 and 2005, respectively.

Retirement Benefits - The Company has a 401(k) Plan in place for the benefit of all eligible employees. The Company contributes to the Plan annually upon approval by the Board of Directors. The amount of the contributions made is at the discretion of the Board. Contributions made to the Plan in 2006 and 2005 amounted to $49,594 and $35,765, respectively.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Stock-Based Compensation - The Company has a stock-based employee compensation plan which is further described in Note 14. For the year ended December 31, 2005, the Company utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (as amended) ("APB 25"). Under the intrinsic value method prescribed by APB 25, no compensation cost was recognized for the Company's stock options because the option exercise price equaled the market price on the grant date.

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123 (R)"). SFAS No. 123(R), requires that the fair value of share-based payments to employees, including stock options, be recognized as compensation expense in the statement of operations.

In adopting SFAS No. 123(R), the Company elected to use the modified prospective method to account for the transition from the intrinsic value method to the fair value recognition method. Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of grant. The following table illustrates the effect on net income and earnings per share as if the fair value based method had been applied to all outstanding and unvested awards in each period.

In addition, the Company has outstanding stock warrants which were issued to directors of the Bank in connection with the organization of the Bank as described in Note 13. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123(R), to stock-based employee compensation for both the stock options and stock warrants in 2006 and 2005.

                                                                                                     Year Ended December 31,
                                                                                                     -----------------------
                                                                                                  2006                     2005
                                                                                                  ----                     ----
Net income, as reported ......................................................             $      1,929,182           $     647,233
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related tax effects .................................                      (31,729)                (56,735)
Add:  Amount of stock-based compensation included
   in net income as reported .................................................                       31,729                       -
                                                                                           ----------------             -----------
Pro forma net income including stock based cost
  based on the fair value method .............................................             $      1,929,182           $     590,498
                                                                                           ================             ===========
        Income per share:
  Basic - as reported ........................................................             $            .75             $       .44
                                                                                           ================             ===========
  Basic - pro forma ..........................................................             $            .75             $       .41
                                                                                           ================             ===========
  Diluted - as reported ......................................................             $            .73             $       .42
                                                                                           ================             ===========
  Diluted - pro forma ........................................................             $            .73             $       .38
                                                                                           ================             ===========

In calculating the pro forma disclosures, the fair value of options and warrants granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2006; dividend yield of 0 percent; expected volatility of 19.88 percent; risk-free interest rate of 4.93 percent; and expected life of 7 years. The assumptions used for grants in 2005; dividend yield of 0 percent, expected volatility of 24.98 percent; risk-free interest rate of 4.05 percent; and expected life of 7 years.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Income Per Share - Basic income per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Dilutive income per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate to both outstanding warrants and stock options and are determined using the treasury stock method.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects for the years ended December 31, 2006 and 2005 are as follows:

                                                                                                        2006                  2005
                                                                                                        ----                  ----
   Unrealized holding gains on securities available-for-sale ...........................             $ 10,312              $ 20,625
   Reclassification adjustment for losses realized in net income .......................                    -                     -
                                                                                                     --------              --------
   Net unrealized gains on securities available-for-sale ...............................               10,312                20,625
   Tax effect ..........................................................................               (3,506)               (2,550)
                                                                                                     --------              --------
   Net-of-tax amount ...................................................................             $  6,806              $ 18,075
                                                                                                     ========              ========

Statement of Cash Flows - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Interest paid on deposits and other borrowings totaled $4,915,947 and $2,952,529 for the years ended December 31, 2006 and 2005, respectively.

Income taxes paid for the years ended December 31, 2006 and 2005 totaled $732,688 and $17,980, respectively.

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

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements:

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." This Statement amends FASB No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in enterprises' financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48 its financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company's financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS 158"), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date -- the date at which the benefit obligation and plan assets are measured -- is required to be the company's fiscal year end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company does not have a defined benefit pension plan. Therefore, SFAS 158 will not impact the Company's financial conditions or results of operations.

In September, 2006, The FASB ratified the consensuses reached by the FASB's Emerging Issues Task Force ("EITF") relating to EITF 06-4 "Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements." EITF 06-4 addresses employer accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", or Accounting Principles Board ("APB") Opinion No. 12, "Omnibus Opinion--1967". EITF 06-4 is effective for fiscal years beginning after December 15, 2007. Entities should recognize the effects of applying this Issue through either (a) a change in

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations and cash flows.

In September 2006, the FASB ratified the consensus reached related to EITF 06-5, "Accounting for Purchases of Life Insurance--Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance." EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the SEC issued Staff Accounting Bulleting No. 108 ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the reported results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115." This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. Earlier adoption is permitted in 2007 if the Company also elects to apply the provisions of SFAS 157, "Fair Value Measurement." The Company is currently analyzing the fair value option provided under SFAS 159.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations and cash flows.

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

Reclassifications   -  Certain  captions  and  amounts  in  the  2005  financial statements were reclassified to conform with the 2006 presentation.


NOTE 2 - CASH AND DUE FROM BANKS

The Company is required to maintain cash balances with The Bankers Bank to cover all cash letter transactions. At December 31, 2006 and 2005, the requirement was met by the cash balance in the account. The Bank is also required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank, or on deposit with the Federal Reserve Bank. At December 31, 2006 and 2005, these required reserves were met by vault cash.

NOTE 3 - INVESTMENT SECURITIES
The Company had no investment securities available for sale at December 31, 2006. At December 31, 2005 securities available-for-sale consisted of the following:

                                                                                     Gross Unrealized
                                                              Amortized              ----------------                    Estimated
                                                                 Cost               Gains               Losses           Fair Value
                                                                 ----               -----               ------           ----------
December 31, 2005
Government sponsored enterprises ...................          $3,000,000          $        -          $   10,312          $2,989,688
                                                              ==========          =========           ==========          ==========

Securities of government sponsored enterprises at December 31, 2005 consists of one security which matured on February 9, 2006.

At December 31, 2006 and 2005, no investment securities were pledged as collateral to secure public deposits or for other purposes as required or permitted by law.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements


NOTE 4 - LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:

                                                          December 31,
                                                          ------------
                                                     2006               2005
                                                     ----               ----
Mortgage loans on real estate:
   Residential 1-4 Family ................       $ 24,574,431       $ 17,501,409
   Multifamily ...........................            937,203                  -
   Commercial ............................         73,015,515         50,513,416
   Construction and Land .................         44,708,663         24,559,227
   Second Mortgage Loans .................          1,498,413          1,384,798
   Equity Lines of Credit ................         27,429,465         25,056,638
                                                 ------------       ------------
                                                  172,163,690        119,015,488
Commercial and industrial ................         20,363,359         17,809,622
Consumer .................................          2,257,674          2,305,145
Other ....................................                  -             22,045
                                                 ------------       ------------
      Total loans ........................       $194,784,723       $139,152,300
                                                 ============       ============

Transactions in the allowance for loan losses during 2006 and 2005 are summarized below:

                                                            December 31,
                                                            ------------
                                                      2006               2005
                                                      ----               ----
Balance, beginning of year ...............       $ 1,882,099        $ 1,332,200
Provision charged to operations ..........           603,355            550,362
Chargeoffs ...............................           (50,554)              (463)
                                                 -----------        -----------
     Balance, end of year ................       $ 2,434,900        $ 1,882,099
                                                 ===========        ===========

At December 31, 2006, the Bank had eight loans in nonaccrual status totaling $653,313. Five of these loans on nonaccrual totaling $586,115 are secured by real estate and no loss is anticipated, the remaining three loans are secured by automobiles and minimal to no loss is anticipated on them. There were no loans in nonaccrual status as of December 31, 2005. Additionally, as of December 31, 2006, the Bank had one loan 90 days, or more past due in the amount of $425,000 accruing interest. This loan is secured by real estate and in process of being brought current with no loss anticipated. There were no loans 90 days, or more past due at December 31, 2005.

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

                                                              December 31,
                                                              ------------
                                                          2006             2005
                                                          ----             ----
Buildings ........................................     $  220,683     $  220,683
Leasehold improvements ...........................        829,317        276,282
Furniture and equipment ..........................      1,116,731        884,452
                                                       ----------     ----------
    Total ........................................      2,166,731      1,381,417
Less, accumulated depreciation ...................        680,481        457,559
                                                       ----------     ----------
  Premises, furniture and equipment, net .........     $1,486,250     $  923,858
                                                       ==========     ==========

Depreciation and amortization expense was $240,753 and $175,505 for the years ended December 31, 2006 and 2005, respectively.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 6 - DEPOSITS

At December 31, 2006, the scheduled maturities of certificates of deposit were as follows:

     Maturing In:                                      Amount
     ------------                                      ------
       2007                                         $ 94,962,230
       2008                                           13,747,939
       2009                                            3,893,247
       2010                                               33,000
                                                    ------------
         Total                                      $112,636,416
                                                    ============

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

As of December 31, 2006 and 2005, the Bank had one advance from the Federal Home Loan Bank in the amount of $1,000,000. The advance has a fixed interest rate of 4.51% and matures on March 27, 2007. Interest is paid monthly and principal is due at maturity. As collateral, the Bank has pledged liens on a portion of one to four family revolving loans and second mortgage loans. The aggregate balance of these loans was $27,429,465 at December 31, 2006. The advance is subject to prepayment penalties.

NOTE 8 - OTHER OPERATING EXPENSES

Other operating expenses for the years ended December 31, 2006 and 2005 are summarized below:

                                                           2006           2005
                                                           ----           ----
Professional fees ................................     $  243,911     $  107,682
Telephone expenses ...............................         51,273         39,346
Office supplies, stationery, and printing ........        108,608         83,215
Data processing and related expenses .............        387,059        312,997
Advertising and public relations .................        152,788         73,297
Postage ..........................................         44,805         33,379
Other legal expenses .............................         26,126         43,942
Other ............................................        694,458        409,720
                                                       ----------     ----------
   Total .........................................     $1,709,028     $1,103,578
                                                       ==========     ==========

NOTE 9 - INCOME TAXES

Income tax expense for the years ended December 31, 2006 and 2005 is summarized as follows:

                                                        2006             2005
                                                        ----             ----
  Current portion
    Federal ....................................    $   387,807     $    12,371
    State ......................................         89,371           2,735
                                                    -----------     -----------
       Total current ...........................        477,178          15,106
                                                    -----------     -----------
  Deferred .....................................        626,672         328,622
                                                    -----------     -----------
  Income tax expense ...........................    $ 1,103,850     $   343,728
                                                    ===========     ===========

Income tax expense is allocated as follows:
    To continuing operations ...................    $ 1,107,357     $   346,277
    To shareholders' equity ....................         (3,507)         (2,549)
                                                    -----------     -----------
                                                    $ 1,103,850     $   343,728
                                                    ===========     ===========

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 9 - INCOME TAXES - continued

The gross amounts of deferred tax assets and deferred tax liabilities are as follows:

                                                            December 31,
                                                            ------------
                                                          2006             2005
                                                          ----             ----
Deferred tax assets:
    Allowance for loan losses ..................      $  478,120      $  630,604
    Net operating loss carryforward ............           2,539         450,657
    Organization and start-up costs ............          41,226         123,675
    Loan origination costs .....................         103,631          82,376
    Other ......................................          26,269           3,172
                                                      ----------      ----------
       Total deferred tax assets ...............         651,785       1,290,484
                                                      ----------      ----------
Deferred tax liabilities:
    Accumulated depreciation ...................          14,612          49,584
    Available for sale securities ..............               -           3,507
       Prepaids ................................          26,452               -
                                                      ----------      ----------
       Total deferred tax liabilities ..........          41,604          53,091
                                                      ----------      ----------
       Net deferred tax asset ..................      $  610,721      $1,237,393
                                                      ==========      ==========

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2006 management believes it will fully realize 100% of the Company's deferred tax asset.

The Company has a net state operating loss for income tax purposes of $76,943 as of December 31, 2006. This net operating loss expires in the year 2026.

A reconciliation between the income tax expense allocated to continuing operations and the amount computed by applying the Federal statutory rate of 34% for 2006 and 2005 to income before income taxes follows:

                                                          2006           2005
                                                          ----           ----
Tax expense at statutory rate .......................   $1,032,423   $  337,793
State income tax, net of federal income tax effect ..       58,985       18,432
Other ...............................................       15,949       (9,948)
                                                        ----------   ----------
    Income tax expense ..............................   $1,107,357   $  346,277
                                                        ==========   ==========


NOTE 10 - LEASES

The Company has entered into nine separate lease agreements for properties in Richland County, South Carolina for branch banking and mortgage operations. The leases have various initial terms and expire on various dates through 2022. The lease agreements generally provide that the Bank is responsible for ongoing repairs and maintenance, insurance and real estate taxes. The leases also provide for renewal options and certain scheduled increases in monthly lease payments. The Company has also entered into two separate month to month leases for loan production offices. One lease is for property located in Horry County at a rate of $400 per month and is cancelable with 90 days notice. The other lease is for property located in Richland County at a rate monthly of $438 and is cancelable with 30 days notice.

Rental expense under these operating lease agreements was $264,849 and $229,639 for the years ended December 31, 2006 and 2005, respectively.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 10 - LEASES - continued


Minimal future rental payments under non-cancelable operating leases having remaining terms in excess of one year, for each of the next five years and in the aggregate are:

    2007 ...............................................    $  333,268
    2008 ...............................................       507,226
    2009 ...............................................       507,226
    2010 ...............................................       475,601
    2011 ...............................................       472,726
    Thereafter .........................................     2,539,756
                                                            ----------
    Total minimum future rental payments ...............    $4,835,803
                                                            ==========

NOTE 11 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Bank. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2006 and 2005, the Bank had related party loans totaling $3,830,686 and $3,476,375, respectively. During 2006, advances on related party loans totaled $892,038, and repayments were $534,727. During 2005, advances on related party loans totaled $1,249,821, and repayments were $364,646.

As of December 31, 2006 and 2005, deposits of directors and executive officers of the Company and their immediate families totaled $7,056,904 and $2,741,681, respectively.

The Bank maintains a month to month lease on property in Richland County, South Carolina for one of its loan production offices with a company that is owned by one of its directors. The lease payment is $438 per month, which is considered to be fair market value, and can be cancelled with 30 days notice.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company may from time to time be subject to claims and lawsuits which arise primarily in the ordinary course of business. Management is not aware of any legal proceedings which would have a material adverse effect on the financial position or operating results of the Company.


NOTE 13 - STOCK WARRANTS

The organizers of the Company, including all of the directors of the Company received stock warrants giving them the right to purchase two shares for every three shares they purchased in the initial offerings of the Company's common stock at a price of $10 per share. One third of the warrants vested each July 15 of 2003, 2004 and 2005 and expire on July 15, 2012. Warrants held by directors of the Company will expire 90 days after the director ceases to be a director or officer of the Company (365 days if due to death or disability). At December 31, 2006 and 2005, warrants for 200,555 shares had been granted and all were exercisable. The aggregate intrinsic value of warrants outstanding and exercisable as of December 31, 2006 was $1,596,418. No warrants vested in 2006. The total fair value of the warrants vesting in 2005 was $185,849.

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

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

The Company has also granted a total of 62,100 stock options to its employees. Of these, 40,500 were granted in 2002; 3,500 were granted in 2004; 12,200 were granted in 2005 and 5,900 were granted in 2006. These options will vest 30% at the end of three years, 30% at the end of four years, and 40% at the end of five years. Years will be measured from the grant dates. The options issued in 2006 have an exercise price of $18.49 and the options issued in 2005 have exercise prices of $13.50 per share. All issued options terminate ten years after the date of grant. The weighted average grant date fair value of options granted was $6.60 in 2006 and $3.30 in 2005. The aggregate intrinsic value of exercised options in 2006 was $9,636. The aggregate fair value of options exercised in 2006 was $3,336. No options were exercised in 2005. As of December 31, 2006 there was $57,869 of total unrecognized compensation cost related to non vested share-base compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted average period of 4.79 years. The total fair value of the shares vested during the years ended December 31, 2006 and 2005 was $51,069 and $54,405, respectively.

A summary of the status of the Company's stock options as of December 31, 2006 and 2005, and changes during each year is presented below:

                                                                      2006                        2005
                                                                      ----                        ----
                                                                            Weighted                     Weighted
                                                                             Average                      Average
                                                                            Exercise                     Exercise
                                                                Shares        Price         Shares         Price
                                                                ------        -----         ------         -----
     Outstanding at beginning of year .....................     102,501    $   10.43         90,301     $   10.01
     Granted ..............................................       5,900        18.49         12,200         13.50
     Exercised ............................................       1,200        10.00             -
     Forfeited ............................................      12,900        13.07             -
                                                                -------                     -------
     Outstanding at end of year ...........................      94,301        10.55        102,501         10.43
                                                                =======                     =======

The following table summarizes information about stock options outstanding under the Company's plan at December 31, 2006:
                                                    Outstanding     Exercisable
                                                    -----------     -----------
Number of options ..........................            94,301           76,761
Weighted average remaining life ............        5.85 years       5.54 years
Weighted average exercise price ............       $     10.55    $      10.00
High exercise price ........................       $     18.49    $      10.00
Low exercise price .........................       $     10.00    $      10.00
Aggregate Intrinsic Value ..................       $   699,355    $    611,018


                                                                      Weighted -
                                                                       Average
                                                                      Grant-Date
                                                       Shares         Fair Value
                                                       ------         ----------
Nonvested at January 1, 2006 ....................      44,110          $   2.95
Granted .........................................       5,900          $   6.60
Vested ..........................................     (19,570)         $   2.78
Forfeited .......................................      12,900          $   3.53
                                                      -------
Nonvested at December 31, 2006
                                                       17,540          $   3.89
                                                      =======

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 15 - INCOME PER SHARE

Basic income per share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted income per share is computed by dividing net income by the weighted-average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock warrants and stock options.

                                                          2006            2005
                                                          ----            ----
Net income per share - basic computation:

Net income to common shareholders ................     $1,929,182     $  647,233
                                                       ==========     ==========

Average common shares outstanding - basic ........     $2,575,002      1,473,878
                                                       ==========     ==========

Basic income per share ...........................     $      .75     $      .44
                                                       ==========     ==========

Net income per share - dilutive computation:

Net income to common shareholders ................     $1,929,182     $  647,233
                                                       ==========     ==========

Average common shares outstanding - basic ........      2,575,002      1,473,878

Incremental shares from assumed conversion of
   Stock warrants and  options ...................         84,263         79,104
                                                       ----------     ----------

Average common shares outstanding - diluted ......      2,659,265      1,552,982
                                                       ==========     ==========

Diluted income per share .........................     $      .73     $      .42
                                                       ==========     ==========


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

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 16 - REGULATORY MATTERS - continued

As of December 31, 2006, the most recent notification from the Bank's primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2006 and 2005.

                                                                                                                  To Be Well-
                                                                                                              Capitalized Under
(Dollars in Thousands)                                                                    For Capital         Prompt Corrective
                                                                       Actual           Adequacy Purposes     Action Provisions
                                                                       ------           -----------------     -----------------
                                                                 Amount       Ratio     Amount      Ratio     Amount        Ratio
                                                                 ------       -----     ------      -----     ------        -----
December 31, 2006
  Total capital (to risk-weighted assets) ................      $23,537       11.57%   $16,280       8.00%   $20,350       10.00%
  Tier 1 capital (to risk-weighted assets) ...............       21,105       10.37%     7,273       4.00%    11,343        6.00%
  Tier 1 capital (to average assets) .....................       21,105       10.27%     7,357       4.00%     9,413        5.00%

December 31, 2005
  Total capital (to risk-weighted assets) ................      $18,994       13.18%   $11,524       8.00%   $14,406       10.00%
  Tier 1 capital (to risk-weighted assets) ...............       17,192       11.93%     5,762       4.00%     8,643        6.00%
  Tier 1 capital (to average assets) .....................       17,192       11.21%     6,133       4.00%     7,666        5.00%

 At December 31, 2006 and 2005 the Company was required to have a total capital to risk-weighted assets ratio of at least 8.00%, a Tier 1 capital to risk-weighted assets ratio of at least 4.00% and a Tier 1 capital to average assets ratio of at least 4.00%. The Company exceeded those limits by a substantial margin for both 2006 and 2005. The Federal Reserve expects bank holding companies with higher levels of risks, or that are experiencing or anticipating significant growth, to maintain capital well above the minimums.

NOTE 17 - UNUSED LINES OF CREDIT

As of December 31, 2006, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $6,200,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. As of December 31, 2006, we had not drawn on these lines of credit. The Company has a line of credit to borrow funds from the Federal Home Loan Bank up to 10% of the Bank's total assets as, which meant $20,869,168 was available as of December 31, 2006. As of December 31, 2006, the Bank had obtained advances totaling $1,000,000. The Company also had a line of credit to borrow funds from Chase Bank up to $10,000,000 as of December 31, 2006. As of December 31, 2006, the Company did not owe any balance on this line.

NOTE 18 - SHAREHOLDERS' EQUITY

Stock Offering - On December 15, 2005, the Company closed on a secondary stock offering whereby 1,000,000 shares of the Company's stock were issued at $16.00 per share. Net proceeds after deducting underwriter discounts and expenses were approximately $14.8 million. Proceeds from the offering are being used to support the growth of the Company. As part of the offering, the Company gave the underwriter an option to purchase an additional 150,000 shares at the offering price for a period of 45 days. This option was exercised in 2006 and the additional proceeds from the sale of this purchase option are also being used to support the growth of the Company.

Restriction on Dividends - The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, there are restrictions on the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans, or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. As of December 31, 2006 and 2005, the Bank had no retained earnings available for dividends.

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

The  following  table  summarizes  the  Company's   off-balance-sheet  financial
instruments whose contract amounts represent credit risk:

                                                            December 31,
                                                            ------------
                                                      2006               2005
                                                      ----               ----

Commitments to extend credit .............        $37,373,769        $30,495,033
                                                  ===========        ===========

Standby letters of credit ................        $ 1,568,954        $ 1,118,352
                                                  ===========        ===========


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

The carrying values and estimated fair values of the Company's financial instruments are as follows:

                                                                                           December 31,
                                                                                           ------------
                                                                         2006                                      2005
                                                                         ----                                      ----
                                                               Carrying          Estimated            Carrying           Estimated
Financial Assets:                                               Amount           Fair Value            Amount            Fair Value
                                                                ------           ----------            ------            ----------
  Cash and due from banks ..........................        $  3,232,394        $  3,232,394        $  3,109,712        $  3,109,712
  Federal funds sold ...............................           8,803,000           8,803,000          17,858,000          17,858,000
  Nonmarketable equity securities ..................             644,400             644,400             511,200             511,200
  Securities available for sale ....................                   -                   -           2,989,688           2,989,688
  Loans receivable .................................         194,784,723         191,695,691         139,152,300         137,089,994
  Accrued interest receivable ......................           1,119,030           1,119,030             649,818             649,818

Financial Liabilities:
  Demand deposit, interest-bearing
    transaction, and savings accounts ..............        $ 62,945,767        $ 62,945,766        $ 54,245,772        $ 54,245,772
  Certificates of deposit and other
    time deposits ..................................         112,636,416         112,748,370          81,499,938          81,051,780
  Advances from Federal Home
    Loan Bank ......................................           1,000,000             997,632           1,000,000             993,698
  Note payable .....................................                   -                   -
  Accrued interest payable .........................           1,531,840           1,531,840             905,271             905,271

                                                                 Notional         Estimated          Notional       Estimated
                                                                  Amount          Fair Value           Amount       Fair Value
                                                                  ------          ----------           ------       ----------
Off-Balance Sheet Financial Instruments:
  Commitments to extend credit ...........................     $37,373,769           $   -           $30,495,033        $ -
  Standby letters of credit ..............................       1,568,954               -             1,118,352          -

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 21 - CAROLINA NATIONAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Carolina National Corporation (Parent Company Only).

                            Condensed Balance Sheets

                                                              December 31,
                                                              ------------
                                                          2006             2005
                                                          ----             ----
Asset
   Cash ............................................   $ 8,401,148   $ 7,844,259
   Investment in banking subsidiary ................    21,971,702    18,478,989
   Loans receivable ................................       168,527       173,772
      Less allowance for loan losses ...............         2,600         2,600
                                                       -----------   -----------
      Loans, net ...................................       165,927       171,172
                                                       -----------   -----------
   Other assets ....................................        54,198             -
                                                       -----------   -----------
      Total assets .................................   $30,592,975   $26,494,420
                                                       ===========   ===========

Liabilities and shareholders' equity
   Other liabilities ...............................   $         -   $   126,506
   Shareholders' equity ............................    30,592,975    26,367,914
                                                       -----------   -----------
      Total liabilities and shareholders' equity ...   $30,592,975   $26,494,420
                                                       ===========   ===========


                       Condensed Statements of Operations
                 For the years ended December 31, 2006 and 2005

                                                                                                     2006                    2005
                                                                                                     ----                    ----
Income ............................................................................             $    13,899              $   174,500

Expenses
   Other expenses .................................................................                 112,705                  119,696
                                                                                                -----------              -----------

Income (loss) before income taxes and equity in
   undistributed income of banking subsidiary .....................................                 (98,806)                  54,804

   Income tax .....................................................................                  42,081                   28,168

   Equity in undistributed income of banking subsidiary ...........................               1,985,907                  620,597
                                                                                                -----------              -----------

Net income ........................................................................             $ 1,929,182              $   647,233
                                                                                                ===========              ===========

                          CAROLINA NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements

NOTE 21 - CAROLINA NATIONAL CORPORATION (PARENT COMPANY ONLY) - continued


                       Condensed Statements of Cash Flows

                 For the years ended December 31, 2006 and 2005

                                                                                                   2006                    2005
                                                                                                   ----                    ----
Cash flows from operating activities:
  Net income .......................................................................           $  1,929,182            $    647,233
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Provision for loan lsses ......................................................                      -                  (8,400)
       Stock based compensation expense ............................................                 31,729                       -
     Increase (decrease) in other assets ...........................................                (54,198)                 37,815
     Equity in undistributed income of banking subsidiary ..........................             (1,985,907)               (620,597)
     (Decrease) increase in other liabilities ......................................               (126,506)                 98,579
                                                                                               ------------            ------------
       Net cash provided by (used for) operating activities ........................               (205,700)                154,630
                                                                                               ------------            ------------

Cash flows from investing activities:
  Purchase of Bank stock ...........................................................                      -              (9,700,000)
   Capital contribution to subsidiary bank .........................................             (1,500,000)
  Net increase in loans ............................................................                  5,245               2,369,039
                                                                                               ------------            ------------
       Net cash used by operating activities .......................................             (1,494,755)             (7,330,961)
                                                                                               ------------            ------------

Cash flows from financing activities:
  Proceeds from exercise of stock options ..........................................                 12,000                       -
  Repayments of notes payable ......................................................                      -                (900,000)
  Issuance of common stock, net ....................................................              2,245,344              14,777,492
                                                                                               ------------            ------------
       Net cash provided by financing activities ...................................              2,257,344              13,877,492
                                                                                               ------------            ------------

Net increase in cash and cash equivalents ..........................................                556,889               6,701,161

Cash and cash equivalents, beginning of year .......................................              7,844,259               1,143,098
                                                                                               ------------            ------------

Cash and cash equivalents, end of year .............................................           $  8,401,148            $  7,844,259
                                                                                               ============            ============

                          CAROLINA NATIONAL CORPORATION

                                 CORPORATE DATA


ANNUAL MEETING:

The Annual Meeting of Shareholders of Carolina National Corporation, will be held at 11:00 a.m. on May 7, 2007 at the Marriott Hotel, 1200 Hampton Street, Columbia, South Carolina.

CORPORATE OFFICE:                                 CORPORATE COUNSEL:


1350 Main Street                                  Haynsworth Sinkler Boyd, P.A.
Columbia, South Carolina 29201                    1201 Main Street, Suite 2200
Phone (803) 779-0411                              Post Office Box 11889
Fax (803) 779-0722                                Columbia, South Carolina 29211

STOCK TRANSFER AGENT:                             INDEPENDENT AUDITORS:

Registrar and Transfer Company                    Elliott Davis, LLC
10 Commerce Drive                                 1901 Main Street, Suite 1650
Cranford, New Jersey 07016                        Post Office Box 2227
                                                  Columbia, South Carolina 29202

STOCK INFORMATION:

The Common Stock of Carolina National Corporation was listed on the NASDAQ exchange under the symbol "CNCP" in December, 2006. Prior to December, 2005, the stock was not listed on any exchange. Prior to listing in 2005, all of the trades during 2005 of which management is aware were at $13.50 per share and occurred during the first three quarters of the year. However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties, and because of the limited number of shares involved, these prices may not be indicative of the market value of the common stock. The following table shows the reported high and low bid sales of our common stock reported Nasdaq Capital Market for the periods shown.

                                                           Year Ended
                                                        December 31, 2005
                                                        -----------------
                                                      Low                High
                                                      ---                ----
Fourth Quarter ...........................        $   16.25          $   18.46

                                                           Year Ended
                                                        December 31, 2006
                                                        -----------------
                                                      Low                High
                                                      ---                ----

First Quarter ............................        $   16.80          $   18.19

Second Quarter ...........................            17.50              20.48

Third Quarter ............................            17.56              19.99

Fourth Quarter ...........................            17.50              18.97


The ability of Carolina National Corporation to pay cash dividends is dependent upon receiving cash in the form of dividends from Carolina National Bank & Trust Company. However, there are restrictions on the ability of the Bank to transfer funds to the Company in the form of cash dividends. All of the Bank's dividends to the Company are payable only from the undivided profits of the Bank. The Company has not declared or paid dividends since its inception and, to support the Company's continuing need for capital to support anticipated asset growth and market expansion, management does not expect to declare or pay dividends in the near future. The Company has approximately 1,800 shareholders of record.

FORM 10-KSB

The Company will furnish copies of the Annual Report on Form 10-KSB free of charge upon written request to Roger Whaley, President and Chief Executive Officer, Carolina National Corporation, 1350 Main Street, Columbia, South Carolina 29201. Copies of the Form 10-KSB may also be obtained from the Securities and Exchange Commission's website at www.sec.gov.